Exhibit 10.1

WALTHAM WOODS CORPORATE CENTER

880 WINTER STREET

WALTHAM, MASSACHUSETTS

Lease Dated November 29, 2021

THIS INSTRUMENT IS AN INDENTURE OF LEASE in which the Landlord and the Tenant are the parties hereinafter named, and which relates to space in a certain building (the “Building”) known as, and with an address at, 880 Winter Street, Waltham, Massachusetts 02451.

The parties to this Indenture of Lease hereby agree with each other as follows:

ARTICLE I

Reference Data

1.1 Subjects Referred To

Each reference in this Lease to any of the following subjects shall be construed to incorporate the data stated for that subject in this Article:

Landlord:	BXP Waltham Woods LLC, a Delaware limited liability company

Landlord’s Original Address	c/o Boston Properties Limited Partnership Prudential Center 800 Boylston Street, Suite 1900 Boston, Massachusetts 02199-8103

Landlord’s Construction Representative:	Name/Email: Phil Cregg pcregg@bxp.com

Tenant:	TScan Therapeutics, Inc., a Delaware corporation

Tenant’s Original Address:	830 Winter Street Waltham, Massachusetts 02451 Attn: Shane Maltbie Attn: Zoran Zdraveski With a copy in all instances to: smaltbie@tscan.com and zzdraveski@tscan.com

Tenant’s Construction Representative:	Name/Email: Shane Maltbie smaltbie@tscan.com and Sarah Plesh splesh@tscan.com

Tenant’s Email Address for Information Regarding Billings and Statements:	smaltbie@tscan.com and splesh@tscan.com

Tenant’s Email Address for Insurance Matters:	smaltbie@tscan.com and splesh@tscan.com

Commencement Date:	As defined in Section 2.4 of this Lease.

Rent Commencement Date:	The date that is two (2) months after the Commencement Date.

Estimated Commencement Date:	November 1, 2022

Term or Lease Term (sometimes called the “Original Term”):

Ten (10) years and two (2) months following the Commencement Date (plus the partial month, if any, immediately following the Commencement Date), unless extended or sooner terminated as provided in this Lease.

Extension Options:	Two (2) period(s) of five (5) year(s) each as provided in and on the terms set forth in Section 9.18 hereof.

The Site:	That certain parcel of land known as and numbered 880 Winter Street, Waltham, Middlesex County, Massachusetts.

The Building:	The Building known as and numbered 880 Winter Street, Waltham, Massachusetts.

The Property:	The Building together with all common areas, parking areas and decks located on the Site.

Office Park:

That certain office park known as Waltham Woods Corporate Center, containing the Property and an adjacent parcel of land with an additional building known as and numbered 890 Winter Street, Waltham, Massachusetts, which Office Park is more particularly described in Exhibit A attached hereto.

Tenant’s Premises:	A portion of the first (1st) floor of the Building and the entire third (3rd) floor of the Building, in accordance with the floor plan annexed hereto as Exhibit D and incorporated herein by reference.

Number of Parking Spaces:	Three hundred forty (340) (being three (3) spaces per 1,000 square feet of the Rentable Floor Area of the Premises). Two hundred ninety-five (295)

(calculated at a rate of 2.6 spaces per 1,000 rentable square feet of Tenant’s Premises) of such spaces shall be unreserved surface parking spaces (“Surface Parking Spaces”) and forty-five (45) (calculated at a rate of 0.4 spaces per 1,000 rentable square feet of Tenant’s Premises) of such spaces shall be unreserved spaces (“Garage Parking Spaces”) located within the garage (“Garage”) underneath the Building.

Annual Fixed Rent:

(a)     From and after the Rent Commencement Date and through the remainder of the Original Term of this Lease, Annual Fixed Rent shall be payable by Tenant as follows:

Rent Year Rate PSF Annual Fixed Rent

Rent Year 1 $67.00 $7,603,629.00

Rent Year 2 $69.01 $7,831,737.87

Rent Year 3 $71.08 $8,066,690.01

Rent Year 4 $73.21 $8,308,690.71

Rent Year 5 $75.41 $8,557,951.43

Rent Year 6 $77.67 $8,814,689.97

Rent Year 7 $80.00 $9,079,130.67

Rent Year 8 $82.40 $9,351,504.59

Rent Year 9 $84.87 $9,632,049.73

Rent Year 10 $87.42 $9,921,011.22

(b) During the extension option periods (if exercised), as determined pursuant to Section 9.18.

Rent Year:

Rent Year 1 shall be the twelve-(12)-month period commencing as of the Rent Commencement Date, except that if the Rent Commencement Date occurs on other than the first day of a calendar month, then Rent Year 1 shall commence as of the Rent Commencement Date and shall end on the last day of the calendar month in which the first anniversary of the Rent Commencement Date occurs. Each Rent Year after Rent Year 1 shall be the twelve-(12)-month period immediately following the preceding Rent Year.

Additional Rent:	All charges and other sums payable by Tenant as set forth in this Lease, in addition to Annual Fixed Rent.

Rentable Floor Area of the Premises:	Approximately 113,487 square feet.

Total Rentable Floor Area of the Building:	Approximately 243,615 square feet.
Tenant’s Share:

A fraction, the numerator of which is the Rentable Floor Area of the Premises and the denominator of which is the Total Rentable Floor Area of the Building. As of the Execution Date, Tenant’s Share with respect to the Premises is 46.58%.

Permitted Use:

Subject to Legal Requirements, research, development and laboratory use together with general office uses related to the same, and other ancillary uses related to the foregoing (including, but not limited to, vivarium uses). Notwithstanding anything in this Lease to the contrary, in no event shall the portion of the Premises that is built out for research and development and laboratory uses constitute less than thirty percent (30%) of the Rentable Floor Area of the Premises.

Broker:	Newmark

Security Deposit:	$4,435,450.00

Guarantor:	None.

1.2 Table of Articles and Sections

ARTICLE I		1
Reference Data		1
1.1	Subjects Referred To	1
1.2	Table of Articles and Sections	4
Exhibits		7
ARTICLE II		8
Building, Premises, Term and Rent		8
2.1	The Premises	8
2.2	Rights to Use Common Facilities	8
2.3	Landlord’s Reservations	9
2.4	Habendum	10
2.5	Fixed Rent Payments	10
2.6	Operating Expenses	11
2.7	Real Estate Taxes	16
2.8	Premises Utilities Charges	18
2.9	[Reserved]	20
2.10	Signage	20

2.11	Tenant’s Access	21
ARTICLE III		22
Condition of Premises; Alterations		22
3.1	Preparation of Premises	22
ARTICLE IV		22
Landlord’s Covenants; Interruptions and Delays		22
4.1	Landlord Covenants	22
4.2	Interruptions and Delays in Services and Repairs, Etc.	23
ARTICLE V		24
Tenant’s Covenants		24
5.1	Payments	25
5.2	Repair and Yield Up	25
5.3	Use	25
5.4	Hazardous Materials	26
5.5	Obstructions; Items Visible From Exterior; Rules and Regulations	31
5.6	Safety Appliances	31
5.7	Assignment; Sublease	32
5.8	Right of Entry	38
5.9	Floor Load; Prevention of Vibration and Noise	39
5.10	Personal Property Taxes	39
5.11	Compliance with Laws	39
5.11	Payment of Litigation Expenses	40
5.13	Alterations	40
5.14	Vendors	42
5.15	OFAC	42
5.16	Cleaning of Premises	43
5.17	Pest Control	43
5.18	Energy Conservation	43
5.19	Recycling	43
5.20	pH System.	43
5.21	Vivarium	44
5.22	Rooftop Premises	45
5.23	Outside Patio	46
ARTICLE VI		48
Casualty and Taking		48
6.1	Damage Resulting from Casualty	48
6.2	Uninsured Casualty	49
6.3	Rights of Termination for Taking	49
6.4	Award	50
ARTICLE VII		51
Default		51
7.1	Tenant’s Default	51

7.2	Landlord’s Default	54
ARTICLE VIII		54
Insurance and Indemnity		54
8.1	Tenant’s Indemnity	54
8.2	Tenant’s Risk	56
8.3	Tenant’s Commercial General Liability Insurance	57
8.4	Tenant’s Property Insurance	57
8.5	Tenant’s Other Insurance	58
8.6	Requirements for Tenant’s Insurance	59
8.7	Additional Insureds	59
8.8	Certificates of Insurance	60
8.9	Subtenants and Other Occupants	60
8.10	No Violation of Building Policies	60
8.11	Tenant to Pay Premium Increases	61
8.12	Landlord’s Insurance	61
8.13	Waiver of Subrogation	61
8.14	Tenant’s Work	62
ARTICLE IX		62
Miscellaneous Provisions		62
9.1	Waiver	62
9.2	Cumulative Remedies	63
9.3	Quiet Enjoyment	63
9.4	Notice to Mortgagee and Ground Lessor	64
9.5	Assignment of Rents	64
9.6	Surrender	65
9.7	Brokerage	65
9.8	Invalidity of Particular Provisions	66
9.9	Provisions Binding, Etc.	66
9.10	Recording; Confidentiality	66
9.11	Notices	67
9.12	When Lease Becomes Binding and Authority	67
9.13	Section Headings	68
9.14	Rights of Mortgagee	68
9.15	Status Reports and Financial Statements	68
9.16	Self-Help	69
9.17	Holding Over	69
9.18	Extension Option	70
9.19	Security Deposit	71
9.20	Late Payment	73
9.21	Tenant’s Payments	73
9.22	Waiver of Trial By Jury	74
9.23	Electronic Signatures	74
9.24	Governing Law	74
9.25	Light and Air	74
9.26	Name of Building	75
9.27	Force Majeure	75

9.28	Right of First Offer	75

Exhibits

There are incorporated as part of this Lease:

Exhibit A -- Description of Office Park

Exhibit B-1 -- Work Agreement

Exhibit B-2 -- Base Building Specifications

Exhibit B-3 -- Tenant Plan and Working Drawing Requirements

Exhibit B-4 -- Final Plan Requirements

Exhibit C -- Landlord’s Services

Exhibit D -- Floor Plan

Exhibit D-1 -- Plan of Location of Emergency Generators

Exhibit D-2 -- Plan of Location of Tenant’s pH System

Exhibit D-3 -- Plan of Location of Outside Patio Area

Exhibit D-4 -- Plan of Location of Tenant’s Signage

Exhibit D-5 -- Plan of Location of Tenant’s Pad Site

Exhibit D-6 -- Plan of Location of the Control Areas

Exhibit E -- Form of Declaration Affixing the Commencement Date of Lease

Exhibit F -- Form of Letter of Credit

Exhibit G -- Forms of Lien Waivers

Exhibit H -- Form of Certificate of Insurance

Exhibit I -- List of Mortgages

Exhibit J -- Hazardous Materials

Exhibit K -- Broker Determination of Prevailing Market Rent

ARTICLE II

Building, Premises, Term and Rent

2.1 The Premises

Landlord hereby demises and leases to Tenant, and Tenant hereby hires and accepts from Landlord, Tenant’s Premises in the Building, excluding exterior faces of exterior walls, the common stairways and stairwells, elevators and elevator wells, fan rooms, electric and telephone closets, janitor closets, freight elevator vestibules, and pipes, ducts, conduits, wires and appurtenant fixtures serving exclusively or in common other parts of the Building and if Tenant’s Premises includes less than the entire rentable area of any floor, excluding the common corridors, elevator lobbies and restrooms located on such floor. Tenant’s Premises with such exclusions is hereinafter referred to as the “Premises.”

2.2 Rights to Use Common Facilities

Subject to Landlord’s right to change or alter any of the following in Landlord’s discretion as herein provided (provided that no such changes or alterations shall materially adversely affect Tenant’s access to or use of the Premises for the Permitted Use or reduce the Number of Parking Spaces allocated to Tenant), Tenant shall have, as appurtenant to the Premises, the non- exclusive right to use in common with others, subject to reasonable rules of general applicability to tenants of the Building from time to time made by Landlord of which Tenant is given notice (a) the common lobbies, corridors, stairways, elevators and loading platform of the Building, and the pipes, ducts, conduits, wires and appurtenant meters and equipment serving the Premises in common with others, (b) common walkways and driveways necessary for access to the Building, and (c) if the Premises include less than the entire rentable floor area of any floor, the common restrooms, corridors and elevator lobby of such floor. Notwithstanding anything to the contrary herein, Landlord has no obligation to allow any particular telecommunication service provider to have access to the Building or to the Premises except as may be required by applicable law. If Landlord permits such access, Landlord may condition such access upon the payment to Landlord by the service provider of fees assessed by Landlord in its reasonable discretion.

2.2.1 Tenant’s Parking

In addition, Tenant shall have the right to use in the parking areas on the Site the Number of Parking Spaces (referred to in Section 1.1) for the parking of automobiles in common with use by other tenants from time to time of the Property, provided, however, that Landlord shall not be obligated to furnish stalls or spaces on the Site specifically designated for Tenant’s use. Notwithstanding the foregoing, and provided Tenant has not assigned this Lease or sublet all or any portion of the Premises (except to a Permitted Transferee), if Landlord grants reserved parking rights to another tenant in the Building, Landlord shall grant similar reserved parking rights, on a proportionate basis, to Tenant. In the event that the Rentable Floor Area of the Premises is changed at any time during the Lease Term as set forth in any future amendment hereto, the Number of Parking Spaces provided to Tenant hereunder shall be adjusted proportionately. Tenant covenants and agrees that it and all persons claiming by, through and under it, shall at all times abide by all reasonable rules and regulations promulgated by Landlord with respect to the use of the parking areas on the Site and in the Garage. The parking privileges granted herein are non-transferable except to a permitted assignee or subtenant as provided in Section 5.7. Further, Landlord assumes no responsibility whatsoever for loss or damage due to fire, theft or otherwise to any automobile(s) parked on the Site or in the Garage or to any personal property therein, however caused, and Tenant covenants and agrees, upon request from Landlord from time to time, to notify its officers, employees, agents and invitees of such limitation of liability. Tenant acknowledges and agrees that a license only is hereby granted, and no bailment is intended or shall be created.

2.2.2 Café

Subject to the provisions of this Section 2.2.2, Tenant and its employees shall have the right to use in common with others entitled thereto the cafeteria currently being operated in the Building (the “Cafeteria”) for so long as Landlord or any third party operator shall operate such Cafeteria. Any amounts paid by Landlord to any third-party operator(s) on account of its operation of the Cafeteria shall be included in Operating Expenses, as shall all of Landlord’s costs of cleaning, maintaining, and repairing the Cafeteria (collectively, referred to herein as “Cafeteria Costs”). During the Term, as the same may be extended hereby, Landlord shall continuously operate the Cafeteria, subject to Force Majeure and Landlord’s right to temporarily close the Cafeteria for repairs or remodeling, which will provide food services substantially similar to those currently provided at the Cafeteria; provided, however, that notwithstanding the foregoing to the contrary, Landlord shall have the right to close the Cafeteria if (i) Landlord determines, in its reasonable discretion, that it is not economically feasible to maintain the Cafeteria due to non-use by tenants of the Building, or (ii) Landlord causes alternate food services to be provided at the Building and/or Office Park, including, without limitation, daily lunch service by food trucks or Fooda (or similar providers).

2.3 Landlord’s Reservations

Landlord reserves the right from time to time, without unreasonable interference with Tenant’s use, and provided the Number of Parking Spaces allocated to Tenant shall not be reduced except in accordance with Section 2.2.1, above: (a) to install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Building, or either, pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises or Building, (b) to perform, or cause to be performed, construction in the common areas and facilities or other leased areas on the Property or in the Office Park and (c) to reduce, increase, enclose or otherwise change at any time and from time to time the size, number, location, lay-out and nature of the common areas and facilities and other tenancies and premises on the Property or in the Office Park, to create additional rentable areas through use or enclosure of common areas, and to dedicate roads within the Office Park for public use. Installations, replacements and relocations referred to in clause (a) above shall be located so far as practicable in the central core area of the Building, above ceiling surfaces, below floor surfaces or within perimeter walls of the Premises. In performing any non-emergency work pursuant to this Section 2.3, Landlord shall take reasonable steps to minimize interference with Tenant’s operations in the Premises.

Landlord reserves and excepts for its benefit all rights of ownership and use in all respects outside the Premises, including without limitation, the Building and all other structures and improvements and parking areas and common areas in the Office Park or on the Site. Without limitation of the foregoing reservation of rights by Landlord, but subject to the applicable provisions of this Lease, it is understood that in its sole discretion Landlord shall have the right to change and rearrange the common areas, to change, relocate and eliminate facilities therein, to erect new buildings thereon, to permit the use of or lease all or part thereof and to sell, lease or dedicate all or part thereof to public use; and further that Landlord, shall have the right to make changes in, additions to and eliminations from the Building and other structures and improvements in the Office Park or on the Site, the Premises excepted; provided however that Tenant, its employees, agents, clients, customers, and invitees shall at all times have reasonable access to the Building and Premises.

2.4 Habendum

Tenant shall have and hold the Premises for a period commencing on the earlier of (a) that date on which the Landlord’s Work is Substantially Completed (as defined in Exhibit B-1 hereof), or (b) that date on which Tenant commences occupancy of any portion of the Premises for the Permitted Uses (such date being the “Commencement Date”), and continuing for the Term unless sooner terminated pursuant to the provisions of this Lease or unless extended as provided in Section 9.18.

As soon as may be convenient after the date has been determined on which the Term commences as aforesaid, Landlord and Tenant agree to join with each other in the execution of a written Declaration Affixing the Commencement Date of Lease, in the form of Exhibit E, in which the date on which the Term commences as aforesaid and the Term of this Lease shall be stated.

2.5 Fixed Rent Payments

Tenant agrees to pay to Landlord, on the Rent Commencement Date and thereafter monthly, in advance, (1) on the first day of each and every calendar month during the Original Term, a sum equal to one twelfth (1/12th) of the Annual Fixed Rent (sometimes hereinafter referred to as “fixed rent”) and (2) on the first day of each and every calendar month during each extension option period (if exercised), a sum equal to (a) one twelfth (1/12th) of the Annual Fixed Rent as determined in Section 9.18 for the applicable extension option period. Until notice of some other designation is given, fixed rent and all other charges for which provision is herein made shall be paid by remittance to or for the order of Landlord either (i) via the VersaPay ARC, Boston Properties on-line Tenant Portal for which an invite will be sent to Tenant from the VersaPay ARC platform from the email address noreply@versapay.com (please contact Landlord at ARDept@bxp.com with any inquiries respecting VersaPay), (ii) by ACH transfer to Bank of America in Dallas, Texas, Bank Routing Number 111 000 012 referencing Account Number 3756454460, Account Name of Boston Properties, LP, Tenant’s name and the Property address or (iii) by mail to P.O. Box 3557, Boston, Massachusetts 02241-3557.

Annual Fixed Rent for any partial month shall be paid by Tenant to Landlord at such rate on a pro rata basis, and, if the Rent Commencement Date is a day other than the first day of a calendar month, the first payment of Annual Fixed Rent which Tenant shall make to Landlord shall be a payment equal to a proportionate part of such monthly Annual Fixed Rent for the partial month from the Rent Commencement Date to the first day of the succeeding calendar month.

Additional Rent payable by Tenant on a monthly basis, as hereinafter provided, likewise shall be prorated, and the first payment on account thereof shall be determined in similar fashion but shall commence on the Commencement Date (unless otherwise stated herein); and other provisions of this Lease calling for monthly payments shall be read as incorporating this undertaking by Tenant.

The Annual Fixed Rent and all other charges for which provision is herein made shall be paid by Tenant to Landlord, without offset, deduction or abatement except as otherwise specifically set forth in this Lease.

2.6 Operating Expenses

“Landlord’s Operating Expenses” means the cost of operation of the Building and the Site (including, without limitation, costs associated with the operation of other portions of the Office Park and other off site areas appurtenant to the Office Park, pursuant to matters of record benefitting and providing services to the Property as part of the Office Park as a whole, to the extent allocable to the Property) which shall exclude costs of special services rendered to tenants (including Tenant) for which a separate charge is made, but shall include, without limitation, the following: premiums for insurance carried with respect to the Building and the Site (including, without limitation, liability insurance, insurance against loss in case of fire or casualty and insurance of monthly installments of fixed rent and any Additional Rent which may be due under this Lease and other leases of space in the Building for not more than 12 months in the case of both fixed rent and Additional Rent and if there be any first mortgage of the Property, including such insurance as may be required by the holder of such first mortgage); compensation and all fringe benefits, worker’s compensation insurance premiums and payroll taxes paid to, for or with respect to all persons engaged in the operating, maintaining or cleaning of the Building or Site; water, sewer, electric, gas, oil and telephone charges associated with the common areas of the Building and the Site (excluding utility charges separately chargeable to tenants); cost of building and cleaning supplies and equipment; cost of maintenance, cleaning and repairs (other than repairs not properly chargeable against income or reimbursed from contractors under guarantees); cost of snow removal and care of landscaping; cost of operating, maintaining and cleaning the cafeteria, fitness center, shuttle services, any shared conference facilities or any other amenities serving the Building; payments under service contracts with independent contractors; management fees at reasonable rates for self-managed buildings consistent with the type of occupancy and the service rendered, but in no event in excess of 3.0% of the Annual Fixed Rent; costs of maintaining a regional property management office in connection with the operation, management and maintenance of the Building; all costs of applying and reporting for the Building or any part thereof to seek or maintain certification under the U.S. EPA’s Energy Star® rating system, the U.S. Green Building Council’s Leadership in Energy and Environmental Design (LEED) rating system or a similar system or standard; and all other reasonable and necessary expenses paid in connection with the operation, cleaning and maintenance of the Building and the Site and properly chargeable against income. Landlord’s Operating Expenses shall include depreciation for capital expenditures made by Landlord during the Lease Term (i) to reduce Landlord’s Operating Expenses if Landlord shall have reasonably determined that the annual reduction in Landlord’s Operating Expenses shall exceed depreciation therefor or (ii) to comply with applicable laws, rules, regulations, requirements, statutes, ordinances, by-laws and court decisions of all public authorities which are now or hereafter in force (the capital expenditures described in subsections (i) and (ii) being hereinafter referred to as “Permitted Capital Expenditures”), plus in the case of both (i) and (ii) an interest factor, reasonably determined by Landlord, as being the interest rate then charged for long term mortgages by institutional lenders on like properties within the locality in which the Building is located, and depreciation in the case of both (i) and (ii) shall be determined by dividing the original cost of such capital expenditure by the number of years of useful life of the capital item acquired and the useful life shall be reasonably determined by Landlord in accordance with generally accepted accounting principles and practices in effect at the time of acquisition of the capital item; provided, however, if Landlord reasonably concludes on the basis of engineering estimates that a particular capital expenditure will effect savings in other Landlord’s Operating Expenses, including, without limitation, energy related costs, and that such projected savings will, on an annual basis (“Projected Annual Savings”), exceed the annual depreciation therefor, then and in such event the amount of depreciation for such capital expenditure shall be increased to an amount equal to the Projected Annual Savings; and in such circumstance, the increased depreciation (in the amount of the Projected Annual Savings) shall be made for such period of time as it would take to fully amortize the cost of the item in question, together with interest thereon at the interest rate as aforesaid in equal monthly payments, each in the amount of 1/12th of the Projected Annual Savings, with such payment to be applied first to interest and the balance to principal.

Notwithstanding the foregoing, the following costs and expenses shall be excluded from Landlord’s Operating Expenses:

(a) real estate taxes payable pursuant to Section 2.7;

(b) principal or interest on indebtedness, debt amortization or ground rent paid by Landlord in connection with any mortgages, deeds of trust or other financing encumbrances, or ground leases of the Building or the Site or all or any portion of the Office Park;

(c) capital improvements to the Property other than Permitted Capital Expenditures;

(d) legal, auditing, consulting and professional fees and other costs paid or incurred in connection with financings, refinancings (including, without limitation, points, fees, interest and principal) or sales of any interest in Landlord or of Landlord’s interest in the Building or the Site or in connection with any ground lease (including, without limitation, recording costs, mortgage recording taxes, title insurance premiums and other similar costs, but excluding those legal, auditing, consulting and professional fees and other costs incurred in connection with the normal and routine maintenance and operation of the Building and/or the Site);

(e) legal fees, space planner’s fees, architect’s and engineer’s fees, leasing and brokerage commissions, advertising and promotional expenditures and any other marketing expense incurred in connection with the leasing of space in the Building (including new leases, lease amendments, lease terminations and lease renewals);

(f) the cost of any items to the extent to which such cost is reimbursable to Landlord by tenants of the Property (other than pursuant to this Section 2.6), or other third parties, or is covered by a warranty to the extent of reimbursement for such coverage;

(g) expenditures for any leasehold improvement which is made in connection with the preparation of any portion of the Building for occupancy by any tenant or which is not made generally to or for the benefit of the Building or the Site;

(h) the cost of performing work or furnishing service to or for any tenant other than Tenant, at Landlord’s expense, to the extent such work or service is in excess of any work or service Landlord is obligated to provide to Tenant or generally to other tenants in the Building at Landlord’s expense;

(i) the cost of repairs or replacements incurred by reason of fire or other casualty, or condemnation (other than costs not in excess of the deductible on any insurance maintained by Landlord which provides a recovery for such repair or replacement), to the extent Landlord actually receives proceeds of property and casualty insurance policies or condemnation awards or would have received such proceeds had Landlord maintained the insurance required to be maintained by Landlord under this Lease;

(j) the cost of acquiring sculptures, paintings or other objects of fine art in the Building in excess of amounts typically spent for such items in buildings of comparable quality in the competitive area of the Building;

(k) reserves of any kind, including, without limitation, replacement or contingency reserves or any bad debt loss, rent loss, or reserves for bad debt or rent loss;

(l) unfunded contributions to operating expense reserves by other tenants;

(m) contributions to charitable or political organizations in excess of amounts typically spent for such contributions in Class A mixed use lab and office buildings of comparable quality in the competitive area of the Building;

(n) damage and repairs necessitated by the negligence or willful misconduct of Landlord Parties;

(o) fees, costs and expenses incurred by Landlord in connection with or relating to claims against or disputes with tenants of the Building;

(p) interest, fines or penalties for late payment or violations of Legal Requirements by Landlord, if any, except to the extent incurring such expense is either (a) a reasonable business expense under the circumstances or (b) caused by a corresponding late payment or violation of a Legal Requirement by Tenant, in which event Tenant shall be responsible for the full amount of such expense;

(q) the cost of testing, remediation and removal of Hazardous Materials (as that term is defined in Section 5.4 below) in the Building or on the Property or Office Park required by Environmental Laws (as that term is defined in Section 5.4 below), and the cost of defending against claims in regard to the existence or release of Hazardous Materials at, around or under the Building or the Property or Office Park, provided, however, that the provisions of this clause (q) shall not preclude the inclusion of costs with respect to materials (whether existing at the Property as of the date of this Lease or subsequently introduced to the Property) which are not as of the date of this Lease (or as of the date of introduction) deemed to be Hazardous Materials under applicable Environmental Laws but which are subsequently deemed to be Hazardous Materials under applicable Environmental Laws (it being understood and agreed that Tenant shall nonetheless be responsible under Section 5.4 of this Lease for all costs of remediation and removal of Hazardous Materials to the extent caused by Tenant Parties);

(r) costs of replacements, alterations or improvements necessary to make the Building, Property or the Office Park comply with Legal Requirements in effect and applicable to the Building, Property and/or the Office Park prior to the date of this Lease, except to the extent the need for such replacements, alterations or improvements is caused by Tenant Parties (in which case Tenant shall nonetheless be responsible for such costs in accordance with Section 5.11 of this Lease), provided, however, that the provisions of this clause (r) shall not preclude the inclusion of costs of compliance with Legal Requirements enacted prior to the date of this Lease if such compliance is required for the first time by reason of any amendment, modification or reinterpretation of a Legal Requirement which is imposed after the date of this Lease;

(s) costs for the original construction and development of the Building and nonrecurring costs for the repair or replacement of any structural portion of the Building made necessary as a result of defects in the original design, workmanship or materials;

(t) costs and expenses incurred for the administration of the entity which constitutes Landlord, as the same are distinguished from the costs of operation, management, maintenance and repair of the Property, including, without limitation, entity accounting and legal matters;

(u) salaries and all other compensation (including fringe benefits) of partners, officers and executives above the grade of regional property manager;

(v) the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Property unless such wages and benefits are prorated on a reasonable basis to reflect time spent on the operation and management of the Property vis-à-vis time spent on matters unrelated to the operation and management of the Property;

(w) except as may be otherwise expressly provided in this Lease with respect to specific items, the cost of any services or materials provided by any party related to Landlord, to the extent such cost exceeds, the reasonable cost for such services or materials absent such relationship in self-managed buildings similar to the Building in the vicinity of the Building;

(x) any management fee other than the management fee set forth in the first paragraph of this Section 2.6; and

(y) depreciation for the Building.

To the extent that Landlord owns other buildings in the Office Park, Landlord’s Operating Expenses that relate to the common areas of the Office Park (and not exclusively to the Building or exclusively to any other buildings within the Office Park) shall be reasonably allocated by Landlord among all such buildings in the Office Park.

Commencing as of the Rent Commencement Date and continuing thereafter throughout the remainder of the Term of the Lease, Tenant shall pay to Landlord, as Additional Rent, Tenant’s Share of Operating Expenses at the time and in the fashion herein provided for the payment of Annual Fixed Rent. Landlord may make a good faith estimate of Tenant’s Share of Operating Expenses for any fiscal year or part thereof during the Term, and Tenant shall pay to Landlord, on the Rent Commencement Date and on the first (1st) day of each calendar month thereafter, an amount equal to Tenant’s Share of Operating Expenses for such fiscal year and/or part thereof divided by the number of months therein. Landlord may estimate and re-estimate Tenant’s Share of Operating Expenses and deliver a copy of the estimate or re-estimate to Tenant. Thereafter, the monthly installments of Tenant’s Share of Operating Expenses shall be appropriately adjusted in accordance with the estimations so that, by the end of the calendar year in question, Tenant shall have paid all of Tenant’s Share of Operating Expenses as estimated by Landlord. Any amounts paid based on such an estimate shall be subject to adjustment as herein provided when actual Operating Expenses are available for each calendar year. As of the Execution Date, the Property’s calendar year is January 1 – December 31.

If the Rent Commencement Date or the expiration date of the Lease Term occurs in the middle of a calendar year, Tenant shall be liable for only that portion of the Operating Expenses with respect to such calendar year within the Term.

Not later than one hundred and twenty (120) days after the end of the first calendar year or fraction thereof ending December 31 and of each succeeding calendar year during the Term or fraction thereof at the end of the Term, Landlord shall render Tenant a statement in reasonable detail and according to usual accounting practices certified by a representative of Landlord, showing for the preceding calendar year or fraction thereof, as the case may be, Landlord’s Operating Expenses. Failure of Landlord to provide the statement within one hundred twenty (120) days shall not relieve Tenant from its obligations hereunder provided, however, Landlord shall be obligated to bill any Operating Expenses on or before the date which is two (2) years after the end of the fiscal year in which the expenditure is made. Said statement to be rendered to Tenant shall also show for the preceding year or fraction thereof as the case may be the amounts of Operating Expenses already paid by Tenant as Additional Rent, and the amount of Operating Expenses remaining due from, or overpaid by, Tenant for the year or other period covered by the statement. Within thirty (30) days after the date of delivery of such statement, Tenant shall pay to Landlord the balance of the amounts, if any, required to be paid pursuant to the above provisions of this Section 2.6 with respect to the preceding year or fraction thereof, or Landlord shall credit any amounts due from it to Tenant pursuant to the above provisions of this Section 2.6 against (i) monthly installments of Annual Fixed Rent next thereafter coming due or (ii) any sums then due from Tenant to Landlord under this Lease (or refund such portion of the overpayment as aforesaid if the Term has ended and Tenant has no further obligation to Landlord).

Notwithstanding the foregoing, in determining the amount of Landlord’s Operating Expenses for any calendar year or portion thereof falling within the Lease Term, if less than ninety-five percent (95%) of the Total Rentable Floor Area of the Building shall have been occupied by tenants at any time during the period in question, then, at Landlord’s election, those components of Landlord’s Operating Expenses that vary based on occupancy for such period shall be adjusted to equal the amount such components of Landlord’s Operating Expenses would have been for such period had occupancy been ninety-five percent (95%) throughout such period.

Subject to the provisions of this paragraph, Tenant shall have the right, at Tenant's cost and expense, to examine all documentation and calculations prepared in the determination of Landlord’s Operating Expenses:

(i) Such documentation and calculation shall be made available to Tenant at the offices where Landlord keeps such records during normal business hours within a reasonable time after Landlord receives a written request from Tenant to make such examination.

(ii) Tenant shall have the right to make such examination no more than once in respect of any period in which Landlord has given Tenant a statement of the actual amount of Landlord’s Operating Expenses.

(iii) Any request for examination in respect of any Operating Year may be made no more than ninety (90) days after Landlord advises Tenant of the actual amount of Landlord’s Operating Expenses in respect of such period.

(iv) Such examination may be made only by a national recognized independent certified public accounting firm approved by Landlord. Without limiting Landlord's approval rights, Landlord may withhold its approval of any examiner of Tenant who is being paid by Tenant on a contingent fee basis.

(v) As a condition to performing any such examination, Tenant and its examiners shall be required to execute and deliver to Landlord an agreement, in form acceptable to Landlord, agreeing to keep confidential any information which it discovers about Landlord or the Building in connection with such examination. Without limiting the foregoing, such examiners shall be required to agree that they will not represent any other tenant in the Building or in other buildings owned by Landlord or an affiliate of Landlord.

2.7 Real Estate Taxes

Commencing as of the Rent Commencement Date and continuing thereafter throughout the remainder of the Term of the Lease, Tenant shall pay to Landlord, as Additional Rent, Tenant’s Share of Real Estate Taxes at the time and in the fashion herein provided for the payment of Annual Fixed Rent. Landlord may make a good faith estimate of the Real Estate Taxes to be due by Tenant for any Tax Year or part thereof during the Term, and Tenant shall pay to Landlord, on the Rent Commencement Date and on the first (1st) day of each calendar month thereafter, an amount equal to Tenant’s Share of Real Estate Taxes for such Tax Year or part thereof divided by the number of months therein. Landlord may estimate and re-estimate Tenant’s Share of Real Estate Taxes and deliver a copy of the estimate or re-estimate to Tenant. Thereafter, the monthly installments of Tenant’s Share of Real Estate Taxes shall be appropriately adjusted in accordance with the estimations so that, by the end of the Tax Year in question, Tenant shall have paid all of Tenant’s Share of Real Estate Taxes as estimated by Landlord. Any amounts paid based on such an estimate shall be subject to adjustment as herein provided when actual Real Estate Taxes are available for each Tax Year. If the total of such monthly remittances is greater than Tenant’s Share of Real Estate Taxes actually due for such Tax Year, then, provided no Event of Default has occurred nor any event which, with the passage of time and/or the giving of notice would constitute an Event of Default, Tenant may credit the difference against the next installment of Additional Rent on account of Real Estate Taxes due hereunder, except that if such difference is determined after the end of the Term, Landlord shall refund such difference to Tenant within thirty (30) days after such determination to the extent that such difference exceeds any amounts then due from Tenant to Landlord. If the total of such remittances is less than Tenant’s Share of Real Estate Taxes actually due for such Tax Year, Tenant shall pay the difference to Landlord, as Additional Rent hereunder, within ten (10) days of Tenant’s receipt of an invoice therefor. Landlord’s estimate for the next Tax Year shall be based upon actual Real Estate Taxes for the prior Tax Year plus a reasonable adjustment based upon estimated increases in Real Estate Taxes. The provisions of this Section 2.7 shall survive the expiration or earlier termination of this Lease.

Reasonable third-party out of pocket expenditures for legal fees and for other expenses incurred in seeking the tax refund or abatement may be charged against the tax refund or abatement before the adjustments are made for the Tax Year. Only Landlord shall have the right to institute tax reduction or other proceedings to reduce Real Estate Taxes or the valuation of the Building and the Site.

To the extent that Real Estate Taxes shall be payable to the taxing authority in installments with respect to periods less than a Tax Year, the foregoing statement shall be rendered and payments made on account of such installments.

Terms used herein are defined as follows:

(i) “Tax Year” means the twelve-month period beginning July 1 each year during the Term or if the appropriate governmental tax fiscal period shall begin on any date other than July 1, such other date.

(iii) “Real Estate Taxes” means all taxes and special assessments of every kind and nature and user fees and other like fees assessed by any governmental authority (including, but not limited to, any tax, assessment or charge resulting from the creation of a special improvement district) on the Building or Site which the Landlord shall become obligated to pay because of or in connection with the ownership, leasing and operation of the Site, the Building and the Property (including without limitation, if applicable, the excise prescribed by Massachusetts General Laws (Ter Ed) Chapter 121A, Section 10 and amounts in excess thereof paid to the City of Waltham pursuant to agreement between Landlord and the City) and reasonable expenses of and fees for any formal or informal proceedings for negotiation or abatement of taxes. The amount of special taxes or special assessments to be included shall be limited to the amount of the installment (plus any interest, other than penalty interest, payable thereon) of such special tax or special assessment required to be paid during the year in respect of which such taxes are being determined, calculated as if Landlord had elected to pay such special taxes or assessments over the longest period allowed by law (whether or not Landlord so elects). There shall be excluded from such taxes all income, estate, succession, inheritance, franchise and transfer taxes, and any fees, penalties, or interest due to the fault of Landlord. If at any time during the Term the present system of ad valorem taxation of real property shall be changed so that in lieu of the whole or any part of the ad valorem tax on real property there shall be assessed on Landlord a capital levy or other tax on the gross rents received with respect to the Site or Building or Property, federal, state, county, municipal, or other local income, franchise, excise or similar tax, assessment, levy or charge (distinct from any now in effect in the jurisdiction in which the Property is located) measured by or based, in whole or in part, upon any such gross rents, then any and all of such taxes, assessments, levies or charges, to the extent so measured or based, shall be deemed to be included within the term “Real Estate Taxes” but only to the extent that the same would be payable if the Site and Buildings were the only property of Landlord.

(iv) If the Rent Commencement Date or the Expiration Date occurs in the middle of a Tax Period, Tenant shall be liable for only that portion of the Taxes, as the case may be, with respect to such Tax Period within the Term.

2.8 Premises Utilities Charges

2.8.1 Electricity. As part of the Tenant Improvement Work (as hereinafter defined), Landlord shall install utility meters and/or check meters to monitor the usage of electricity in and/or serving the Premises (including, without limitation, electricity for lights, plugs and HVAC) ("Premises Electricity"). Tenant acknowledges that the electrical infrastructure serving the Premises will be delivered in "as-is" condition on the Commencement Date. Tenant shall be separately billed by Landlord for all such Premises Electricity. Tenant shall pay to Landlord, in advance, on the first day of each and every calendar month during the Term, an amount reasonably estimated by Landlord from time to time to cover Tenant's monthly payments for Premises Electricity and Tenant shall pay such monthly charges to Landlord, as Additional Rent, in the fashion herein provided for the payment of Annual Fixed Rent. Beginning in the second (2nd) full Operating Year (as defined below), Landlord shall base such estimated payment amounts on Tenant's actual consumption of Premises Electricity during the immediately preceding Operating Year. After the end of each Operating Year, Landlord shall provide to Tenant a statement (each, an "Electric Statement") of the actual amount of Premises Electricity consumed during the preceding Operating Year. Said Utility Statement to be rendered to Tenant also shall show, for the preceding Operating Year, the amount already paid by Tenant on account of Premises Electricity, and the amount remaining due from, or overpaid by, Tenant for such Operating Year covered by the Electric Statement based on the check meter readings taking into account and reflecting the monthly estimated payments made by Tenant pursuant to this Section. Within thirty (30) days after the date of delivery of such Electric Statement, Tenant shall pay to Landlord the balance of the amounts, if any, required to be paid pursuant to the above provisions of this Section with respect to the preceding Operating Year, or Landlord shall credit any amounts due from it to Tenant pursuant to the above provisions of this Section against (i) monthly installments of Annual Fixed Rent next thereafter coming due or (ii) any sums then due from Tenant to Landlord under this Lease (or refund such overpayment within 30 days as aforesaid if the Term has ended and Tenant has no further monetary obligation to Landlord). Further, Landlord may send periodic statements during any Operating Year showing, for the preceding billing period(s), the costs of furnishing Premises Electricity to the Premises. If such periodic, mid-Operating Year statements show that Tenant's actual usage of Premises Electricity is greater or less than the preceding Operating Year's actual usage upon which Tenant's estimated payments are then being based, then Landlord may adjust such estimated payments accordingly for the remainder of such Operating Year (with the same true-up process set forth above to occur at the end of the applicable Operating Year). As used herein, "Operating Year" shall mean a period of twelve (12) consecutive calendar months, commencing on the first day of January in each year, except that the first Operating Year of the Lease Term hereof shall be the period commencing on the Commencement Date and ending on December 31 of the same calendar year, and the last Operating Year of the Term hereof shall be the period commencing on January 1 of the calendar year in which the Lease Term ends, and ending with the date on which the Lease Term ends.

2.8.2 Gas. As part of the Tenant Improvement Work (as hereinafter defined), Landlord shall install a utility meter to monitor the usage of gas in and/or serving the Premises. Promptly following the Commencement Date, Tenant shall establish an account directly with the utility companies or providers and shall make payment to such companies or providers, not later than the due date therefor, of all charges associated with the meter(s) measuring consumption of all gas in and/or serving the Premises for Tenant (including, without limitation natural gas associated with use of Tenant's Emergency Back-Up Equipment). Tenant further covenants and agrees to defend, save harmless and indemnify Landlord against all liability, cost and damage incurred by Landlord that arises out of or is in any way connected to Tenant's payment, nonpayment or late payment of any charges or deposits to such gas utility companies or providers.

2.8.3 Water. As part of the Tenant Improvement Work (as hereinafter defined), Landlord shall install a check meter to monitor the usage of water in and/or serving the Premises (“Premises Water”). Tenant shall be separately billed by Landlord for all such Premises Water. Tenant shall pay to Landlord, in advance, on the first day of each and every calendar month during the Term, an amount reasonably estimated by Landlord from time to time to cover Tenant's monthly payments for Premises Water and Tenant shall pay such monthly charges to Landlord, as Additional Rent, in the fashion herein provided for the payment of Annual Fixed Rent. Beginning in the second (2nd) full Operating Year, Landlord shall base such estimated payment amounts on Tenant's actual consumption of Premises Water during the immediately preceding Operating Year. After the end of each Operating Year, Landlord shall provide to Tenant a statement (each, a "Water Statement") of the actual amount of Premises Water consumed during the preceding Operating Year. Said Utility Statement to be rendered to Tenant also shall show, for the preceding Operating Year, the amount already paid by Tenant on account of Premises Water, and the amount remaining due from, or overpaid by, Tenant for such Operating Year covered by the Water Statement based on the check meter readings taking into account and reflecting the monthly estimated payments made by Tenant pursuant to this Section. Within thirty (30) days after the date of delivery of such Water Statement, Tenant shall pay to Landlord the balance of the amounts, if any, required to be paid pursuant to the above provisions of this Section with respect to the preceding Operating Year, or Landlord shall credit any amounts due from it to Tenant pursuant to the above provisions of this Section against (i) monthly installments of Annual Fixed Rent next thereafter coming due or (ii) any sums then due from Tenant to Landlord under this Lease (or refund such portion of the overpayment within 30 days as aforesaid if the Term has ended and Tenant has no further obligation to Landlord). Further, Landlord may send periodic statements during any Operating Year showing, for the preceding billing period(s), the costs of furnishing Premises Water to the Premises. If such periodic, mid-Operating Year statements show that Tenant's actual usage of Premises Water is greater or less than the preceding Operating Year's actual usage upon which Tenant's estimated payments are then being based, then Landlord may adjust such estimated payments accordingly for the remainder of such Operating Year (with the same true-up process set forth above to occur at the end of the applicable Operating Year).

2.8.4 Utility Information. Tenant shall provide Landlord, within ten (10) business days after written request therefor, with readily available information regarding Tenant's consumption of electricity, gas, water/sewer, and/or other utilities at the Premises (to the extent Tenant contracts directly with utility companies or providers for any of the foregoing) as may be reasonably required by Landlord in connection with any LEED or similar environmental grading system applicable to the Property or any Legal Requirements; provided that such information may not be requested by Landlord more than two (2) times in any given calendar year. The provisions of this Section shall survive for a period of two (2) years after the expiration or termination of this Lease.

2.9 [Reserved]

2.10 Signage

2.10.1 Restrictions

Tenant shall have the right, at Tenant’s expense, to install Building standard signage identifying Tenant’s business at the entrance to the Premises, which signage shall be subject to Landlord’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Subject to the foregoing, Tenant shall not place or suffer to be placed or maintained on the exterior of the Premises, or any part of the interior visible from the exterior thereof, any sign, banner, advertising matter or any other thing of any kind (including, without limitation, any hand-lettered advertising), and shall not place or maintain any decoration, letter or advertising matter on the glass of any window or door of the Premises without first obtaining Landlord’s written approval. No signs may be put on or in any window or elsewhere if visible from the exterior of the Building.

2.10.2 Building Directory

Landlord shall list Tenant within the directory in the Building lobby. The initial listing shall be at Landlord’s cost and expense, and any changes to such directory listing shall be at Tenant’s cost and expense. Tenant shall have the right, at Tenant’s cost and expense, to install a Building standard Tenant identification sign at the entrance to the Premises.

2.10.3 Building Façade; Monument Signage

(1) Subject to the provisions of this Section 2.10.3, so long as (x) the original Tenant under this Lease (or a Permitted Transferee) has not assigned this Lease or subleased more than 25% of the Premises (other than to a Permitted Transferee) (the “Signage Occupancy Threshold”) and (y) there have been not more than four (4) monetary Events of Default by Tenant (collectively with the Signage Occupancy Threshold, the “Signage Conditions”), Tenant shall be entitled to install and maintain signage identifying its name and logo (collectively, the “Tenant Signs”) (x) on the façade of the Building in one (1) of the locations shown on Exhibit D-4 attached hereto (Tenant to select among two specified options) and (y) on the monument sign located at the entrance to the Office Park in the location shown on Exhibit D-4 attached hereto, provided that (A) Landlord shall have the right to approve detailed installation specifications for Tenant Signs, and (B) Tenant shall have the right to change its logo on the Tenant Signs from time to time, at Tenant’s sole cost and expense, with Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. If Tenant ceases to satisfy either of the Signage Conditions, then Tenant shall, upon written notice from Landlord, promptly remove the Tenant Signs from the exterior area of the Building and Office Park and shall not have the right to re-install the Tenant Signs or install any other sign on the exterior of the Building or the Office Park during the balance of the Term of this Lease.

(2) Tenant’s rights to install and maintain Tenant Signs under this Section 2.10.3 are personal to TScan Therapeutics, Inc., except that Tenant shall have the right to assign its rights under this Section 2.10.3 (except as provided below) to a Permitted Transferee (subject, however, to the Signage Conditions being satisfied). If Tenant assigns its rights under this Section 2.10.3 to a Permitted Transferee, then such Permitted Transferee’s logo and brand to be displayed on any Tenant Sign shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld.

(3) All Tenant Signs shall: (i) be installed, maintained, and removed at Tenant’s sole cost and expense, (ii) comply with all applicable Legal Requirements, (iii) comply with all applicable requirements under all matters of record in existence as of the Effective Date, and (iv) be conditioned upon Tenant obtaining all necessary permits and approvals for such signage. Landlord, at no cost to Landlord, shall reasonably cooperate with Tenant in Tenant’s efforts to obtain such permits and approvals. Subject to the permitted size, locations, and other pre-approved matters set forth in clause 2.10.3(1) above, the particular materials and manner of installation of Tenant Signs shall be set forth on detailed installation plans submitted by Tenant for Landlord’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed if the same are consistent with the foregoing parameters and a first-class standard for exterior Building signage. Tenant shall, at Tenant’s sole cost and expense, maintain all Tenant Signs in good condition throughout the Term, and on or before the expiration or prior termination of the Term, Tenant shall remove all Tenant Signs and shall repair any damage to the Building and/or Office Park caused by the installation or removal of all Tenant Signs.

(4) Landlord reserves the right to install signage for tenants of the Building and/or Office Park in such other interior and exterior areas of the Building and/or Office Park as Landlord from time to time determines in its good faith business judgment are consistent with the first-class image of the Building and Office Park. Landlord shall have the right at any time to change the name of the Building or the Office Park and to install, affix and maintain any and all signs on the exterior and on the interior of the Building and Office Park as Landlord may desire in its sole discretion. Tenant shall not use the name of the Building or the Office Park in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises, without the prior written consent of Landlord, which consent may be granted or withheld in Landlord’s sole discretion. Notwithstanding anything to the contrary set forth herein, provided that the original Tenant under this Lease (or a Permitted Transferee) is in occupancy of the Premises and subject to the Signage Occupancy Threshold being satisfied by Tenant, Landlord shall not enable any other occupant of the Building to install exterior signage that exceeds the size of the Tenant Signs on the façade of the Building or the monument sign located at the entrance to the Office Park, as applicable.

2.11 Tenant’s Access

From and after the Commencement Date and until the end of the Term, Tenant shall have access to the Premises, any freight elevators in the Building and the Building loading dock, and the Site’s parking areas twenty-four (24) hours a day, seven (7) days a week, which access shall be subject to Landlord’s reasonable Building security requirements, causes beyond Landlord’s reasonable control, Legal Requirements, the rules and regulations, the terms of this Lease, Force Majeure (as defined in Section 9.27) and matters of record in existence as of the Effective Date. Without limiting the generality of the foregoing, any deliveries to the Building loading dock that are anticipated to take more than 30 minutes during normal business hours should be scheduled in advance with Landlord’s property manager, provided that any deliveries to the Building loading dock outside of normal business hours will be self-managed by Tenant.

ARTICLE III

Condition of Premises; Alterations

3.1 Preparation of Premises

The condition of the Premises upon Landlord’s delivery along with any work to be performed by either Landlord or Tenant shall be as set forth in the Work Agreement attached hereto as Exhibit B-1 and made a part hereof.

ARTICLE IV

Landlord’s Covenants; Interruptions and Delays

4.1 Landlord Covenants

4.1.1 Services Furnished by Landlord

To furnish services, utilities, facilities and supplies set forth in Exhibit C equal to those customarily provided by landlords in similar office/research/laboratory building/campus in the Boston West Suburban Market (except as may otherwise be expressly provided in said Exhibit C), subject to reimbursement in accordance with Section 2.6. Landlord shall provide a dumpster and/or compactor at the Building loading dock for the use by tenants in the Building for the disposal of non-biohazard material. All costs incurred by Landlord in connection with such dumpster and/or compactor shall be included in Operating Expenses as provided in Section 2.6.

4.1.2 Additional Services Available to Tenant

To furnish, at Tenant’s expense, reasonable additional Building operation services which are usual and customary in similar office/research/laboratory building/campus in the Boston West Suburban Market upon reasonable advance request of Tenant at reasonable and equitable rates from time to time established by Landlord. Tenant agrees to pay to Landlord, as Additional Rent, the cost of any such additional Building services requested by Tenant and for the cost of any additions, alterations, improvements or other work performed by Landlord in the Premises at the express written request of Tenant within thirty (30) days after being billed therefor.

4.1.3 Roof, Exterior Wall, Floor Slab and Common Facility Repairs

Except for (a) normal and reasonable wear and use and (b) damage caused by fire and casualty and by eminent domain, and except as otherwise provided in Article VI, and subject to reimbursement as provided in Section 2.6, (i) to make such repairs to the roof, exterior walls, floor slabs and common areas and facilities as may be necessary to keep them in serviceable condition and (ii) to maintain the Building (exclusive of Tenant’s responsibilities under this Lease) in a first class manner comparable to the maintenance of similar office/research/laboratory building/campus properties in the Boston West Suburban Market.

4.2 Interruptions and Delays in Services and Repairs, Etc.

Landlord shall not be liable to Tenant for any compensation or reduction of rent by reason of inconvenience or annoyance or for loss of business arising from the necessity of Landlord or its agents entering the Premises for any of the purposes in this Lease authorized, or for repairing the Premises or any portion of the Building however the necessity may occur. In case Landlord is prevented or delayed from making any repairs, alterations or improvements, or furnishing any services or performing any other covenant or duty to be performed on Landlord’s part, by reason of any cause reasonably beyond Landlord’s control, including without limitation by reason of Force Majeure (as defined in Section 9.27 hereof), Landlord shall not be liable to Tenant therefor, nor, except as expressly otherwise provided in Article VI, shall Tenant be entitled to any abatement or reduction of rent by reason thereof, or right to terminate this Lease, nor shall the same give rise to a claim in Tenant’s favor that such failure constitutes actual or constructive, total or partial, eviction from the Premises.

Landlord reserves the right to stop any service or utility system, when necessary by reason of accident or emergency, or until necessary repairs have been completed; provided, however, that in each instance of stoppage, Landlord shall exercise reasonable diligence to eliminate the cause thereof. Except in case of emergency repairs, Landlord will give Tenant reasonable advance notice of any contemplated stoppage and will use reasonable efforts to avoid unnecessary inconvenience to Tenant by reason thereof.

(a) Notwithstanding the foregoing, and for the sole purposes of this Section 4.2, if (i) an interruption or curtailment, suspension or stoppage of an Essential Service (as said term is hereinafter defined) shall occur (any such interruption of an Essential Service being hereinafter referred to as a “Service Interruption”), (ii) as a result of such Service Interruption, all or any material part of the Premises becomes untenantable so that for the Premises Untenantabilty Cure Period (as hereinafter defined) the continued operation in the ordinary course of Tenant’s business is materially adversely affected, and (iii) such untenantability and Landlord’s inability to cure such condition is not caused by the fault or neglect of Tenant or Tenant’s agents, employees, subtenants or contractors, then provided that Tenant ceases to use the affected portion of the Premises during the entirety of the Premises Untenantability Cure Period by reason of such untenantability, Annual Fixed Rent and Tenant’s payments on account of Tenant’s Share of Real Estate Taxes and Tenant’s Share of Operating Expenses shall thereafter be abated after the expiration of the Premises Untenantability Cure Period in proportion to the impact on the continued operation in the ordinary course of Tenant’s business until the day such condition is completely corrected (or such earlier date, if any, as Tenant shall reoccupy the Premises or the affected portion thereof for the conduct of its business); provided, however, that if any part of the Premises is not untenantable or if Tenant conducts all or any part of its operations in any portion of the Premises notwithstanding such Service Interruption, then the amount of abatement shall be equitably prorated.

(b) A Service Interruption will not be deemed to have occurred to the extent the same results from (x) the failure or inability of the applicable utility company to provide electrical,

water, or sewer service to the point of connection for the Building (other than due to Landlord’s failure to maintain the corresponding building systems or applicable permits in accordance with applicable laws), (y) the negligent act or omission or intentional misconduct of Tenant (or any party claiming by, through or under Tenant) or (z) Tenant (or any party claiming by, through or under Tenant) introducing into the Premises personnel or equipment that overloads the capacity of any building systems or in any other way interferes with any building system’s ability to perform its proper functions (such as, by way of example, Tenant’s design, layout or occupancy level of the Premises in a manner which inhibits the HVAC system’s ability to perform in accordance with its manufacturer’s specifications).

For the purposes hereof:

(i) The “Premises Untenantabilty Cure Period” shall be defined as five (5) consecutive business days after Landlord’s receipt of written notice from Tenant of the condition causing untenantability in the Premises, provided however, that the Premises Untenantabilty Cure Period shall be ten (10) consecutive business days after Landlord’s receipt of written notice from Tenant of the condition causing untenantability in the Premises if either the condition was caused by causes beyond Landlord’s control or Landlord is unable to cure such condition as the result of causes beyond Landlord’s control.

(ii) The term “Essential Services” shall mean the following standard services in accordance with Landlord’s obligations under this Lease: elevator service, water and sewer service, HVAC service, condenser water, and/or electricity.

(c) The rights granted to Tenant hereunder this Section 4.2 shall be Tenant’s sole and exclusive remedy resulting from a Service Interruption. This Section 4.2 shall not apply to matters arising as the result of a fire, casualty, taking, or other event as to which Article VI applies.

ARTICLE V

Tenant’s Covenants

Tenant covenants and agrees to the following during the Term and such further time as Tenant occupies any part of the Premises:

5.1 Payments

To pay when due all Annual Fixed Rent and Additional Rent and all charges for utility services rendered to the Premises (except as otherwise provided in Exhibit C) and, as further Additional Rent, all charges for additional services rendered pursuant to Section 4.1.2. In the event Tenant pays any utilities for the Premises directly to the utility company or provider, Tenant shall grant Landlord access to Tenant’s account with such utility company or provider so that Landlord can review the utility bills relating to the Premises.

5.2 Repair and Yield Up

Except as otherwise provided in Article VI and Section 4.1.3 to keep the Premises, along with any equipment or systems exclusively serving the Premises, in good order, repair and condition, reasonable wear and tear only excepted, and all glass in windows (except glass in exterior walls unless the damage thereto is attributable to Tenant’s negligence or misuse) and doors of the Premises whole and in good condition with glass of the same type and quality as that injured or broken, damage by fire or other casualty or taking under the power of eminent domain and damage resulting from the negligence or willful misconduct of any of the Landlord Parties, their agents, contractors or employees or from the failure of Landlord to perform its obligations under this Lease only excepted, and at the expiration or termination of this Lease peaceably to yield up the Premises with all construction, work, improvements, and all alterations and additions thereto in good order, repair and condition, reasonable wear and tear only excepted, first removing all goods and effects of Tenant and the wiring for Tenant’s computer, telephone and other communication systems and equipment whether located in the Premises or in any other portion of the Building, including all risers and partitions and, to the extent specified by Landlord pursuant to Section 5.13 hereof, all alterations and additions made by Tenant, and repairing any damage caused by such removal and restoring the Premises and leaving them clean and neat. Tenant shall not permit or commit any waste, and Tenant shall be responsible for the cost of repairs which may be made necessary by reason of damage to common areas in the Building, to the Site or to the other buildings caused by Tenant, Tenant’s agents, contractors, employees, sublessees, licensees, concessionaires or invitees.

5.3 Use

To use and occupy the Premises for no other purpose other than the Permitted Use only, and not to injure or deface the Premises, Building, the Site or any other part of the Property or the Office Park nor to permit by Tenant or any party claiming by, through or under Tenant in the Premises or on the Site any auction sale, vending machine (other than those used exclusively by Tenant’s personnel), or inflammable fluids or chemicals (except as set forth in Section 5.4), or nuisance, or the emission from the Premises of any objectionable noise or odor, nor to permit in the Premises anything which would in any way result in the leakage of fluid or the growth of mold, and not to use or devote the Premises or any part thereof for any purpose other than the Permitted Uses, nor any use thereof which is inconsistent with the maintenance of the Building as an office/research/laboratory building/campus of the first class in the quality of its maintenance, use and occupancy, or which is likely to disturb the quiet enjoyment of other occupants in the Building, contrary to law or ordinance or liable to invalidate or increase the premiums for any insurance on the Building or its contents or liable to render necessary any alteration or addition to the Building.

5.4 Hazardous Materials

Tenant shall not, without the prior written consent of Landlord (such consent to be granted or withheld in Landlord’s sole but reasonable discretion), bring or permit to be brought or kept in or on the Premises or elsewhere in the Building or the Property (i) any inflammable, combustible or explosive fluid, material, chemical or substance (except for standard office supplies stored in proper containers); and (ii) any Hazardous Material (hereinafter defined), other than the types and quantities of Hazardous Materials which are listed on Exhibit J attached hereto (“Tenant’s

Hazardous Materials”), provided that the same shall at all times be brought upon, kept or used in so-called ‘control areas’ in the location shown on Exhibit D-6 attached hereto (the “Control Areas”) and in accordance with all applicable Environmental Laws (hereinafter defined) and prudent environmental practice and (with respect to medical waste and so-called “biohazard” materials) good scientific and medical practice. Tenant shall be responsible for assuring that all laboratory uses are adequately and properly vented. Before Tenant intends to add a new Hazardous Material or materially increase the quantity of any Hazardous Material to the list of Tenant’s Hazardous Materials, Tenant shall submit to Landlord an updated list of Tenant’s Hazardous Materials for Landlord’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord shall have the right, from time to time, to inspect the Premises for compliance with the terms of this Section 5.4. Notwithstanding the foregoing, with respect to any of Tenant’s Hazardous Materials which Tenant does not properly handle, store or dispose of in compliance with all applicable Environmental Laws, prudent environmental practice and (with respect to medical waste and so-called “biohazard materials”) good scientific and medical practice, Tenant shall, upon written notice from Landlord, no longer have the right to bring such material into the Building or the Property until Tenant has demonstrated, to Landlord’s reasonable satisfaction, that Tenant has implemented programs to thereafter properly handle, store or dispose of such material. In order to induce Landlord to waive its otherwise applicable requirement that Tenant maintain insurance in favor of Landlord against liability arising from the presence of radioactive materials in the Premises, and without limiting the foregoing, Tenant hereby represents and warrants to Landlord that at no time during the Term will Tenant bring upon, or permit to be brought upon, the Premises any radioactive materials whatsoever (except for those contained, in accordance with Legal Requirements, in Tenant’s equipment, such as its imaging devices).

(a) Environmental Laws Defined. For purposes hereof, “Environmental Laws” shall mean all laws, statutes, ordinances, rules and regulations of any local, state or federal governmental authority having jurisdiction concerning environmental, health and safety matters, including but not limited to any discharge by any of the Tenant Parties of any Hazardous Material (hereinafter defined) into the air, surface water, sewers, soil or groundwater whether within or outside the Premises, including, without limitation (a) the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., (b) the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., (c) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., (d) the Toxic Substances Control Act of 1976, 15 U.S.C. Section 2601 et seq., and (e) Chapter 21E of the General Laws of Massachusetts. Tenant, at its sole cost and expense, shall comply with (i) Environmental Laws, and (ii) any rules, requirements and safety procedures of the Massachusetts Department of Environmental Protection, the City of Waltham and any insurer of the Building or the Premises with respect to Tenant’s use, storage and disposal of any Hazardous Materials.

(b) Hazardous Material Defined. As used herein, the term “Hazardous Material” means asbestos, oil or any hazardous, radioactive or toxic substance, material or waste or petroleum derivative which is or becomes regulated by any Environmental Law, including without limitation live organisms, viruses and fungi, medical waste and any so-called “biohazard” materials. The term “Hazardous Material” includes, without limitation, oil and/or any material or substance which is (i) designated as a “hazardous substance,”

“hazardous material,” “oil,” “hazardous waste” or toxic substance under any Environmental Law.

(c) Chemical Safety Program. Tenant shall establish and maintain a chemical safety program administered by a licensed, qualified individual in accordance with the requirements of any applicable governmental authority. Tenant shall be solely responsible for all costs incurred in connection with such chemical safety program, and Tenant shall provide Landlord with such documentation as Landlord may reasonably require evidencing Tenant’s compliance with the requirements of (a) any applicable governmental authority with respect to such chemical safety program and (b) this Section 5.4. Tenant shall obtain and maintain during the Term any permit required by any such applicable governmental authority, and Landlord shall reasonably cooperate with Tenant in obtaining the same, at no cost or expense to Landlord.

(d) Testing. If any mortgagee or governmental authority requires testing to determine whether there has been any release of Hazardous Materials and such testing determines that any of the Tenant Parties (as defined in Section 8.1) failed to comply with their obligations under this Section 5.4, then Tenant shall reimburse Landlord within thirty (30) days of Landlord’s written demand, as Additional Rent, for the reasonable costs thereof (together with interest at the rate of two and one-half percentage points over the then prevailing prime rate in Boston as set by Bank of America, N.A., or its successor (but in no event greater than the maximum rate permitted by applicable law) until paid in full. Tenant shall execute affidavits, certifications and the like, as may be reasonably requested by Landlord from time to time concerning Tenant’s best knowledge and belief concerning the presence of Hazardous Materials in or on the Premises, the Building or the Property. In addition to the foregoing, if Landlord reasonably believes that any Hazardous Materials have been released on the Premises in violation of this Lease or any Legal Requirement, Landlord shall have the right to conduct appropriate tests of the Premises or any portion thereof to demonstrate that Hazardous Materials are present or that contamination has occurred due to the acts or omissions of any of the Tenant Parties. Tenant shall pay all reasonable costs of such tests if such tests reveal that Hazardous Materials exist at the Premises in violation of this Lease or any Legal Requirement as a result of the acts or omissions of any of the Tenant Parties. Further, Landlord shall have the right to cause a third party consultant retained by Landlord, at Tenant’s expense, to review, but not more than once in any calendar year, Tenant’s lab operations, procedures and permits to ascertain whether or not Tenant is complying with law and adhering to best industry practices. Tenant agrees to cooperate in good faith with any such review and to provide to such consultant any information reasonably requested by such consultant and reasonably required in order for such consultant to perform such review, but nothing contained herein shall require Tenant to provide proprietary or confidential information to such consultant.

(e) Indemnity; Remediation. Without limitation of the provisions of Section 8.1 below, Tenant hereby covenants and agrees to indemnify, defend and hold the Landlord Parties harmless from and against any and all claims against any of the Landlord Parties arising out of contamination of any part of the Property or other adjacent property, which contamination arises as a result of: (i) the presence of Hazardous Material in the Premises, the presence of which is caused by any act or omission of any of the Tenant Parties (i.e., Tenant bringing such Hazardous Material into the Premises), or (ii) from a breach by Tenant of its obligations under this Section 5.4. This indemnification of the Landlord Parties by Tenant includes, without limitation, reasonable costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work or any other response actions required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present in the soil, soil vapor or ground water on or under or any indoor air in the Building based upon the circumstances identified in the first sentence of this subsection. The indemnification and hold harmless obligations of Tenant under this subsection shall survive the expiration or any earlier termination of this Lease.

Without limiting the obligations set forth above, if any Hazardous Material is in, on, under, at or about the Building or the Property as a result of the acts or omissions of any of the Tenant Parties and results in any contamination of any part of the Property or any adjacent property that is in violation of any applicable Environmental Law or that requires the performance of any response action pursuant to any Environmental Law, Tenant shall promptly take all actions at Tenant’s sole cost and expense as are necessary to reduce such Hazardous Material to amounts below any applicable reportable quantity, any applicable reportable concentration and any other applicable standard set forth in any Environmental Law such that no further response actions are required; provided that Tenant shall first obtain Landlord’s written approval of such actions, which approval shall not be unreasonably withheld, conditioned or delayed so long as such actions would not be reasonably expected to have an adverse effect on the market value or utility of the Property for the Permitted Uses, and in any event, Landlord shall not withhold its approval of any proposed actions which are required by applicable Environmental Laws (such approved actions, “Tenant’s Remediation”).

In the event that Tenant fails to complete Tenant’s Remediation prior to the end of the Term, then:

(i) until the completion of Tenant’s Remediation (as evidenced by the certification of Tenant’s Licensed Site Professional (as such term is defined by applicable Environmental Laws), who shall be reasonably acceptable to Landlord) (the “Remediation Completion Date”), Tenant shall pay to Landlord, with respect to the portion of the Premises which reasonably cannot be occupied by a new tenant until completion of Tenant’s Remediation, (A) Additional Rent on account of Operating Expenses and Real Estate Taxes and (B) Annual Fixed Rent in an amount equal to the greater of (1) the fair market rental value of such portion of the Premises (determined by Landlord in its reasonable discretion), and (2) Annual Fixed Rent attributable to such portion of the Premises in effect immediately prior to the end of the Term; and

(ii) Tenant shall maintain responsibility for Tenant’s Remediation and Tenant shall complete Tenant’s Remediation as soon as reasonably practicable in accordance with Environmental Laws. If Tenant does not diligently pursue completion of Tenant’s Remediation, Landlord shall have the right to either (A) assume control for overseeing Tenant’s Remediation, in which event Tenant shall pay all reasonable costs and expenses of Tenant’s Remediation (it being understood and agreed that all costs and expenses of Tenant’s Remediation incurred pursuant to contracts entered into, by Tenant shall be deemed reasonable) within thirty (30) days of Landlord’s written demand therefor (which demand shall be made no more often than monthly), and Landlord shall be substituted as the party identified on any governmental filings as the party responsible for the performance of such Tenant’s Remediation or (B) require Tenant to maintain responsibility for Tenant’s Remediation, in which event Tenant shall complete Tenant’s Remediation as soon as reasonably practicable in accordance with Environmental Laws, it being understood that Tenant’s Remediation shall not contain any requirement that Tenant remediate any contamination to levels or standards more stringent than those associated with the Property’s current office, research and development and laboratory uses.

The provisions of this Section shall survive the expiration or earlier termination of this Lease.

(f) Disclosures. Prior to bringing any Hazardous Material into any part of the Property, Tenant shall deliver to Landlord the following information with respect thereto: (a) a description of handling, storage, use and disposal procedures; (b) all plans or disclosures and/or emergency response plans which Tenant has prepared, including without limitation for Hazardous Material spills, and all plans which Tenant is required to supply to any governmental agency or authority pursuant to any Environmental Laws; (c) copies of all Required Permits relating thereto; and (d) other information reasonably requested by Landlord.

(g) Removal. Tenant shall be responsible, at its sole cost and expense, for Hazardous Material and other biohazard disposal services for the Premises. Such services shall be performed by contractors reasonably acceptable to Landlord and on a sufficient basis to ensure that the Premises are at all times kept neat, clean and free of Hazardous Materials and biohazards except in appropriate, specially marked containers.

(h) End of Term Obligations. Prior to the expiration of this Lease (or within thirty (30) days after any earlier termination), Tenant shall clean and otherwise decommission all interior surfaces (including floors, walls, ceilings, and counters), piping, supply lines, waste lines, acid neutralization systems and plumbing in and/or exclusively serving the Premises, and all exhaust or other ductwork in and/or exclusively serving the Premises, in each case which has carried or released or been contacted by any Hazardous Materials or other chemical or biological materials used in the operation of the Premises, and shall otherwise clean the Premises so as to permit the Surrender Plan defined below) to be issued.

At least thirty (30) days prior to the expiration of the Term (or, if applicable, within five (5) business days after any earlier termination of this Lease), Tenant shall deliver to Landlord a reasonably detailed narrative description of the actions proposed (or required by any Legal Requirements) to be taken by Tenant in order to render the Premises (including any Alterations permitted or required by Landlord to remain therein) free of Hazardous Materials and otherwise released for unrestricted use and occupancy including without limitation causing the Premises to be decommissioned in accordance with the regulations of the U.S. Nuclear Regulatory Commission and/or the Massachusetts Department of Public health (the “MDPH”) for the control of radiation, and cause the

Premises to be released for unrestricted use by the Radiation Control Program of the MDPH (the “Surrender Plan”). The Surrender Plan (i) shall be accompanied by a current list of (A) all Required Permits held by or on behalf of any Tenant Party with respect to Hazardous Materials in, on, under, at or about the Premises, and (B) Tenant’s Hazardous Materials, and (ii) shall be subject to the review and approval of Landlord’s environmental consultant. In connection with review and approval of the Surrender Plan, upon request of Landlord, Tenant shall deliver to Landlord or its consultant such additional non-proprietary information concerning the use of and operations within the Premises as Landlord shall request. On or before the expiration of the Term, Tenant shall (i) perform or cause to be performed all actions described in the approved Surrender Plan, and (ii) deliver to Landlord a certification from a third party certified industrial hygienist reasonably acceptable to Landlord certifying that the Premises do not contain any Hazardous Materials and evidence that the approved Surrender Plan shall have been satisfactorily completed by a contractor acceptable to Landlord, and Landlord shall have the right, subject to reimbursement at Tenant’s expense as set forth in Section 5.4(i) below, to cause Landlord’s environmental consultant to inspect the Premises and perform such additional procedures as may be deemed reasonably necessary to confirm that the Premises are, as of the expiration of the Term (or, if applicable, the date which is thirty (30) days after any earlier termination of this Lease), free of Hazardous Materials and otherwise available for unrestricted use and occupancy as aforesaid. Landlord shall have the unrestricted right to deliver the Surrender Plan and any report by Landlord’s environmental consultant with respect to the surrender of the Premises to third parties. Such third parties and the Landlord Parties shall be entitled to rely on the Surrender Report. If Tenant shall fail to prepare or submit a Surrender Plan approved by Landlord, or if Tenant shall fail to complete the approved Surrender Plan, or if such Surrender Plan, whether or not approved by Landlord, shall fail to adequately address the use of Hazardous Materials by any of the Tenant Parties in, on, at, under or about the Premises, Landlord shall have the right to take any such actions as Landlord may deem reasonable or appropriate to assure that the Premises and the Property are surrendered in the condition required hereunder, the cost of which actions shall be reimbursed by Tenant as Additional Rent upon demand. Tenant’s obligations under this Section shall survive the expiration or earlier termination of the Term.

(i) Notwithstanding any provision of this Lease to the contrary, Tenant shall in no event have any liability (by way of indemnification or otherwise) for removal or remediation of any Hazardous Materials from the Premises or the Property or for any loss or damage, to the extent that such Hazardous Materials: (i) existed in, on or under the Premises or the Property, as the case may be, on the Commencement Date, or (ii) were placed or released in, on or under the Premises or the Property other than by the act or omission of Tenant or any Tenant Party, except to the extent (if any) Tenant or any Tenant Party exacerbates the same. Landlord represents to Tenant that to the best of Landlord's actual knowledge as of the Date of this Lease there are no Hazardous Materials in the Building or on the Site which are required to be removed or otherwise abated in accordance with applicable Hazardous Materials Laws. Subject to the limitations of Section 8.13 hereof, Landlord shall use reasonable efforts to remove or abate as required by applicable Hazardous Materials Laws Hazardous Materials on the Site or in the common areas of the Building or the “Base Building” (as hereinafter defined), provided that the foregoing shall not apply to (i) requirements of Hazardous Materials Laws resulting from the use of, or additions, alterations or improvements in, any tenant space in the Building, including the Premises, or (ii) Hazardous Materials which are in the Building or on the Site because of the action or inaction of any tenant or occupant in the Property, including Tenant, or any employee, agent or contractor thereof, or (iii) any tenant space in the Building, including the Premises, and any additions, alterations and improvements therein. For purposes of this Section 5.4(i), the “Base Building” shall mean the structural elements of the Building and the heating, ventilating and air conditioning, electrical and plumbing systems and equipment bringing primary service to the tenant spaces in the Building. Subject to the limitations of Section 8.13 hereof, Landlord agrees to indemnify and save Tenant harmless from liability, loss and damage to persons or property and from any claims, actions, proceedings and expenses in connection therewith resulting from the failure of Landlord to fulfill its obligations under the preceding sentence; provided, however, that in no event shall the foregoing indemnity render Landlord liable for any loss or damage to Tenant's Property and Landlord shall in no event be liable for indirect or consequential damages.

5.5 Obstructions; Items Visible From Exterior; Rules and Regulations

Not to obstruct in any manner any portion of the Building not hereby leased or any portion thereof or of the other buildings or of the Site used by Tenant in common with others; not without prior consent of Landlord to permit the painting or placing of any signs (other than Tenant’s standard signage, logos and graphics in the entrance lobby to the Premises, the dimensions of which shall be subject to Landlord’s prior consent, not to be unreasonably withheld, conditioned or delayed), curtains, blinds, shades, awnings, aerials or flagpoles, or the like, visible from outside the Premises; and to comply with all reasonable rules and regulations or the requirements of any customer handbook currently in existence or hereafter implemented, of which Tenant has been given notice, for the care and use of the Building and Site and their facilities and approaches; Landlord shall not be liable to Tenant for the failure of other occupants of the Buildings to conform to such rules and regulations; provided that Landlord agrees to use reasonable efforts to enforce such rules and regulations. If and to the extent there is any conflict between the provisions of this Lease and any rules and regulations or customer handbook for the Building, the provisions of this Lease shall control.

5.6 Safety Appliances

To keep the Premises equipped with all safety appliances required by any public authority because of any use made by Tenant other than normal office/research/laboratory use, and to procure all licenses and permits so required because of such use and, if requested by Landlord, to do any work so required because of such use, it being understood that the foregoing provisions shall not be construed to broaden in any way Tenant’s Permitted Use.

5.7 Assignment; Sublease

Except as otherwise expressly provided herein, Tenant covenants and agrees that it shall not assign, mortgage, pledge, hypothecate or otherwise transfer this Lease and/or Tenant’s interest in this Lease or sublet (which term, without limitation, shall include granting of concessions, licenses or the like) the whole or any part of the Premises. If and so long as Tenant is a corporation with fewer than five hundred (500) shareholders or a limited liability company or a partnership, an assignment, within the meaning of this Section 5.7, shall be deemed to include one or more sales or transfers of stock or membership or partnership interests, by operation of law or otherwise, or the issuance of new stock or membership or partnership interests, by which an aggregate of more than fifty percent (50%) of Tenant’s stock or membership or partnership interests shall be vested in a party or parties who are not stockholders or members or partners as of the date hereof (a “Majority Interest Transfer”). Notwithstanding anything contained herein to the contrary, for the purposes of this Section 5.7, “shareholders” shall not include any holder of a direct or indirect interest in a publicly traded company whose shares are listed and traded on a United States national stock exchange. For the purpose of this Section 5.7, ownership of stock or membership or partnership interests shall be determined in accordance with the principles set forth in Section 544 of the Internal Revenue Code of 1986, as amended from time to time, or the corresponding provisions of any subsequent law. In addition, the following shall be deemed an assignment within the meaning of this Section 5.7: (a) the merger or consolidation of Tenant into or with any other entity, or the sale of all or substantially all of its assets, and (b) the establishment by the Tenant or a permitted successor or assignee of one or more series of (1) members, managers, limited liability company interests or assets, which may have separate rights, powers or duties with respect to specified property or obligations of the Tenant (or such successor or assignee) or profits or losses associated with specified property or obligations of the Tenant (or such successor or assignee), pursuant to §18-215 of the Delaware Limited Liability Company Act, as amended, or similar laws of other states or otherwise, or (2) limited partners, general partners, partnership interests or assets, which may have separate rights, powers or duties with respect to specified property or obligations of the Tenant (or such successor or assignee) or profits or losses associated with specified property or obligations of the Tenant (or such successor or assignee) pursuant to §17-218 of the Delaware Revised Uniform Limited Partnership Act, as amended, or similar laws of other states or otherwise (a “Series Reorganization”). Any assignment, mortgage, pledge, hypothecation, transfer or subletting not expressly permitted in or consented to by Landlord under this Section 5.7 shall, at Landlord’s election, be void; shall be of no force and effect; and shall confer no rights on or in favor of third parties. In addition, Landlord shall be entitled to seek specific performance of or other equitable relief with respect to the provisions hereof. The limitations of this Section 5.7 shall be deemed to apply to any guarantor(s) of this Lease. Notwithstanding the foregoing, if equity interests in Tenant at any time are or become traded on a national securities exchange (as defined in the Securities Exchange Act of 1934), the transfer of equity interests in Tenant on a national securities exchange shall not be deemed a transfer within the meaning of this Section; provided, however, that if Tenant is a corporation the outstanding stock of which is listed on a national securities exchange, then any private purchase or buyout of stock shall be deemed a transfer under this Section.

5.7.1 Notwithstanding the provisions of Section 5.7 above, in the event Tenant desires to assign this Lease or to sublet the whole or any part of the Premises, Tenant shall give Landlord notice (the “Proposed Transfer Notice”) of such proposed sublease or assignment, and said notice shall specify the provisions of the proposed assignment or subletting, including (a) the name and address of the proposed assignee or subtenant, (b) in the case of a proposed assignment or subletting pursuant to Section 5.7.3 below, such information as to the proposed assignee’s or proposed subtenant’s net worth and financial capability and standing as may reasonably be required for Landlord to make the determination referred to in said Section 5.7.3 (provided, however, that Landlord shall hold such information confidential having the right to release same to its officers, accountants, attorneys and mortgage lenders on a confidential basis), (c) all of the terms and provisions upon which the proposed assignment or subletting is to be made, (d) in the case of a proposed assignment or subletting pursuant to Section 5.7.3 below, all other information necessary to make the determination referred to in said Section 5.7.3 and (e) in the case of a proposed assignment or subletting pursuant to Section 5.7.4 below, such information as may be reasonably required by Landlord to determine that such proposed assignment or subletting complies with the requirements of said Section 5.7.4.

5.7.2 With respect to (i) a proposed assignment of this Lease or (ii) a subletting (a “Triggering Sublease”) that is (y) for all or substantially all of the Premises or (z) for all or substantially all of the then-remaining Term, Landlord shall have the right at its sole option, to be exercised within thirty (30) days after receipt of Tenant’s Proposed Transfer Notice (the “Acceptance Period”), to terminate this Lease as of a date specified in a notice to Tenant, which date shall not be earlier than sixty (60) days nor later than one hundred and twenty (120) days after Landlord’s notice to Tenant; provided, however, that upon the termination date as set forth in Landlord’s notice, all obligations relating to the period after such termination date (but not those relating to the period before such termination date) shall cease and promptly upon being billed therefor by Landlord, Tenant shall make final payment of all Annual Fixed Rent and Additional Rent due from Tenant through the termination date. In the event that Landlord shall not exercise its termination rights as aforesaid, or shall fail to give any or timely notice pursuant to this Section the provisions of Sections 5.7.3, 5.7.5 and 5.7.6 shall be applicable. This Section 5.7.2 shall not be applicable to an assignment or sublease pursuant to Section 5.7.4. Notwithstanding the foregoing, in the event that Landlord’s foregoing termination right shall be triggered but Tenant is only proposing to sublease a portion of the Premises, Landlord shall only have the right to so terminate this Lease with respect to the portion of the Premises which Tenant proposes to sublease and from and after the termination date the Rentable Floor Area of the Premises shall be reduced to the rentable floor area of the remainder of the Premises and the definition of Rentable Floor Area of the Premises shall be so amended and after such termination all references in this Lease to the “Premises” or the “Rentable Floor Area of the Premises” shall be deemed to be references to the remainder of the Premises and accordingly Tenant's payments for Annual Fixed Rent, operating costs, real estate taxes and electricity shall be reduced on a pro rata basis to reflect the size of the remainder of the Premises. In the case of a partial subletting where Landlord has exercised its termination right pursuant to this Section 5.7.2, Tenant shall pay to Landlord, as Additional Rent, within thirty (30) days after demand therefor, the reasonable cost to separately physically lease that portion of the Premises which are being terminated from the remainder of the Premises.

5.7.3 Notwithstanding the provisions of Section 5.7 above, but subject to the provisions of this Section 5.7.3 and the provisions of Sections 5.7.5 and 5.7.6 below, in the event that Landlord shall not have exercised the termination right as set forth in Section 5.7.2, or shall have failed to give any or timely notice under Section 5.7.2, then for a period of one hundred and fifty (150) days (i) after the receipt of Landlord’s notice stating that Landlord does not elect the termination right, or (ii) after the expiration of the Acceptance Period, in the event Landlord shall not give any or timely notice under Section 5.7.2, as the case may be, Tenant shall have the right to assign this Lease or sublet the applicable portion of the Premises in accordance with the Proposed Transfer Notice provided that, in each instance, Tenant first obtains the express prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. In the event that such termination right shall not have been applicable (i.e., in the case of a proposed sublease that is not a Triggering Sublease), then Tenant shall have the right to sublet the portion of the Premises described in Tenant’s Proposed Transfer Notice in accordance with such Proposed Transfer Notice provided that, in each instance, Tenant first obtains the express prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed.

Without limiting the foregoing standard, Landlord shall not be deemed to be unreasonably withholding its consent to such a proposed assignment or subleasing if:

(a) the proposed assignee or subtenant is (i) an occupant of the Building or elsewhere within the Office Park or in the adjacent Bay Colony office park (“Bay Colony”) and Landlord or an affiliate of Landlord then has available for lease research/laboratory space within the Office Park or Bay Colony comparable in size and utility to the space proposed to be subleased to such occupant, or (ii) is in active negotiation with Landlord or an affiliate of Landlord for research/laboratory premises in the Building or elsewhere within the Office Park or Bay Colony or is not of a character consistent with the operation of a first class office/research/laboratory building/campus (by way of example Landlord shall not be deemed to be unreasonably withholding its consent to an assignment or subleasing to any governmental or quasi-governmental agency), or

(b) the proposed assignee or subtenant is not of good character and reputation, or

(c) the proposed assignee or subtenant does not possess adequate financial capability to perform the Tenant obligations as and when due or required, or

(d) the assignee or subtenant proposes to use the Premises (or part thereof) for a purpose other than the purpose for which the Premises may be used as stated in Section 1.1 hereof, or

(e) the character of the business to be conducted or the proposed use of the Premises by the proposed subtenant or assignee shall (i) be likely to increase Landlord’s Operating Expenses beyond that which Landlord now incurs for use by Tenant; (ii) be likely to increase the burden on elevators or other Building systems or equipment over the burden generated by normal and customary office/research/laboratory usage; or (iii) violate or be likely to violate any provisions or restrictions contained herein relating to the use or occupancy of the Premises, or

(f) there shall be existing an Event of Default (defined in Section 7.1), or

(g) any part of the rent payable under the proposed assignment or sublease shall be based in whole or in part on the income or profits derived from the Premises or if any proposed assignment or sublease shall potentially have any adverse effect on the real estate investment trust qualification requirements applicable to Landlord and its affiliates, or

(h) the holder of any mortgage or ground lease on property which includes the Premises does not approve of the proposed assignment or sublease to the extent that such holder has consent rights under the terms of their ground lease or loan agreement, or

(i) due to the identity or business of a proposed assignee or subtenant, such approval would cause Landlord to be in violation of any covenant or restriction contained in another lease or other agreement affecting space in the Building or elsewhere in the Property.

If Landlord shall consent to the proposed assignment or subletting, as the case may be, then, in such event, Tenant may thereafter sublease (the whole but not part of the Premises) or assign pursuant to Tenant’s notice, as given hereunder; provided, however, that if such assignment or sublease shall not be executed and delivered to Landlord within one hundred twenty (120) days after the date of Landlord’s consent, the consent shall be deemed null and void and the provisions of Section 5.7.1 shall be applicable.

In addition to the other requirements set forth in this Lease and notwithstanding any other provision of this Lease to the contrary, partial sublettings of the Premises shall be subject to the following terms and conditions: (i) the layout of both the subleased premises and the remainder of the Premises must comply with applicable laws, ordinances, rules and/or regulations, including, without limitation, all requirements concerning access and egress; and (ii) in the event the subleased premises are separately physically demised from the remainder of the Premises, Tenant shall pay all costs of separately physically demising the subleased premises and the creation of a common corridor to the extent necessary for access and egress; and (iii) in no event shall there exist more than three (3) partial subleases (including sublease(s) to a Permitted Transferee) at any one time during the Term.

5.7.4 Notwithstanding the provisions of Sections 5.7, 5.7.2, 5.7.3 and 5.7.5, but subject to the provisions of Sections 5.7.1 and 5.7.6, Tenant shall have the right:

(a) to assign this Lease or to sublet the Premises (in whole or in part) to any other entity (the “Tenant Affiliate”) (i) which controls or is controlled by Tenant or Tenant’s parent corporation or which is under common control with Tenant, provided that such transfer or transaction is for a legitimate business purpose of Tenant other than a transfer of Tenant’s interest in this Lease, or

(b) to assign this Lease or to sublet the Premises (in whole or in part) to any entity (the “Successor Entity”) which purchases all or substantially all of the assets of Tenant, or which purchases all or substantially all of the stock of (or other ownership or membership interests in) Tenant or which merges or combines with Tenant, provided that in any of the foregoing events described in clauses (a) and (b) above, the transaction is for a legitimate business purpose of Tenant other than the limitation or segregation of the liabilities of Tenant, and provided further that in any of the foregoing events described in clause (b) the Successor Entity to which this Lease is so assigned or which so sublets the Premises has a credit worthiness (e.g. net assets on a pro forma basis using generally accepted accounting principles consistently applied and using the most recent financial statements) which is the same or better than the Tenant as of the date of this Lease (the foregoing transferees referred to, individually or collectively, as a “Permitted Transferee”). Tenant shall give Landlord prior notice of any such transaction and shall provide Landlord with such information as may be reasonably required by Landlord to determine that such proposed assignment or subletting complies with the requirements of this Section 5.7.4. Except in cases of statutory merger or a series reorganization, in which case the surviving entity in the merger or the series to which this Lease has been designated shall be liable as the Tenant under this Lease, Tenant shall continue to remain fully liable under this Lease, on a joint and several basis with the Permitted Transferee. If any parent, affiliate or subsidiary of Tenant to which this Lease is assigned or the Premises sublet (in whole or in part) shall cease to be such a parent, affiliate or subsidiary, such cessation shall be considered an assignment or subletting requiring Landlord’s consent.

5.7.5 In the case of any assignment or subleasing as to which Landlord may consent (other than an assignment or subletting permitted under Section 5.7.4 above) such consent shall be upon the express and further condition, covenant and agreement, and Tenant hereby covenants and agrees that, in addition to the Annual Fixed Rent, Additional Rent and other charges to be paid pursuant to this Lease, fifty percent (50%) of the “Assignment/Sublease Profits” (hereinafter defined), if any, shall be paid to Landlord. The “Assignment/Sublease Profits” shall be the excess, if any, of (a) the “Assignment/Sublease Net Revenues” as hereinafter defined over (b) the Annual Fixed Rent and Additional Rent and other charges provided in this Lease (provided, however, that for the purpose of calculating the Assignment/Sublease Profits in the case of a sublease, appropriate prorations in the applicable Annual Fixed Rent, Additional Rent and other charges under this Lease shall be made based on the percentage of the Premises subleased and on the terms of the sublease). The “Assignment/Sublease Net Revenues” shall be the fixed rent, Additional Rent and all other charges and sums payable either initially or over the term of the sublease or assignment plus all other profits and increases to be derived by Tenant as a result of such subletting or assignment, less the reasonable costs of Tenant incurred in such subleasing or assignment (the definition of which shall be limited to brokerage commissions, legal fees, and alteration allowances, in each case actually paid and incurred by Tenant), as set forth in a statement certified by an appropriate officer of Tenant and delivered to Landlord within thirty (30) days of the full execution of the sublease or assignment document, amortized over the term of the sublease or assignment.

All payments of the Assignment/Sublease Profits due Landlord shall be made within thirty (30) days of receipt of same by Tenant.

5.7.6 (A) It shall be a condition of the validity of any assignment or subletting consented to under Section 5.7.3 above, or any assignment or subletting of right under Section 5.7.4 above, that both Tenant (except in the event Tenant ceases to exist through a merger) and the assignee or sublessee enter into a separate written instrument directly with Landlord in a form and containing terms and provisions reasonably required by Landlord, including, without limitation, the agreement of the assignee or sublessee to be bound directly to Landlord for all the obligations of the Tenant under this Lease (including any amendments or extensions thereof), including, without limitation, the obligation (a) to pay the rent and other amounts provided for under this Lease (but in the case of a partial subletting pursuant to Section 5.7.4, such subtenant shall agree on a pro rata basis to be so bound), (b) to comply with the provisions of Sections 5.7 through 5.7.6 hereof and (c) to indemnify the “Landlord Parties” (as defined in Section 8.13) as provided in Section 8.1 hereof. Such assignment or subletting shall not relieve the Tenant named herein of any of the obligations of the Tenant hereunder and Tenant shall remain fully and primarily liable therefor and the liability of Tenant and such assignee (or subtenant, as the case may be) shall be joint and several. Further, and notwithstanding the foregoing, the provisions hereof shall not constitute a recognition of the sublease or the subtenant thereunder, as the case may be, and at Landlord’s option, upon the termination or expiration of the Lease (whether such termination is based upon a cause beyond Tenant’s control, a default of Tenant, the agreement of Tenant and Landlord or any other reason), the sublease shall be terminated.

(B) As Additional Rent, Tenant shall pay to Landlord as a fee for Landlord’s review of any proposed assignment or sublease requested by Tenant and the preparation of any associated documentation in connection therewith, within thirty (30) days after receipt of an invoice from Landlord, an amount equal to the sum of the reasonable out of pocket legal fees and other expenses incurred by Landlord in connection with such request, not to exceed $3,000 for any one transaction.

(C) If this Lease be assigned, or if the Premises or any part thereof be sublet or occupied by anyone other than Tenant, Landlord may upon prior notice to Tenant, at any time and from time to time after the occurrence of an Event of Default by Tenant, collect rent and other charges from the assignee, sublessee or occupant and apply the net amount collected to the rent and other charges herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of this covenant, or a waiver of the provisions of Sections 5.7 through 5.7.6 hereof, or the acceptance of the assignee, sublessee or occupant as a tenant or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant herein contained, the Tenant herein named to remain primarily liable under this Lease.

(D) The consent by Landlord to an assignment or subletting under Section 5.7.3 above, or the consummation of an assignment or subletting of right under Section 5.7.4 above, shall in no way be construed to relieve Tenant from obtaining the express consent in writing of Landlord to any further assignment or subletting, where such consent is required hereunder.

(E) On or after the occurrence, and during the continuance, of an “Event of Default” (defined in Section 7.1), Landlord shall be entitled to one hundred percent (100%) of any Assignment/Sublease Profits.

(F) Without limiting Tenant’s obligations under Section 5.13, Tenant shall be responsible, at Tenant’s sole cost and expense, for performing all work necessary to comply with Legal Requirements and Insurance Requirements in connection with any assignment or subletting hereunder including, without limitation, any work in connection with such assignment or subletting.

5.8 Right of Entry

Landlord, and its duly authorized representatives, shall, upon reasonable prior notice of at least forty-eight hours (except in the case of emergency, in which case no notice shall be required), have the right to enter the Premises (i) for the purposes of inspecting the condition of same and making such repairs, alterations, additions or improvements thereto as may be reasonably necessary if Tenant fails to do so as required hereunder (but the Landlord shall have no duty whatsoever to make any such inspections, repairs, alterations, additions or improvements except as otherwise provided in Sections 3.1, 4.1 and Exhibit B-1), (ii) to show and market the Premises to prospective tenants from and after such time as Tenant’s extension option has lapsed unexercised or, in the event Tenant has no extension option, during the twelve (12) months preceding expiration of the term of this Lease, and (iii) to show the Premises to prospective purchasers and mortgagees. In addition, to the extent that it is necessary to enter the Premises in order to access any area that serves any portion of the Building outside the Premises, then Tenant shall, upon as much advance notice as is practical under the circumstances, and in any event at least forty-eight (48) hours’ prior written notice (except that no notice shall be required in emergency situations), permit contractors engaged by Landlord or by other occupants of the Building to pass through the Premises in order to access such areas but only if accompanied by a representative of Landlord. Notwithstanding anything to the contrary contained herein, Tenant shall be entitled to have a representative present for any access by Landlord or any Landlord Parties in exercising its rights under this Section 2.4.

In the event Tenant sends a notice alleging the existence of a dangerous or unsafe condition, any requirements for prior notice or limitations on Landlord’s access to the Premises contained in this Lease shall be deemed waived by Tenant so that Landlord may immediately exercise its rights under this Section 5.8 and Section 9.16 in such manner as Landlord deems necessary in its sole discretion to remedy such dangerous or unsafe condition.

Notwithstanding the foregoing, Tenant, at its own expense may, as hereinafter set forth, designate one or more areas of the Premises to be “Secure Areas” (i.e., portions of the Premises to which Landlord shall not have a right of entry or access for any reason whatsoever (except as otherwise provided below). Tenant may, from time to time, exercise its right to create Secure Areas by delivering to Landlord, for Landlord’s written approval, a plan showing the location of any such Secure Areas. Landlord agrees that it will not unreasonably withhold, condition or delay such consent. If Landlord must gain access to a Secure Areas in a non-emergency situation, Landlord shall contact Tenant, and Landlord and Tenant shall arrange a mutually agreed upon time within two (2) business days of Landlord’s request for Landlord to have such access. Landlord shall be accompanied by an employee of Tenant or a party designated by Tenant (the “Escort”). Tenant shall make an Escort available to Landlord during business hours. At all times, Landlord shall comply with all reasonable security measures of the Tenant pertaining to the Secure Areas. If an emergency representing an imminent risk of injury to persons or material property damage in the Building or the Premises, including, without limitation, a suspected fire or flood, requires Landlord to gain access to the Secure Areas, Landlord may enter the Secure Areas without an Escort. If practicable under the circumstances, Landlord shall immediately notify (which may be oral notification) and request that Tenant make an Escort available to Landlord if time permits, and if Tenant shall not make an Escort available to accompany Landlord, then Tenant hereby authorizes Landlord to enter the Secure Areas forcibly or with a master key, and to enter without an Escort. If Tenant does designate any such Secured Areas as aforesaid, Landlord shall have no responsibility under this Lease for the provision of any services (other than utility services for which Landlord is responsible under this Lease) to such Secured Areas (including, without limitation, the non-utility services described in Section 4.1 above).

5.9 Floor Load; Prevention of Vibration and Noise

Not to place a load upon the Premises exceeding an average rate of 100 pounds of live load per square foot of floor area (partitions shall be considered as part of the live load); and not to move any safe, vault or other heavy equipment in, about or out of the Premises except in such manner and at such time as Landlord shall in each instance authorize; Tenant’s business machines and mechanical equipment which cause vibration or noise that may be transmitted to the Building structure or to any other space in the Building shall be so installed, maintained and used by Tenant so as to eliminate such vibration or noise.

5.10 Personal Property Taxes

To pay promptly when due all taxes which may be imposed upon “Tenant’s Property” (as defined in Section 8.4 hereof) in the Premises to whomever assessed.

5.11 Compliance with Laws

To comply with all applicable Legal Requirements now or hereafter in force regarding the operation of Tenant’s business and the use, condition, configuration and occupancy of the Premises, including, without limitation, the obligation to obtain all permits, entitlements, approvals, licenses or other governmental authorizations (collectively, the “Required Permits”) in connection therewith. In addition, Tenant shall, at its sole cost and expense, promptly comply with any Legal Requirements that relate to the Base Building (as hereinafter defined), but only to the extent such obligations are triggered by Tenant’s use of the Premises, other than for general office/research/laboratory use, or alterations, additions or improvements in the Premises performed or requested by Tenant. “Base Building” shall include the structural portions of the Building, the public restrooms and the Building mechanical, electrical and plumbing systems and equipment located in the internal core of the Building on the floor or floors on which the Premises are located. Tenant shall promptly pay all fines, penalties and damages that may arise out of or be imposed because of its failure to comply with the provisions of this Section 5.11

5.12 Payment of Litigation Expenses

As Additional Rent, to pay all reasonable costs, counsel and other fees incurred by Landlord in connection with the successful enforcement by Landlord of any obligations of Tenant under this Lease or in connection with any bankruptcy case involving Tenant or any guarantor (Landlord hereby similarly agreeing to pay all reasonable third party costs, counsel or other fees incurred by Tenant in connection with the successful enforcement by Tenant of any obligations of Landlord under this Lease or in connection with any bankruptcy case involving Landlord).

5.13 Alterations

Tenant shall not make alterations and additions to Tenant’s Premises except in accordance with plans and specifications therefor first approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. However, Landlord’s determination of matters relating to aesthetic issues relating to alterations, additions or improvements which are visible outside the Premises (including, without limitation, from common lobbies within the Building) shall be in Landlord’s reasonable discretion. Without limiting such standard Landlord shall not be deemed unreasonable for withholding approval of any alterations or additions (including, without limitation, any alterations or additions to be performed by Tenant under Article III) which (a) in Landlord’s reasonable opinion will adversely affect any structural or exterior element of the Building, any area or element outside of the Premises, or any facility or base building mechanical system serving any area of the Building outside of the Premises, or (b) involve or affect the exterior design, size, height, or other exterior dimensions of the Building or (c) will require unusual expense to readapt the Premises to normal office/research/laboratory use on Lease termination or expiration or increase the cost of construction or of insurance or taxes on the Building or of the services called for by Section 4.1 unless Tenant first gives assurance acceptable to Landlord for payment of such increased cost and that such readaptation will be made prior to such termination or expiration without expense to Landlord, (d) enlarge the Rentable Floor Area of the Premises, or (e) are inconsistent, in Landlord’s reasonable judgment, with alterations satisfying Landlord’s standards for new alterations in the Building. Landlord’s review and approval of any such plans and specifications and consent to perform work described therein shall not be deemed an agreement by Landlord that such plans, specifications and work conform with applicable Legal Requirements and requirements of insurers of the Building and the other requirements of this Lease with respect to Tenant’s insurance obligations (herein called “Insurance Requirements”) nor deemed a waiver of Tenant’s obligations under this Lease with respect to applicable Legal Requirements and Insurance Requirements nor impose any liability or obligation upon Landlord with respect to the completeness, design sufficiency or compliance of such plans, specifications and work with applicable Legal Requirements and Insurance Requirements nor give right to any other parties. Further, Tenant acknowledges that Tenant is acting for its own benefit and account, and that Tenant shall not be acting as Landlord’s agent in performing any work in the Premises, accordingly, no contractor, subcontractor or supplier shall have a right to lien Landlord’s interest in the Property in connection with any such work. Within thirty (30) days after receipt of an invoice from Landlord, Tenant shall pay to Landlord as a fee for Landlord’s review of any work or plans (excluding any review respecting initial improvements performed pursuant to Article III hereof for which a fee has previously been paid but including any review of plans or work relating to any assignment or subletting), as Additional Rent, an amount equal to the sum of: (i) $150.00 per hour for time spent by Landlord’s in-house personnel, plus (ii) all reasonable third party expenses incurred by Landlord to review Tenant’s plans and Tenant’s work. All alterations and additions shall be part of the Building unless and until Landlord shall specify the same for removal at the time of Landlord’s review and approval of the plans pursuant to the foregoing; provided that Landlord agrees that in no event shall Tenant be required to remove any standard office and laboratory alterations that in Landlord’s reasonable discretion would not require unusual and excessive cost to remove and restore the Premises to general office and laboratory use. All of Tenant’s alterations and additions and installation of furnishings shall be coordinated with any work being performed by Landlord and in such manner as to maintain harmonious labor relations and not to damage the Buildings or Site or interfere with construction or operation of the Buildings and other improvements to the Site and, except for installation of furnishings, shall be performed by Landlord’s general contractor or by contractors or workers first approved by Landlord. Except for work by Landlord’s general contractor, Tenant, before its work is started, shall secure all licenses and permits necessary therefor; deliver to Landlord a statement of the names of all its contractors and subcontractors and the estimated cost of all labor and material to be furnished by them; and cause each contractor to carry insurance in accordance with Section 8.14 herein and to deliver to Landlord certificates of all such insurance. Except with respect to purely cosmetic work, such as floor and wall coverings, Tenant shall also prepare and submit to Landlord a set of as-built plans, in both print and electronic forms, showing such work performed by Tenant to the Premises promptly after any such alterations, improvements or installations are substantially complete and promptly after any wiring or cabling for Tenant’s computer, telephone and other communications systems is installed by Tenant or Tenant’s contractor. Without limiting any of Tenant’s obligations hereunder, Tenant shall be responsible, as Additional Rent, for the costs of any alterations, additions or improvements in or to the Building that are required in order to comply with Legal Requirements as a result of any work performed by Tenant. Landlord shall have the right to provide such rules and regulations relative to the performance of any alterations, additions, improvements and installations by Tenant hereunder and Tenant shall abide by all such reasonable rules and regulations of which Tenant has received advance written notice and shall cause all of its contractors to so abide including, without limitation, payment for the costs of using Building services. Tenant agrees to pay promptly when due the entire cost of any work done on the Premises by Tenant, its agents, employees, or independent contractors, and not to cause or permit any liens for labor or materials performed or furnished in connection therewith to attach to the Premises or the Buildings or the Site and immediately to discharge any such liens which may so attach. Tenant shall pay, as Additional Rent, 100% of any Real Estate Taxes on the Property which shall, at any time after commencement of the Term, be expressly addressed by the taxing authority upon any alteration, addition or improvement to the Premises made by Tenant. Tenant acknowledges and agrees that Landlord shall be the owner of any additions, alterations and improvements in the Premises or the Building to the extent paid for by Landlord.

Notwithstanding the terms of Section 5.13, Tenant shall have the right, without obtaining the prior consent of Landlord but upon notice to Landlord given ten (10) days prior to the commencement of any work (which notice shall specify the nature of the work in reasonable detail), to make alterations, additions or improvements to the Premises where:

(a) the same are within the interior of the Premises within the Building, and do not affect the exterior of the Premises and the Building (including no signs on windows);

(b) the same do not affect the roof, any structural element of the Building, the mechanical, electrical, plumbing, heating, ventilating, air-conditioning and fire protection systems of the Building;

(c) the cost of any individual alteration, addition or improvement shall not exceed $400,000; and

(d) Tenant shall comply with the provisions of this Lease and if such work increases the cost of insurance or taxes or of services, Tenant shall pay for any such increase in cost;

provided, however, that Tenant shall, within fifteen (15) days after the making of such changes, send to Landlord plans and specifications describing the same in reasonable detail and provided further that Landlord, by notice to Tenant given not more than fifteen (15) days after Tenant’s delivery of such plans and specifications, may require Tenant to restore the Premises to its condition prior to such alteration, addition or improvement at the expiration or earlier termination of the Lease Term.

5.14 Vendors

Any vendors engaged by Tenant to perform services in or to the Premises including, without limitation, janitorial contractors and moving contractors shall be coordinated with any work being performed by or for Landlord and in such manner as to maintain harmonious labor relations and not to damage the Building or the Property or interfere with Building construction or operation and shall be performed by vendors first approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

5.15 OFAC

As an inducement to Landlord to enter into this Lease, Tenant hereby represents and warrants that: (i) Tenant is not, nor is fifty percent (50%) or more of Tenant owned or controlled directly or indirectly by, any person, group, entity or nation named on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control of the United States Treasury (“OFAC”) (any such person, group, entity or nation being hereinafter referred to as a “Prohibited Person”); (ii) Tenant is not (nor is fifty percent (50%) or more of Tenant owned, controlled, directly or indirectly, by any person, group, entity or nation which is) acting directly or indirectly for or on behalf of any Prohibited Person; and (iii) Tenant (and any person, group, or entity which Tenant controls, directly or indirectly) has not conducted nor will conduct business nor has engaged nor will engage in any transaction or dealing with any Prohibited Person that either may cause or causes Landlord to be in violation of any OFAC rule or regulation, including without limitation any assignment of this Lease or any subletting of all or any portion of the Premises. In connection with the foregoing, it is expressly understood and agreed that (x) any breach by Tenant of the foregoing representations and warranties shall be deemed an immediate Event of Default by Tenant under Section 7.1 of this Lease (without the benefit of notice or grace) and shall be covered by the indemnity provisions of Section 8.1 below, and (y) the representations and warranties contained in this subsection shall be continuing in nature and shall survive the expiration or earlier termination of this Lease.

5.16 Cleaning of Premises

Tenant shall be responsible, at its sole cost and expense, for janitorial and trash removal services and other biohazard disposal services for the laboratory areas of the Premises. Such services shall be performed by licensed (where required by law or governmental regulation), insured and qualified contractors approved in advance, in writing, by Landlord (which approval shall not be unreasonably withheld, delayed or conditioned) and on a sufficient basis to ensure that such areas are at all times kept neat and clean.

5.17 Pest Control

Tenant, at Tenant’s sole cost and expense, shall cause the Premises to be inspected on a reasonably regular basis (but no more than once per month) or as needed, and shall cause all portions of the Premises used for the storage, preparation, service or consumption of food or beverages to be cleaned daily in a reasonable manner, and to be treated against infestation by insects, rodents and other vermin and pests whenever there is evidence of any infestation. Tenant shall not permit any person to enter the Premises for the purpose of providing such inspection and/or extermination services, unless such persons have been approved by Landlord, which approval shall not be unreasonably withheld, delayed, or conditioned. If requested by Landlord, Tenant shall, at Tenant’s sole cost and expense, store any refuse generated in the Premises by the consumption of food or beverages in a cold box or similar facility.

5.18 Energy Conservation

Landlord may institute upon written notice to Tenant such policies, programs and measures as may be necessary, required, or expedient for the conservation and/or preservation of energy or energy services (collectively, the “Conservation Program”), provided however, that the Conservation Program does not, by reason of such policies, programs and measures, reduce the level of energy or energy services being provided to the Premises below the level of energy or energy services (i) then being provided in comparable combination laboratory, research and development and office buildings in the vicinity of the Premises, provided the same shall not come at a material cost to Tenant, or materially adversely affect Tenant’s use of the Premises for any of the Permitted Uses, or (ii) as may be necessary or required to comply with Legal Requirements or standards or the other provisions of this Lease. Upon receipt of such notice, Tenant shall reasonably cooperate to comply with the Conservation Program.

5.19 Recycling

Upon written notice, Landlord may establish policies, programs and measures for the recycling of paper, products, plastic, tin and other materials (a “Recycling Program”). Upon receipt of such notice, Tenant will comply with the Recycling Program at Tenant’s sole cost and expense.

5.20 pH System.

As part of the Tenant Improvement Work, Landlord shall install a pH neutralization system for the Premises in the Garage of the Building in a room that contains the pH systems of other tenants (Tenant to choose one of the two locations more particularly shown on Exhibit D-2, attached hereto). Tenant shall obtain a wastewater treatment operator permit (a “MWRA pH Permit”) from the Massachusetts Water Resources Authority (“MWRA”) for its use of its pH neutralization system. Tenant’s use of the pH neutralization system shall be subject to the following conditions:

(1) Tenant’s use of the pH neutralization system shall be at Tenant’s sole risk to the extent permitted pursuant to applicable laws (Landlord making no representation or warranty regarding the sufficiency of the pH neutralization system for Tenant’s use).

(2) Tenant’s use of the pH neutralization system shall be undertaken by Tenant in compliance with all applicable laws, including, but not limited to the MWRA pH Permit, required in connection with such use by Tenant.

(3) The pH neutralization system may be relocated by Landlord, at Landlord’s sole cost and expense, to another area in the Building, provided that such relocated pH neutralization system shall provide comparable functionality and utility to the pH neutralization system in its existing location and in performing such relocation there shall be no material interruption in Tenant’s use of the Premises for the Permitted Use.

(4) Tenant shall not introduce any substances or materials into the pH neutralization system which (x) are in violation of the terms of the MWRA pH Permit or any other MWRA permit, (y) are in violation of applicable laws, or (z) would interfere with the proper functioning of the pH neutralization system.

(5) From and after the initial installation of the pH neutralization system by Landlord, Tenant agrees to maintain such system in good condition and repair, and Landlord shall have no obligation to provide any services, including, without limitation, electric current, to such system.

At the expiration or earlier termination of the Term, Tenant shall decommission the pH neutralization system and may, in Tenant’s discretion, leave said pH neutralization system in place at the Building, all in accordance with applicable Legal Requirements, and Tenant shall provide any associated documentation of decommissioning to Landlord upon request therefor.

5.21 Vivarium

Tenant shall be responsible, at its sole expense, for the operations of its vivarium in accordance with all Legal Requirements and with best industry practices. Without limiting the general application of the foregoing, Tenant shall separately dispose of all waste products from the operation of Tenant’s vivarium, including, without limitation, dead animals, strictly in accordance with Legal Requirements. Landlord shall have the right, from time to time by written notice to Tenant, to promulgate reasonable rules and regulations with respect to the operation of Tenant’s vivarium so as to minimize any adverse effects that such operation may have on other occupants of the Building, including without limitation, regulations as to noise mitigation.

5.22 Rooftop Premises

(a) During the Term, subject to the availability of space thereon, Tenant shall have the right to use a portion of the rooftop of the Building designated by Landlord (the “Rooftop Premises”) for the installation of certain equipment (i.e., HVAC equipment, antennas, satellite dishes, etc.) approved by Landlord and purchased and installed by Tenant in accordance with the terms of this Lease (any equipment installed within the Rooftop Premises, as the same may be modified, altered or replaced during the Term, is collectively referred to herein as “Tenant’s Rooftop Equipment”). Landlord’s approval of such equipment shall not be unreasonably withheld, conditioned or delayed provided Tenant demonstrates to Landlord’s reasonable satisfaction that the proposed equipment (i) does not adversely interfere with any base building equipment operated by Landlord on the roof; (ii) will not affect the structural integrity of the Building or adversely impact the roof or the roof membrane in any manner; (iii) shall be adequately screened so as to minimize the visibility of such equipment; and (iv) shall be adequately sound-proofed to meet all requirements of Legal Requirements and specified maximum decibel levels for equipment operations. Tenant shall not install or operate Tenant’s Rooftop Equipment until Tenant has obtained and submitted to Landlord copies of all required governmental permits, licenses, and authorizations necessary for the installation and operation thereof, including compliance with the City of Waltham zoning requirements. In addition, Tenant shall comply with all reasonable construction rules and regulations promulgated by Landlord in connection with the installation, maintenance and operation of Tenant’s Rooftop Equipment. Landlord shall have no obligation to provide any services including, without limitation, electric current or gas service, to the Rooftop Premises or to Tenant’s Rooftop Equipment. Tenant shall be responsible for the cost of repairing and maintaining Tenant’s Rooftop Equipment and the cost of repairing any damage to the Building, or the cost of any necessary improvements to the Building, caused by or as a result of the installation, replacement and/or removal of Tenant’s Rooftop Equipment. Landlord makes no warranties or representations to Tenant as to the suitability of the Rooftop Premises for the installation and operation of Tenant’s Rooftop Equipment. In the event that at any time during the Term, Landlord determines, in its sole but bona fide business judgment, that the operation and/or periodic testing of Tenant’s Rooftop Equipment interferes with the operation of the Building or the business operations of any of the occupants of the Building, then Tenant shall, upon notice from Landlord, cause all further testing of Tenant’s Rooftop Equipment to occur after normal business hours.

(b) Without limiting the generality of the foregoing Section 5.22(a), subject to Legal Requirements and Landlord’s prior written approval of plans and specifications therefor (such approval not to be unreasonably withheld, conditioned or delayed), Tenant may install, operate and maintain, in the rooftop location shown on Exhibit D-1 attached or another location mutually agreed to by the parties (the “Generator Location”), an emergency generator and equipment related thereto (collectively, the “Emergency Back-up Equipment”) at Tenant’s sole cost and expense. Landlord shall have no obligation to provide any services including, without limitation, electric current or gas service, to the Emergency Back-up Equipment, provided, however, subject to Legal Requirements and Landlord’s prior written approval of plans and specifications therefor, Tenant may also install, maintain and operate necessary utility connections between the Emergency Back-up Equipment and the Premises (which utility connections shall be deemed part of the Emergency Back-up Equipment). Landlord may, in its sole and absolute discretion, require Tenant, at Landlord’s cost, to relocate any or all of the Emergency Back-up Equipment to a location with comparable functionality, which relocation shall be performed by Tenant within a reasonable period following such request (taking into account any reasonable time necessary to obtain permits and approvals for such work, Tenant hereby agreeing to use diligent good faith efforts to obtain the same and to promptly commence and prosecute to completion such relocation thereafter). Landlord agrees to require such relocation no more than once during the Term (provided that such limitation shall not apply to temporary relocations required in connection with any required maintenance, repair or replacement by Landlord). Landlord’s approval of the Emergency Back-up Equipment shall not be unreasonably withheld, conditioned or delayed. Tenant shall be responsible for the cost of repairing and maintaining the Emergency Back-up Equipment in good order, condition and repair and in compliance with Legal Requirements and for the cost of repairing any damage to the Property, or the cost of any necessary improvements to the Property, caused by or as a result of the installation, replacement and/or removal of the Emergency Back-up Equipment. Landlord makes no warranties or representations to Tenant as to the suitability of the Generator Location for the installation and operation of the Emergency Back-up Equipment. Tenant shall not install or operate the Emergency Back-up Equipment until Tenant has obtained and submitted to Landlord copies of all required governmental permits, licenses, and authorizations necessary for the installation and operation thereof. In addition, Tenant shall comply with all reasonable Rules and Regulations in connection with the installation, maintenance and operation of the Emergency Back-up

Equipment. Notwithstanding anything herein to the contrary, at Tenant’s election, Tenant may leave the Tenant’s Rooftop Equipment and the Emergency Back-up Equipment in place at the Building at the expiration of the Term.

5.23 Outside Patio

Provided that and so long as (i) Tenant has not assigned this Lease or subleased more than 25% of the Premises (except to a Permitted Transferee), and (ii) Tenant has received all applicable governmental permits and licenses relating thereto and required therefor, Landlord hereby grants to Tenant the license, during the Term of this Lease, to construct and use (subject to all applicable provisions of this Lease, including, without limitation, Section 5.13) an outdoor patio within that certain area adjacent to the Premises and marked as the “Outside Patio Area” on Exhibit D-3 hereto (the “Outside Patio Area”) for Tenant’s exclusive use and at Tenant’s sole cost and expense. Without limiting the generality of the foregoing, in no event shall any outside patio constructed by Tenant within the Outside Patio Area extend beyond the “Maximum Patio Area” shown on said Exhibit D-3. In all events Tenant shall use all efforts to maintain decorum and reduce the noise levels from the use of the Outside Patio Area. All landscaping, tables, umbrellas, chairs and other fixtures, equipment and personal property to be used in connection with Tenant’s use of the Outside Patio Area shall be subject to the approval of Landlord, which Landlord shall not unreasonably withhold, condition or delay. Tenant shall be responsible for cleaning the Outside Patio Area consistent with Section 5.16.

Without limiting other applicable provisions thereto: (i) Tenant shall be responsible, at Tenant’s cost and expense, for furnishing, maintaining (including, without limitation, keeping all tables, etc. clean and all debris picked up within such Outside Patio Area) and replacing any and all tables, umbrellas, chairs and other fixtures and equipment and personal property used in connection with Tenant’s use of the Outside Patio Area, for stacking and otherwise securing the same whenever Tenant is not using the Outside Patio Area, and for the removal of the same from the Outside Patio Area and storage thereof in a location designated by Tenant (which location may be in an off-site location) whenever the same are not in daily use, i.e., the same shall be stored during those seasons where outdoor seating is not appropriate, and Landlord shall have no responsibility or liability therefor, or for any damage, vandalism, theft, or the like with respect thereto; (ii) Tenant’s use of the Outside Patio Area shall be conducted in compliance with all applicable laws and all governmental rules, regulations, permits and approvals relating thereto; (iii) Tenant and its employees shall abide by any and all reasonable rules and regulations promulgated by Landlord with respect to the foregoing or otherwise relative to Tenant’s use of the Outside Patio Area, including, without limitation, any such rules and regulations affecting hours of operation, occupancy, and/or crowd and noise levels, etc.; and (iv) notwithstanding the exterior location of the Outside Patio Area, all provisions of this lease applicable to the Premises (other than the payment of Annual Fixed Rent or Additional Rent), including, without limitation, the provisions of Section 5.3, 5.13 and Article VIII hereof, shall be applicable to the Outside Patio Area and the Outside Patio Area shall for all purposes hereunder be included and considered to be within the Premises.

Notwithstanding anything to the contrary contained in this lease, in the event that (a) Tenant or its use of the Outside Patio Area fail to comply with Landlord’s said reasonable rules and regulations in any material respect, in Landlord’s good-faith judgment, or otherwise so fail to comply with the foregoing and all applicable provisions of this lease and (b) such failure continues for thirty (30) or more days after written notice thereof is given by Landlord to Tenant (but the second and any subsequent time in each lease-year that such notice is given, then the period to cure shall be ten (10) days and not thirty), then, in any such event, and without limiting Landlord’s other rights and remedies on account of the continuation thereof and the resulting default by Tenant thereunder, Landlord shall have the right to take such steps as Landlord determines to be necessary to remedy such failure, including, without limitation, the right, exercisable by giving notice thereof to Tenant, immediately to terminate all of Tenant’s rights hereunder to use and occupy the Outside Patio Area, whereupon the Outside Patio Area shall be removed from, and cease for all purposes to be part of, the Premises and Tenant promptly shall surrender and deliver up possession of the Outside Patio Area to Landlord in accordance with the provisions of this Lease applicable to the delivery thereof upon the expiration of the term hereof with respect to the Outside Patio Area portion of the Premises; and Tenant will promptly pay to Landlord, within thirty (30) days of Landlord’s written demand, all costs and expenses incurred by Landlord in remedying any such failure. Any such termination of Tenant’s rights to use the Outside Patio Area and the removal of such area from the Premises in accordance with the foregoing shall not affect this Lease insofar as it relates to the remainder of the Premises and, without limitation, as charges attributable to the Outside Patio Area or Tenant’s use thereof are imposed by the provisions of this Lease, any such termination of Tenant’s rights to use the Outside Patio Area and removal thereof from the Premises shall not reduce or otherwise affect the Annual Fixed Rent or any other charges and obligations of Tenant pursuant to the provisions of this Lease.

Further, without limiting the generality of the foregoing, a condition to Tenant’s being permitted to serve beer, wine and other alcoholic beverages within (and in no event outside of) the Outside Patio Area in accordance with the provisions of Section 1.1(h) hereof shall be that, prior to Tenant’s serving the same, Tenant shall obtain, at Tenant’s sole cost and expense, all Required Permits, licenses and approvals from all applicable governmental authorities to do so, as well as so-called “dram shop” liability insurance from carriers and in amounts reasonably acceptable to Landlord, the policies for which shall name Landlord as an additional insured.

5.24 CO2 Storage

(a) During the Term, subject to Legal Requirements and all applicable provisions of this Lease, including, without limitation, Section 5.4, Tenant may construct, install, operate and maintain, in one of the two locations shown on Exhibit D-5 attached hereto (Tenant to select among two specified options) a CO2 storage area (the selected location, the “CO2 Storage Area”) and a CO2 storage tank (the “CO2 Tank”). Landlord makes no warranties or representations to Tenant as to the suitability of the CO2 Storage Area for the installation and operation of the CO2 Tank. The CO2 Storage Area and CO2 Tank shall be constructed and installed, as applicable, in accordance with plans and specifications therefor that have been approved in advance, in writing, by Landlord and otherwise in accordance with the provisions of this Lease, including, without limitation, Section 5.13 hereof. Tenant’s plans for the CO2 Tank shall include a secondary containment system to protect against and contain any release of Hazardous Materials. Tenant shall inspect such secondary containment system, on a periodic basis which is sufficient to avoid leaks. Tenant shall be solely responsible for obtaining all necessary governmental and regulatory approvals and for the cost of constructing, installing, operating, maintaining and removing the CO2 Storage Area and CO2 Tank. Landlord shall cooperate with Tenant with respect to obtaining such approvals. Tenant shall not install or operate the CO2 Tank until Tenant has obtained and submitted to Landlord copies of all required governmental permits, licenses and authorizations necessary for the installation and operation of the CO2 Tank. In addition to, and without limiting Tenant’s obligations under the Lease, Tenant shall comply with all applicable environmental and fire prevention laws pertaining to the CO2 Tank. Tenant shall also be responsible for the cost of all utilities consumed in the operation of the CO2 Tank.

(b) Tenant shall be responsible for assuring that the construction, installation, maintenance, operation and removal of the CO2 Storage Area and the CO2 Tank shall in no way damage any portion of the Building or Property; provided, however, that: (i) Tenant shall not be responsible for any damage caused by the negligence or willful misconduct of Landlord or any Landlord Parties, and (ii) Landlord shall be responsible for all snow removal from the area immediately surrounding the CO2 Tank. To the maximum extent permitted by Law, the CO2 Tank and all appurtenances thereto shall be at the sole risk of Tenant, and Landlord shall have no liability to Tenant if the CO2 Tank or any appurtenant installations are damaged for any reason, except to the extent arising from Landlord’s negligence or willful misconduct. Except for Landlord’s negligence or willful misconduct and subject to Section 8.13, Tenant agrees to be responsible for any damage caused to the Building or Property in connection with the construction, installation, maintenance, operation or removal of the CO2 Storage Area and CO2 Tank. If the improper operation or maintenance of the CO2 Storage Area and CO2 Tank by Tenant or any Tenant Party shall result in an increase in the amount of the insurance premium for the Building, then Tenant shall be liable for the full amount of any such increase.

(c) Tenant shall be responsible for the construction, installation, operation, cleanliness, maintenance and removal of the CO2 Storage Area and CO2 Tank and the appurtenances at Tenant’s sole cost and expense, all of which shall remain the personal property of Tenant during the Term. Upon the expiration or earlier termination of the Lease, Tenant shall remove the CO2 Storage Area and CO2 Tank and restore the CO2 Storage Area to the condition it was in as of the Commencement Date. Subject to Section 8.13, Tenant shall repair any damage caused by such removal, including the patching of any holes to match, as closely as possible, the color surrounding the area where the CO2 Storage Area and CO2 Tank and appurtenances were attached. Such maintenance and operation shall be performed in a manner to avoid any unreasonable interference with any other tenants or Landlord. Tenant shall take the CO2 Storage Area “as is” in the condition in which the CO2 Storage Area is in as of the Commencement Date, without any obligation on the part of Landlord to prepare or construct the CO2 Storage Area for Tenant’s use or occupancy. Without limiting the foregoing, Landlord makes no warranties or representations to Tenant as to the suitability of the CO2 Storage Area for the installation and operation of the CO2 Tank. Tenant shall have no right to make any changes, alterations, additions, decorations or other improvements to the CO2 Storage Area without Landlord’s prior written consent which shall not be unreasonably withheld, conditioned or delayed. Tenant agrees to maintain the CO2 Storage Area and CO2 Tank in good condition and repair, provided that the CO2 Storage Area and CO2 Tank shall be subject to reasonable wear and tear.

(d) Tenant shall have access to the CO2 Tank and the CO2 Storage Area, and the surrounding area for the purpose of constructing, installing, repairing, maintaining, refilling and removing said CO2 Storage Area and CO2 Tank.

(e) Landlord shall have no obligation to provide any services, including, without limitation, electric current, to the CO2 Tank; provided, Tenant shall, at Tenant’s cost, have the right to bring such electric current to the CO2 Tank from the Premises.

ARTICLE VI

Casualty and Taking

6.1 Damage Resulting from Casualty

In case the Building or the Site are damaged by fire or casualty and such fire or casualty damage cannot, in the ordinary course, reasonably be expected to be repaired within one hundred eighty (180) days from the time that repair work would commence, Landlord may, at its election, terminate this Lease by notice given to Tenant within thirty (30) days after Landlord’s delivery to Tenant of Landlord’s estimate of restoration, specifying the effective date of termination. The effective date of termination specified by Landlord shall not be less than thirty (30) days nor more than forty-five (45) days after the date of notice of such termination.

In case during the last year of the Lease Term, the Premises are damaged by fire or casualty and such fire or casualty damage cannot, in the ordinary course, reasonably be expected to be repaired within one hundred twenty (120) days (and/or as to special work or work which requires long lead time then if such work cannot reasonably be expected to be repaired within such additional time as is reasonable under the circumstances given the nature of the work) from the time that repair work would commence, Tenant may, at its election, terminate this Lease by notice given to Landlord within thirty (30) days after receipt of Landlord’s estimate of restoration, specifying the effective date of termination. The effective date of termination specified by Tenant shall be not less than thirty (30) days nor more than forty-five (45) days after the date of notice of such termination.

Not later than thirty (30) days after the occurrence of any casualty damage to the Building, Landlord shall cause a reputable, independent contractor, engineer, insurance adjuster or other qualified professional to prepare an estimate of the time that would be required to restore the Building as required by this Article VI, which estimate shall be promptly delivered to Landlord and Tenant. Such estimate shall provide the basis for the termination rights, if any, of Landlord and Tenant under the preceding two paragraphs.

Unless terminated pursuant to the foregoing provisions, this Lease shall remain in full force and effect following any such damage subject, however, to the following provisions.

If the Building or the Site or any part thereof are damaged by fire or other casualty and this Lease is not so terminated, or Landlord or Tenant have no right to terminate this Lease, and in any such case the holder of any mortgage which includes the Building as a part of the mortgaged premises or any ground lessor of any ground lease which includes the Site as part of the demised premises allows the net insurance proceeds to be applied to the restoration of the Building (and/or the Site), Landlord promptly after such damage and the determination of the net amount of insurance proceeds available shall use due diligence to restore the Premises and the Building in the event of damage thereto (excluding “Tenant’s Property” (as defined in Section 8.4 hereof), except as expressly provided in the immediately following paragraph of this Section 6.1) into proper condition for use and occupation and a just proportion of the Annual Fixed Rent, Tenant’s Share of Operating Expenses and Tenant’s Share of Real Estate Taxes according to the nature and extent of the injury to the Premises shall be abated until the Premises shall have been put by Landlord substantially into such condition except for punch list items and long lead items. Notwithstanding anything herein contained to the contrary, Landlord shall not be obligated to expend for such repair and restoration any amount in excess of the net insurance proceeds.

Notwithstanding the foregoing, if Landlord is proceeding with the restoration of the Building and the Premises in accordance with the previous paragraph, Landlord shall also restore any alterations, additions or improvements within the Premises that are part of Tenant’s Property (x) which have previously been approved by Landlord in accordance with the terms and provisions of this Lease or which are existing in the Premises as of the date of this Lease or which have been performed in accordance with the provisions of Section 5.13 (including the requirement that Landlord be notified thereof), and (y) with respect to which Tenant has carried “all risk” insurance covering the loss or damage in accordance with Section 8.4 below and pays the proceeds of such insurance (or an amount equivalent thereto) to Landlord within five (5) business days following Landlord’s written request); provided, however, that in no event shall Landlord be required to fund any insufficiency in the insurance proceeds (or equivalent amount) provided by Tenant with respect to such loss or damage (or to fund any of the costs of restoration in the absence of any payment by Tenant).

Unless such restoration is completed within one (1) year from the date of the casualty or taking, such period to be subject, however, to extension where the delay in completion of such work is due to Force Majeure (as defined in Section 9.27) (but in no event beyond eighteen (18) months from the date of the casualty or taking), Tenant, as its sole and exclusive remedy, shall have the right to terminate this Lease at any time after the expiration of such one-year (as extended) period until the restoration is substantially completed, such termination to take effect as of the thirtieth (30th) day after the date of receipt by Landlord of Tenant’s notice, with the same force and effect as if such date were the date originally established as the expiration date hereof unless, within thirty (30) days after Landlord’s receipt of Tenant’s notice, such restoration is substantially completed, in which case Tenant’s notice of termination shall be of no force and effect and this Lease and the Lease Term shall continue in full force and effect.

6.2 Uninsured Casualty

Notwithstanding anything to the contrary contained in this Lease, if the Building or the Premises shall be substantially damaged by fire or casualty as the result of a risk not covered by the forms of casualty insurance at the time maintained by Landlord or required to be maintained by Landlord hereunder and such fire or casualty damage cannot, in the ordinary course, reasonably be expected to be repaired within ninety (90) days from the time that repair work would commence, Landlord may, at its election, terminate the Term of this Lease by notice to the Tenant given within sixty (60) days after such loss. If Landlord shall give such notice, then this Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof.

6.3 Rights of Termination for Taking

If the entire Building, or such portion of the Premises as to render the balance (if reconstructed to the maximum extent practicable in the circumstances) unsuitable for Tenant’s purposes in

Tenant’s commercially reasonable business judgment, shall be taken by condemnation or right of eminent domain, Landlord or Tenant shall have the right to terminate this Lease by notice to the other of its desire to do so, provided that such notice is given not later than thirty (30) days after Tenant has been deprived of possession. If either party shall give such notice, then this Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof.

Further, if (x) the entire Building shall be taken or (y) so much of the Building shall be so taken that continued operation of the Building would be uneconomic as a result of the taking, Landlord shall have the right to terminate this Lease by giving notice to Tenant of Landlord’s desire to do so not later than thirty (30) days after Tenant has been deprived of possession of the Premises (or such portion thereof as may be taken). If Landlord shall give such notice, then this Lease shall terminate as of the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof.

Should any part of the Premises be so taken or condemned during the Lease Term hereof, and should this Lease not be terminated in accordance with the foregoing provisions, and the holder of any mortgage which includes the Premises as part of the mortgaged premises or any ground lessor of any ground lease which includes the Site as part of the demised premises allows the net condemnation proceeds to be applied to the restoration of the Building, Landlord agrees that after the determination of the net amount of condemnation proceeds available to Landlord, Landlord shall use due diligence to put what may remain of the Premises into proper condition for use and occupation as nearly like the condition of the Premises prior to such taking as shall be practicable (excluding Tenant’s Property). Notwithstanding the foregoing, Landlord shall not be obligated to expend for such repair and restoration any amount in excess of the net condemnation proceeds made available to it.

If the Premises shall be affected by any exercise of the power of eminent domain, then the Annual Fixed Rent, Tenant’s Share of Operating Expenses and Tenant’s Share of Real Estate Taxes shall be justly and equitably abated and reduced according to the nature and extent of the loss of use thereof suffered by Tenant; and in case of a taking which permanently reduces the Rentable Floor Area of the Premises, a just proportion of the Annual Fixed Rent, Tenant’s Share of Operating Expenses and Tenant’s Share of Real Estate Taxes shall be abated for the remainder of the Lease Term.

6.4 Award

Landlord shall have and hereby reserves to itself any and all rights to receive awards made for damages to the Premises, the Buildings, the Property and the Site and the leasehold hereby created, or any one or more of them, accruing by reason of exercise of eminent domain or by reason of anything lawfully done in pursuance of public or other authority. Tenant hereby grants, releases and assigns to Landlord all Tenant’s rights to such awards, and covenants to execute and deliver such further assignments and assurances thereof as Landlord may from time to time request.

Nothing contained herein shall be construed to prevent Tenant from prosecuting in any condemnation proceeding a claim for the value of any of Tenant’s usual trade fixtures installed in the Premises by Tenant at Tenant’s expense and for relocation and moving expenses, provided that such action and any resulting award shall not affect or diminish the amount of compensation otherwise recoverable by Landlord from the taking authority.

ARTICLE VII

Default

7.1 Tenant’s Default

(a) If at any time subsequent to the date of this Lease any one or more of the following events (herein sometimes called an “Event of Default”) shall occur:

(i) Tenant shall fail to pay the fixed rent, Additional Rent or other charges for which provision is made herein on or before the date on which the same become due and payable, and the same continues for five (5) business days after written notice from Landlord to Tenant thereof; or

(ii) Landlord having rightfully given the notice specified in subdivision (i) above twice in any calendar year, Tenant shall thereafter in the same calendar year fail to pay the fixed rent, Additional Rent or other charges on or before the date on which the same become due and payable; or

(iii) Tenant shall assign its interest in this Lease or sublet any portion of the Premises in violation of the requirements of Sections 5.7 through 5.7.6 of this Lease; or

(iv) Tenant shall fail to maintain the general liability insurance required under this Lease, and the same continues for five (5) business days after notice from Landlord to Tenant thereof; or

(v) Tenant shall neglect or fail to perform or observe any other covenant herein contained on Tenant’s part to be performed or observed and Tenant shall fail to remedy the same within thirty (30) days after notice to Tenant specifying such neglect or failure, or if such failure is of such a nature that Tenant cannot reasonably remedy the same within such thirty (30) day period, Tenant shall fail to commence promptly to remedy the same and to prosecute such remedy to completion with diligence and continuity; or

(vi) Tenant’s leasehold interest in the Premises shall be taken on execution or by other process of law directed against Tenant; or

(vii) Tenant shall make an assignment for the benefit of creditors or shall file a voluntary petition in bankruptcy or shall be adjudicated bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future federal, state or other statute, law or regulation for the relief of debtors, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of

Tenant or of all or any substantial part of its properties, or shall admit in writing its inability to pay its debts generally as they become due; or

(viii) A petition shall be filed against Tenant in bankruptcy or under any other law seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future Federal, State or other statute, law or regulation and shall remain undismissed or unstayed for an aggregate of sixty (60) days (whether or not consecutive), or if any debtor in possession (whether or not Tenant) trustee, receiver or liquidator of Tenant or of all or any substantial part of its properties or of the Premises shall be appointed without the consent or acquiescence of Tenant and such appointment shall remain unvacated or unstayed for an aggregate of sixty (60) days (whether or not consecutive) then, and in any of said cases (notwithstanding any license of a former breach of covenant or waiver of the benefit hereof or consent in a former instance).

Landlord lawfully may, immediately or at any time thereafter, and without demand or further notice terminate this Lease by notice to Tenant, specifying a date not less than ten (10) days after the giving of such notice on which this Lease shall terminate, and this Lease shall come to an end on the date specified therein as fully and completely as if such date were the date herein originally fixed for the expiration of the Lease Term (Tenant hereby waiving any rights of redemption), and Tenant will then quit and surrender the Premises to Landlord, but Tenant shall remain liable as hereinafter provided.

(b) If this Lease shall have been terminated as provided in this Article, then Landlord may, without notice, re- enter the Premises, either by force, summary proceedings, ejectment or otherwise, and remove and dispossess Tenant and all other persons and any and all property from the same, as if this Lease had not been made, and Tenant hereby waives the service of notice of intention to re-enter or to institute legal proceedings to that end.

(c) In the event that this Lease is terminated under any of the provisions contained in Section 7.1 (a) or shall be otherwise terminated by breach of any obligation of Tenant, Tenant covenants and agrees forthwith to pay and be liable for, on the days originally fixed herein for the payment thereof, amounts equal to the several installments of rent and other charges reserved as they would, under the terms of this Lease, become due if this Lease had not been terminated or if Landlord had not entered or re-entered, as aforesaid, and whether the Premises be relet or remain vacant, in whole or in part, or for a period less than the remainder of the Term, and for the whole thereof, but in the event the Premises be relet by Landlord, Tenant shall be entitled to a credit in the net amount of rent and other charges received by Landlord in reletting, after deduction of all reasonable out of pocket expenses incurred in reletting the Premises (including, without limitation, remodeling costs, brokerage fees and the like), and in collecting the rent in connection therewith, in the following manner:

Amounts received by Landlord after reletting shall first be applied against such Landlord’s expenses, until the same are recovered, and until such recovery, Tenant shall pay, as of each day when a payment would fall due under this Lease, the amount which Tenant is obligated to pay under the terms of this Lease

(Tenant’s liability prior to any such reletting and such recovery not in any way to be diminished as a result of the fact that such reletting might be for a rent higher than the rent provided for in this Lease); when and if such expenses have been completely recovered, the amounts received from reletting by Landlord as have not previously been applied shall be credited against Tenant’s obligations as of each day when a payment would fall due under this Lease, and only the net amount thereof shall be payable by Tenant. Further, amounts received by Landlord from such reletting for any period shall be credited only against obligations of Tenant allocable to such period, and shall not be credited against obligations of Tenant hereunder accruing subsequent or prior to such period; nor shall any credit of any kind be due for any period after the date when the term of this Lease is scheduled to expire according to its terms.

Landlord agrees to use reasonable efforts to relet the Premises after Tenant vacates the same in the event this Lease is terminated based upon an Event of Default by Tenant hereunder. The marketing of the Premises in a manner similar to the manner in which Landlord markets other premises within Landlord’s control within the Building shall be deemed to have satisfied Landlord’s obligation to use “reasonable efforts” hereunder. In no event shall Landlord be required to (i) solicit or entertain negotiations with any other prospective tenant for the Premises until Landlord obtains full and complete possession of the Premises (including, without limitation, the final and unappealable legal right to relet the Premises free of any claim of Tenant), (ii) relet the Premises before leasing other vacant space in the Building, or (iii) lease the Premises for a rental less than the current fair market rent then prevailing for similar office/research/laboratory space in the Building.

(d) (i) In the alternative, Landlord may elect, by notice given to Tenant at any time after such termination and whether or not Landlord shall have collected any damages under subsection (c) above, but as final damages and in lieu of all other damages beyond the date of such notice, to require Tenant to pay such a sum as at the time of the giving of such notice represents the amount of the excess, if any, of (a) the discounted present value, at a discount rate of 6%, of the total rent and other charges which would have been payable by Tenant under this Lease from the date of such notice for what would be the then unexpired Lease Term if the Lease terms had been fully complied with by Tenant over and above (b) the discounted present value, at a discount rate of 6%, of the total rent and other charges that would be received by Landlord if the Premises were released at the time of such notice for the remainder of the Lease Term at the fair market value (including provisions regarding periodic increases in rent if such are applicable) prevailing at the time of such notice as reasonably determined by Landlord, plus all expenses which Landlord may have incurred with respect to the collection of such damages.

(ii) For the purposes of this Article, if Landlord elects to require Tenant to pay damages in accordance with the immediately preceding paragraph, the total rent shall be computed by assuming that Tenant’s Share of Real Estate Taxes, Tenant’s Share of Operating Expenses and Tenant’s share of excess electrical costs would be, for the balance of the unexpired Term from the date of such notice, the amount thereof (if any) for the immediately preceding annual period payable by Tenant to Landlord.

(e) In case of any Event of Default and re-entry, dispossession by summary proceedings or otherwise, Landlord may (i) re-let the Premises or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms which may at Landlord’s option be equal to or less than or exceed the period which would otherwise have constituted the balance of the Term of this Lease and may grant concessions, abatements or free rent to the extent that Landlord reasonably considers advisable or necessary to re-let the same and (ii) may make such alterations, repairs and decorations in the Premises as Landlord in its reasonable judgment considers advisable or necessary for the purpose of reletting the Premises; and the making of such alterations, repairs and decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid. Landlord shall in no event be liable in any way whatsoever for failure to re-let the Premises, or, in the event that the Premises are re-let, for failure to collect the rent under re-letting. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed, or in the event of Landlord obtaining possession of the Premises, by reason of the violation by Tenant of any of the covenants and conditions of this Lease.

(f) The specified remedies to which Landlord may resort hereunder are not intended to be exclusive of any remedies or means of redress to which Landlord may at any time be entitled lawfully, and Landlord may invoke any remedy (including the remedy of specific performance) allowed at law or in equity as if specific remedies were not herein provided for. Further, nothing contained in this Lease shall limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above.

7.2 Landlord’s Default

Landlord shall in no event be in default in the performance of any of Landlord’s obligations hereunder unless and until Landlord shall have failed to perform such obligations within thirty (30) days, after notice by Tenant to Landlord specifying wherein Landlord has failed to perform any such obligation, or, if such failure is of the nature that Landlord cannot reasonably remedy the same within such thirty (30) day period, Landlord shall fail to commence promptly to remedy the same within such thirty-day period and prosecute such remedy to completion with diligence. The Tenant shall not assert any right to deduct the cost of repairs or any monetary claim against the Landlord from rent thereafter due and payable, but shall look solely to the Landlord for satisfaction of such claim.

ARTICLE VIII

Insurance and Indemnity

8.1 Tenant’s Indemnity

(a) Indemnity. To the fullest extent permitted by law, Tenant waives any right to contribution against the Landlord Parties (as hereinafter defined) and agrees to indemnify and save harmless the Landlord Parties from and against all claims of whatever nature by a third party arising from or claimed to have arisen from (i) any act, omission or negligence of the Tenant Parties (as hereinafter defined); (ii) any accident, injury or damage whatsoever caused to any person, or to the property of any person, occurring in or about the Premises from the earlier of (A) the date on which any Tenant Party first enters the Premises for any reason or (B) the Commencement Date, and thereafter throughout and until the end of the Lease Term, and after the end of the Lease Term for so long after the end of the Lease Term as any of Tenant’s Property (as defined in Section 8.4) remains on the Premises, or Tenant or anyone acting by, through or under Tenant uses, occupies any part of, or accesses the Premises or any portion thereof; (iii) any accident, injury or damage whatsoever occurring outside the Premises but within the Building, or on common areas within the Office Park, where such accident, injury or damage results, or is claimed to have resulted, from any act, omission or negligence on the part of any of the Tenant Parties; or (iv) any breach of this Lease by Tenant. Tenant shall pay such indemnified amounts as they are incurred by the Landlord Parties. This indemnification shall not be construed to deny or reduce any other rights or obligations of indemnity that any of the Landlord Parties may have under this Lease. The indemnification rights of Landlord Parties provided in this Lease are their exclusive indemnification rights with respect to this Lease. Landlord Parties waive any additional rights to indemnification they may have against Tenant Parties with respect to this Lease under common law. Notwithstanding anything contained herein to the contrary, Tenant shall not be obligated to indemnify a Landlord Party for any claims to the extent that such Landlord Party’s damages in fact result from matters included in Landlord’s indemnity in Section 8.1.1 of this Article.

(b) Breach. In the event that Tenant breaches any of its indemnity obligations hereunder: (i) Tenant shall pay to the Landlord Parties all liabilities, loss, cost, or expense (including reasonable attorneys’ fees) incurred as a result of said breach; and (ii) the Landlord Parties may deduct and offset from any amounts due to Tenant under this Lease any amounts owed by Tenant pursuant to this Section 8.1(b).

(c) No limitation. The indemnification obligations under this Section 8.1 shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable by or for Tenant or any subtenant or other occupant of the Premises under workers’ compensation acts, disability benefit acts, or other employee benefit acts. Tenant waives any immunity from or limitation on its indemnity or contribution liability to the Landlord Parties based upon such acts.

(d) Subtenants and other occupants. Tenant shall require its subtenants and other occupants of the Premises to provide similar indemnities to the Landlord Parties in a form reasonably acceptable to Landlord.

(e) Survival. The terms of this Section 8.1 shall survive any termination or expiration of this Lease.

(f) Costs. The foregoing indemnity and hold harmless agreement shall include indemnity for all costs, expenses and liabilities (including, without limitation, attorneys’ fees and disbursements) incurred by the Landlord Parties in connection with any such claim or any action or proceeding brought thereon, and the defense thereof. In addition, in the event that any action or proceeding shall be brought against one or more Landlord Parties by reason of any such claim, Tenant, upon request from the Landlord Party, shall resist and defend such action or proceeding on behalf of the Landlord Party by counsel appointed by Tenant’s insurer (if such claim is covered by insurance without reservation) or otherwise by counsel reasonably satisfactory to the Landlord Party. The Landlord Parties shall not be bound by any compromise or settlement of any such claim, action or proceeding without the prior written consent of such Landlord Parties, which consent shall not be unreasonably withheld, conditioned or delayed.

(g) Landlord Parties and Tenant Parties. The term “Landlord Party” or “Landlord Parties” shall mean Landlord, any affiliate of Landlord, Landlord’s managing agents for the Building, each mortgagee (if any), each ground lessor (if any), and each of their respective partners, officers, shareholders, directors, members, trustees, beneficiaries, servants, employees, principals, contractors, licensees, agents or representatives. For the purposes of this Lease, the term “Tenant Party” or “Tenant Parties” shall mean Tenant, any affiliate of Tenant, any permitted subtenant or any other permitted occupant of the Premises, and each of their respective partners, officers, shareholders, directors, members, trustees, beneficiaries, servants, employees, principals, contractors, licensees, agents, invitees or representatives.

8.1.1 Landlord’s Indemnity. Subject to the limitations in Section 9.3 and in Section 8.2 and Section 8.13 of this Article, and to the extent not resulting from any act, omission, fault, negligence or misconduct of Tenant or its contractors, licensees, invitees, agents, servants or employees, Landlord waives its right to contribution and agrees to indemnify and save harmless Tenant from and against any claim by a third party arising from any injury to any person occurring in the Premises or in the Office Park after the date that possession of the Premises is first delivered to Tenant and until the expiration or earlier termination of the Lease Term, to the extent such injury results from the negligence or willful misconduct of Landlord or Landlord Parties, or from any breach or default by Landlord in the performance or observance of its covenants or obligations under this Lease; provided, however, that in no event shall the aforesaid indemnity render Landlord responsible or liable for any loss or damage to fixtures, personal property or other property of Tenant, and Landlord shall in no event be liable for any indirect or consequential damages. Tenant shall provide notice of any such third party claim to Landlord as soon as practicable. Landlord shall have the right, but not the duty, to defend the claim. The provisions of this Section shall not be applicable to (i) the holder of any mortgage now or hereafter on the Property or Building (whether or not such holder shall be a mortgagee in possession of or shall have exercised any rights under a conditional, collateral or other assignment of leases and/or rents respecting the Property or Building), or (ii) any person acquiring title as a result of, or subsequent to, a foreclosure of any such mortgage or a deed in lieu of foreclosure, except to the extent of liability insurance maintained by either of the foregoing. The indemnification rights of Tenant provided in this Lease are its exclusive indemnification rights with respect to this Lease. Tenant waives any additional rights to indemnification it may have against Landlord Parties with respect to this Lease under common law.

8.2 Tenant’s Risk

Tenant agrees to use and occupy the Premises, and to use such other portions of the Building and the Office Park as Tenant is given the right to use by this Lease at Tenant’s own risk. The Landlord Parties shall not be liable to the Tenant Parties for any damage, injury, loss, compensation, or claim (including, but not limited to, claims for the interruption of or loss to a Tenant Party’s business) based on, arising out of or resulting from any cause whatsoever, including, but not limited to, repairs to any portion of the Premises or the Building or the Office Park, any fire, robbery, theft, mysterious disappearance, or any other crime or casualty, any cyber attack affecting the Building, systems or any computer systems in the Premises, the actions of any other tenants of the Building or of any other person or persons, or any leakage in any part or portion of the Premises or the Building or the Office Park, or from water, rain or snow that may leak into, or flow from any part of the Premises or the Building or the Office Park, or from drains, pipes or plumbing fixtures in the Building or the Office Park. Any goods, property or personal effects stored or placed in or about the Premises shall be at the sole risk of the Tenant Party, and neither the Landlord Parties nor their insurers shall in any manner be held responsible therefor. The Landlord Parties shall not be responsible or liable to a Tenant Party, or to those claiming by, through or under a Tenant Party, for any loss or damage that may be occasioned by or through the acts or omissions of persons occupying adjoining premises or any part of the premises adjacent to or connecting with the Premises or any part of the Building or otherwise. The provisions of this section shall be applicable to the fullest extent permitted by law, and until the expiration or earlier termination of the Lease Term, and during such further period as any of Tenant’s Property remains on the Premises, or Tenant or anyone acting by, through or under Tenant uses, occupies any part of, or accesses the Premises or the Building.

8.3 Tenant’s Commercial General Liability Insurance

Tenant agrees to maintain in full force on or before the earlier of (i) the date on which any Tenant Party first enters the Premises for any reason or (ii) the Commencement Date, and thereafter throughout and until the end of the Lease Term, and after the end of the Lease Term for so long as any of Tenant’s Property remains on the Premises, or Tenant or anyone acting by, through or under Tenant uses, occupies any part of, or accesses the Premises or any portion thereof, a policy of commercial general liability insurance, on an occurrence basis, issued on a form at least as broad as Insurance Services Office (“ISO”) Commercial General Liability Coverage “occurrence” form CG 00 01 10 01 or another Commercial General Liability “occurrence” form providing equivalent coverage. Such insurance shall include contractual liability coverage. The minimum limits of liability of such insurance shall be $10,000,000 per occurrence, which may be satisfied through a combination of primary and excess/umbrella insurance. In addition, in the event Tenant hosts a function in the Premises, in the Building or on the Property, Tenant agrees to obtain, and cause any persons or parties providing services for such function to obtain, the appropriate insurance coverages as determined by Landlord (including liquor liability coverage, if applicable) and provide Landlord with evidence of the same.

8.4 Tenant’s Property Insurance

Tenant shall maintain at all times during the Term of this Lease, and during such earlier or later time as Tenant may be performing work in or to the Premises or have property, fixtures, furniture, equipment, machinery, goods, supplies, wares or merchandise on the Premises, and continuing thereafter so long as any of Tenant’s Property, remains on the Premises, or Tenant or anyone acting by, through or under Tenant uses, occupies any part of, or accesses the Premises or any portion thereof, business interruption insurance and insurance against loss or damage covered by the so-called “all risk” or equivalent type insurance coverage with respect to (i) Tenant’s property, fixtures, furniture, equipment, machinery, goods, supplies, wares and merchandise, and other property of Tenant located at the Premises, (ii) all additions, alterations and improvements made by or on behalf of the Tenant in the Premises (except to the extent paid for by Landlord in connection with this Lease) or existing in the Premises as of the date of this Lease (“Leasehold Improvements”), and (iii) any property of third parties, including but not limited to leased or rented property, in the Premises in Tenant’s care, custody, use or control, provided that such insurance in the case of (iii) may be maintained by such third parties, (collectively, “Tenant’s Property”). At the request of Landlord, Tenant shall provide to Landlord a detailed description of the Leasehold Improvements made by or on behalf of Tenant and the cost thereof. The business interruption insurance required by this section shall be in minimum amounts typically carried by prudent tenants engaged in similar operations, but in no event shall be in an amount less than the Annual Fixed Rent then in effect during any year during the Term, plus any Additional Rent due and payable for the immediately preceding year during the Term. The “all risk” insurance required by this section shall be in an amount at least equal to the full replacement cost of Tenant’s Property. In addition, during such time as Tenant is performing work in or to the Premises, Tenant, at Tenant’s expense, shall also maintain, or shall cause its contractor(s) to maintain, builder’s risk insurance for the full insurable value of such work. Landlord and such additional persons or entities as Landlord may reasonably request shall be named as loss payees, as their interests may appear, on the property insurance policy or policies required by this section for Leasehold Improvements. In the event of loss or damage covered by the “all risk” insurance required by this Lease, the responsibilities for repairing or restoring the loss or damage shall be determined in accordance with Article VI. To the extent that Landlord is obligated to pay for the repair or restoration of the loss or damage covered by the policy, Landlord shall be paid the proceeds of the “all risk” insurance covering the loss or damage. To the extent Tenant is obligated to pay for the repair or restoration of the loss or damage, covered by the policy, Tenant shall be paid the proceeds of the “all risk” insurance covering the loss or damage. If both Landlord and Tenant are obligated to pay for the repair or restoration of the loss or damage covered by the policy, the insurance proceeds shall be paid to each of them in the pro rata proportion of their obligations to repair or restore the loss or damage. If the loss or damage is not repaired or restored (for example, if the Lease is terminated pursuant to Article VI), the insurance proceeds shall be paid to Landlord and Tenant in the pro rata proportion of their relative contributions to the cost of the leasehold improvements covered by the policy.

8.5 Tenant’s Other Insurance

Tenant agrees to maintain in full force on or before the earlier of (i) the date on which any Tenant Party first enters the Premises for any reason or (ii) the Commencement Date, and thereafter throughout the end of the Term, and after the end of the Term for so long after the end of the Term as any of Tenant’s Property remains on the Premises or as Tenant or anyone acting by, through or under Tenant uses, occupies any part of, or accesses the Premises or any portion thereof, (1) automobile liability insurance (covering any automobiles owned or operated by Tenant at the Site); (2) worker’s compensation insurance as required by law; (3) employer’s liability insurance; and (4) Pollution Legal Liability (PLL) insurance with limits not less than $10,000,000 per occurrence covering loss arising out of on-site and off-site cleanup costs, on-site and off-site third-party bodily injury claims and third-party property damage claims. Such automobile liability insurance shall be in an amount not less than One Million Dollars ($1,000,000) for each accident. Such employer’s liability insurance shall be in an amount not less than One Million Dollars ($1,000,000) for each accident, One Million Dollars ($1,000,000) disease-policy limit, and One Million Dollars ($1,000,000) disease-each employee. Such PLL policy shall provide “new conditions” coverage for any pollution conditions and/or releases of Hazardous Materials (i) first occurring during the Term, and (ii) arising out of Tenant’s use and occupancy of the Premises, Property and the Office Park including, without limitation, the activities and operations of Tenant and the Tenant Parties. The PLL policy shall name Landlord and Landlord’s mortgagees (if any) as additional insureds and be primary and noncontributory as to any other insurance available to the additional insureds. The PLL policy shall also explicitly include coverage for all non-owned disposal sites utilized by the Tenant for waste disposal and coverage for low-level and other radioactive materials associated with Tenant’s activities (if any). In addition, the PLL policy shall not include an “insured v. insured” exclusion, any contaminant specific exclusions or any exclusions relating to specific activities/operations conducted by Tenant.

8.6 Requirements for Tenant’s Insurance

All insurance required to be maintained by Tenant pursuant to this Lease shall be maintained with responsible companies that are admitted to do business, and are in good standing in the Commonwealth of Massachusetts and that have a rating of at least “A-” and are within a financial size category of not less than “Class XV” in the most current Best’s Key Rating Guide or such similar rating as may be reasonably selected by Landlord. All such insurance shall: (1) be acceptable in form and content to Landlord in its reasonable discretion; and (2) contain a clause requiring the insurer to provide Landlord thirty (30) days’ prior written notice of cancellation or non-renewal. All commercial general liability, excess/umbrella liability and automobile liability insurance policies shall be primary and noncontributory. No such policy shall contain any self-insured retention greater than $100,000.00 for property insurance and $25,000.00 for commercial general liability insurance. Any deductibles and such self-insured retentions shall be deemed to be “insurance” for purposes of the waiver in Section 8.13 below. Landlord reserves the right from time to time to require Tenant to obtain higher minimum amounts of insurance based on such limits as are customarily carried with respect to similar properties in the area in which the Premises are located. The minimum amounts of insurance required by this Lease shall not be reduced by the payment of claims or for any other reason. In the event Tenant shall fail to obtain or maintain any insurance meeting the requirements of this Article, or to deliver such policies or certificates as required by this Article, Landlord may, at its option, on five (5) days’ notice to Tenant, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord within five (5) days after delivery to Tenant of bills therefor. Landlord reserves the right to use a third-party provider to administer the collection of Tenant’s insurance certificates and compliance with the insurance requirements hereunder. In the event Landlord chooses to do so, Landlord’s service provider will contact Tenant using Tenant’s Email Address for Insurance Matters listed in Section 1.1 to provide further information.

8.7 Additional Insureds

To the fullest extent permitted by law, the commercial general liability and auto insurance carried by Tenant pursuant to this Lease, and any additional liability insurance carried by Tenant pursuant to Section 8.5 of this Lease or any other provision of this Lease, shall name Landlord, Landlord’s managing agent, and such other persons as Landlord may reasonably request from time to time as additional insureds with respect to liability arising out of or related to this Lease or the operations of Tenant (collectively “Additional Insureds”). Such insurance shall provide primary coverage without contribution from any other insurance carried by or for the benefit of Landlord, Landlord’s managing agent, or other Additional Insureds. Such insurance shall also waive any right of subrogation against each Additional Insured. For the avoidance of doubt, each primary policy and each excess/umbrella policy through which Tenant satisfies its obligations under this Section 8.7 must provide coverage to the Additional Insureds that is primary and non-contributory.

8.8 Certificates of Insurance

On or before the earlier of (i) the date on which any Tenant Party first enters the Premises for any reason or (ii) the Commencement Date, Tenant shall furnish Landlord with certificates evidencing the insurance coverage required by this Lease, and renewal certificates shall be furnished to Landlord at least annually thereafter, and prior to the expiration date of each policy for which a certificate was furnished (acceptable forms of such certificates for liability and property insurance, respectively, as of the date hereof, are attached as Exhibit H, however, other forms of certificates may satisfy the requirements of this Section 8.8). Failure by the Tenant to provide the certificates or letters required by this Section 8.8 shall not be deemed to be a waiver of the requirements in this Section 8.8. Upon request by Landlord, a true and complete copy of any insurance policy required by this Lease shall be delivered to Landlord within ten (10) days following Landlord’s request.

8.9 Subtenants and Other Occupants

Tenant shall require its subtenants and other occupants of the Premises to provide written documentation evidencing the obligation of such subtenant or other occupant to indemnify the Landlord Parties to the same extent that Tenant is required to indemnify the Landlord Parties pursuant to Section 8.1 above, and to maintain insurance that meets the requirements of this Article, and otherwise to comply with the requirements of this Article, provided that the terms of this Section 8.9 shall not relieve Tenant of any of its obligations to comply with the requirements of this Article. Tenant shall require all such subtenants and occupants to supply certificates of insurance evidencing that the insurance requirements of this Article have been met and shall forward such certificates to Landlord on or before the earlier of (i) the date on which the subtenant first enters the Premises or (ii) the commencement of the sublease. Tenant shall be responsible for identifying and remedying any deficiencies in such certificates or policy provisions.

8.10 No Violation of Building Policies

Tenant shall not knowingly or intentionally commit or permit any violation of the policies of fire, boiler, sprinkler, water damage or other insurance covering the Office Park and/or the fixtures,

equipment and property therein carried by Landlord, or knowingly or intentionally do or permit anything to be done, or keep or permit anything to be kept, in the Premises, which in case of any of the foregoing (i) would result in termination of any such policies, (ii) would adversely affect Landlord’s right of recovery under any of such policies, or (iii) would result in reputable and independent insurance companies refusing to insure the Office Park or the property of Landlord in amounts reasonably satisfactory to Landlord.

8.11 Tenant to Pay Premium Increases

If, because of anything done, caused or permitted to be done, or omitted by Tenant (or its subtenant or other occupants of the Premises), the rates for liability, fire, boiler, sprinkler, water damage or other insurance on the Office Park or on the Property and equipment of Landlord or any other tenant or subtenant in the Building shall be higher than they otherwise would be in contemplation of the Permitted Uses contemplated herein, Tenant shall reimburse Landlord for the additional insurance premiums thereafter paid by Landlord because of the aforesaid reasons, such reimbursement to be made from time to time on Landlord’s demand.

8.12 Landlord’s Insurance

(a) Required insurance. Landlord shall maintain insurance against loss or damage with respect to the Building on an “all risk” or equivalent type insurance form, with customary exceptions, subject to such deductibles and self insured retentions as Landlord may reasonably determine, in an amount equal to at least the replacement value of the Building. Landlord shall also maintain such insurance with respect to any improvements, alterations, and fixtures of Tenant located at the Premises to the extent paid for by Landlord. The cost of such insurance shall be treated as a part of Landlord’s Operating Expenses. Payment for losses thereunder shall be made solely to Landlord.

(b) Optional insurance. Landlord may maintain such additional insurance with respect to the Building and the Office Park, including, without limitation, earthquake insurance, terrorism insurance, flood insurance, liability insurance and/or rent insurance, as Landlord may in its sole discretion elect. Landlord may also maintain such other insurance as may from time to time be required by the holder of any mortgage on the Building or Property. The cost of all such additional insurance shall also be part of the Landlord’s Operating Expenses.

(c) Blanket and self-insurance. Any or all of Landlord’s insurance may be provided by blanket coverage maintained by Landlord or any affiliate of Landlord under its insurance program for its portfolio of properties, or by Landlord or any affiliate of Landlord under a program of self-insurance, and in such event Landlord’s Operating Expenses shall include the portion of the reasonable cost of blanket insurance or self-insurance that is allocated to the Building.

(d) No obligation. Landlord shall not be obligated to insure, and shall not assume any liability of risk of loss for, Tenant’s Property, including any such property or work of Tenant’s subtenants or occupants. Landlord will also have no obligation to carry insurance against, nor be responsible for, any loss suffered by Tenant, subtenants or other occupants due to interruption of Tenant’s or any subtenant’s or occupant’s business.

8.13 Waiver of Subrogation

To the fullest extent permitted by law, and notwithstanding any term or provision of this Lease to the contrary, the parties hereto waive and release any and all rights of recovery against the other, and agree not to seek to recover from the other or to make any claim against the other, and in the case of Landlord, against all Tenant Parties, and in the case of Tenant, against all Landlord Parties, for any loss or damage incurred by the waiving/releasing party to the extent such loss or damage is insured under any insurance policy required by this Lease (including by self-insurance) or which would have been so insured had the party carried the insurance it was required to carry hereunder. Tenant shall obtain from its subtenants and other occupants of the Premises a similar waiver and release of claims against any or all of Tenant or Landlord. In addition, the parties hereto (and in the case of Tenant, its subtenants and other occupants of the Premises) shall procure an appropriate clause in, or endorsement on, any insurance policy required by this Lease pursuant to which the insurance company waives subrogation. The insurance policies required by this Lease shall contain no provision that would invalidate or restrict the parties’ waiver and release of the rights of recovery in this section. The parties hereto covenant that no insurer shall hold any right of subrogation against the parties hereto by virtue of such insurance policy.

8.14 Tenant’s Work

During such times as Tenant is performing work or having work or services performed in or to the Premises, Tenant shall require its contractors, and their subcontractors of all tiers, to obtain and maintain commercial general liability, automobile, workers compensation, employer’s liability, builder’s risk, and equipment/property insurance in such amounts and on such terms as are customarily required of such contractors and subcontractors on similar projects. The amounts and terms of all such insurance are subject to Landlord’s written approval, which approval shall not be unreasonably withheld. The commercial general liability and auto insurance carried by Tenant’s contractors and their subcontractors of all tiers pursuant to this Section 8.14 shall name the Additional Insureds as additional insureds with respect to liability arising out of or related to their work or services. Such insurance shall provide primary coverage without contribution from any other insurance carried by or for the benefit of Landlord, Landlord’s managing agent, or other Additional Insureds. Such insurance shall also waive any right of subrogation against each Additional Insured. Tenant shall obtain and submit to Landlord, prior to the earlier of (i) the entry onto the Premises by such contractors or subcontractors or (ii) commencement of the work or services, certificates of insurance evidencing compliance with the requirements of this Section 8.14.

ARTICLE IX

Miscellaneous Provisions

9.1 Waiver

Failure on the part of Landlord or Tenant to complain of any action or non-action on the part of the other, no matter how long the same may continue, shall never be a waiver by Tenant or Landlord, respectively, of any of its rights hereunder. Further, no waiver at any time of any of the provisions hereof by Landlord or Tenant shall be construed as a waiver of any of the other provisions hereof, and a waiver at any time of any of the provisions hereof shall not be construed as a waiver at any subsequent time of the same provisions. The consent or approval of Landlord or Tenant to or of any action by the other requiring such consent or approval shall not be construed to waive or render unnecessary Landlord’s or Tenant’s consent or approval to or of subsequent similar act by the other.

No payment by Tenant, or acceptance by Landlord, of a lesser amount than shall be due from Tenant to Landlord shall be treated otherwise than as a payment on account. The acceptance by Landlord of a check for a lesser amount with an endorsement or statement thereon, or upon any letter accompanying such check, that such lesser amount is payment in full, shall be given no effect, and Landlord may accept such check without prejudice to any other rights or remedies which Landlord may have against Tenant.

9.2 Cumulative Remedies

Except as expressly provided in this Lease, the specific remedies to which Landlord and Tenant may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which such party may be lawfully entitled to seek in case of any breach or threatened breach of any provisions of this Lease. In addition to the other remedies provided in this Lease, each of Tenant and Landlord shall be entitled to the restraint by injunction of the violation or attempted or threatened violation of any of the covenants, conditions or provisions of this Lease or to seek specific performance of any such covenants, conditions or provisions, provided, however, that the foregoing shall not be construed as a confession of judgment by Tenant.

9.3 Quiet Enjoyment

This Lease is subject and subordinate to all matters of record. Provided no Event of Default then exists, Tenant shall lawfully, peaceably and quietly have, hold, occupy and enjoy the Premises during the Term (exclusive of any period during which Tenant is holding over after the expiration or termination of this Lease without the consent of Landlord), without hindrance or ejection by any persons lawfully claiming by, through or under Landlord to have title to the Premises superior to Tenant, subject, however, to the terms of this Lease; the foregoing covenant of quiet enjoyment is in lieu of any other covenant, express or implied; and it is understood and agreed that this covenant and any and all other covenants of Landlord contained in this Lease shall be binding upon Landlord and Landlord’s successors, including ground or master lessees, only with respect to breaches occurring during Landlord’s or Landlord’s successors’ respective ownership of Landlord’s interest hereunder, as the case may be.

Further, Tenant specifically agrees to look solely to Landlord’s then equity interest in the Building at the time owned, or in which Landlord holds an interest as ground lessee, and Landlord’s interest in the proceeds of any fire or other casualty insurance policy, or any liability insurance policy (excluding, however, any self-insurance), but in the case of liability insurance, only to the extent of an unsatisfied loss event covered by Landlord’s indemnification obligation under Section 8.1.1 hereof, or condemnation award attributable thereto, for recovery of any judgment from Landlord; it being specifically agreed that neither Landlord (original or successor), nor any beneficiary of any trust of which any person holding Landlord’s interest is trustee, nor any member, manager, partner, director or stockholder, nor Landlord’s managing agent, shall ever be personally liable for any such judgment, or for the payment of any monetary obligation to Tenant. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or Landlord’s successors in interest, or any action not involving the personal liability of Landlord (original or successor), any successor trustee to the persons named herein as Landlord, or any beneficiary of any trust of which any person holding Landlord’s interest is trustee, or of any manager, member, partner, director or stockholder of Landlord or of Landlord’s managing agent to respond in monetary damages from Landlord’s assets other than Landlord’s equity interest aforesaid in the Building, but in no event shall Tenant have the right to terminate or cancel this Lease or to withhold rent or to set-off any claim or damages against rent as a result of any default by Landlord or breach by Landlord of its covenants or any warranties or promises hereunder, except in the case of a wrongful eviction of Tenant from the Premises (constructive or actual) by Landlord continuing after notice to Landlord thereof and a reasonable opportunity for Landlord to cure the same.

In the event that Landlord shall be determined to have acted unreasonably in withholding any consent or approval under this Lease, the sole recourse and remedy of Tenant in respect thereof shall be to specifically enforce Landlord’s obligation to grant such consent or approval, and in no event shall the Landlord be responsible for any damages of whatever nature in respect of its failure to give such consent or approval nor shall the same otherwise affect the obligations of Tenant under this Lease or act as any termination of this Lease.

In no event shall Landlord or Tenant ever be liable to the other party for any indirect or consequential damages or loss of profits or the like suffered from whatever cause, except as expressly set forth in Section 9.17 in the event of a holdover by Tenant.

9.4 Notice to Mortgagee and Ground Lessor

After receiving notice from any person, firm or other entity that it holds a mortgage which includes the Premises as part of the mortgaged premises, or that it is the ground lessor under a lease with Landlord, as ground lessee, which includes the Premises as a part of the demised premises, no notice from Tenant to Landlord shall be effective unless and until a copy of the same is given to such holder or ground lessor, and the curing of any of Landlord’s defaults by such holder or ground lessor within a reasonable time thereafter (including a reasonable time to obtain possession of the premises if the mortgagee or ground lessor elects to do so) shall be treated as performance by Landlord. For the purposes of this Section 9.4 or Section 9.14, the term “mortgage” includes a mortgage on a leasehold interest of Landlord (but not one on Tenant’s leasehold interest). If any mortgage is listed on Exhibit I then the same shall constitute notice from the holder of such mortgage for the purposes of this Section 9.4. Further no Annual Fixed Rent or Additional Rent may be paid by Tenant more than thirty (30) days in advance except with the prior written consent of all holder(s) of such mortgages and ground leases, and any such payment without such consent shall not be binding on such holder(s).

9.5 Assignment of Rents

With reference to any assignment by Landlord of Landlord’s interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to the holder of a mortgage or ground lease on property which includes the Premises, Tenant agrees:

(a) That the execution thereof by Landlord, and the acceptance thereof by the holder of such mortgage or the ground lessor, shall never be treated as an assumption by such holder or ground lessor of any of the obligations of Landlord hereunder, unless such holder, or ground lessor, shall, by notice sent to Tenant, specifically otherwise elect; and

(b) That, except as aforesaid, such holder or ground lessor shall be treated as having assumed Landlord’s obligations hereunder only upon foreclosure of such holder’s mortgage and the taking of possession of the Premises, or, in the case of a ground lessor, the assumption of Landlord’s position hereunder by such ground lessor.

In no event shall the acquisition of title to the Building and the land on which the same is located by a purchaser which, simultaneously therewith, leases the entire Building or such land back to the seller thereof be treated as an assumption by such purchaser-lessor, by operation of law or otherwise, of Landlord’s obligations hereunder, but Tenant shall look solely to such seller-lessee, and its successors from time to time in title, for performance of Landlord’s obligations hereunder subject to the provisions of Section 9.3 hereof. In any such event, this Lease shall be subject and subordinate to the lease to such purchaser provided that such purchaser agrees to recognize the right of Tenant to use and occupy the Premises upon the payment of rent and other charges payable by Tenant under this Lease and the performance by Tenant of Tenant’s obligations hereunder and provided that Tenant agrees to attorn to such purchaser. For all purposes, such seller-lessee, and its successors in title, shall be the landlord hereunder unless and until Landlord’s position shall have been assumed by such purchaser-lessor.

9.6 Surrender

No act or thing done by Landlord during the Lease Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid, unless in writing signed by Landlord. No employee of Landlord or of Landlord’s agents shall have any power to accept the keys of the Premises prior to the termination of this Lease. The delivery of keys to any employee of Landlord or of Landlord’s agents shall not operate as a termination of the Lease or a surrender of the Premises.

9.7 Brokerage

(A) Tenant warrants and represents that Tenant has not dealt with any broker in connection with the consummation of this Lease other than the broker, person or firm, if any, designated in Section 1.1 hereof; and in the event any claim is made against the Landlord relative to dealings by Tenant with brokers other than the Broker, if any, designated in Section 1.1 hereof, Tenant shall defend the claim against Landlord with counsel of Tenant’s selection first approved by Landlord (which approval will not be unreasonably withheld) and save harmless and indemnify Landlord on account of loss, cost or damage which may arise by reason of such claim.

(B) Landlord warrants and represents that Landlord has not dealt with any broker in connection with the consummation of this Lease other than the broker, person or firm, if any, designated in Section 1.1 hereof; and in the event any claim is made against the Tenant relative to dealings by Landlord with brokers other than the Broker, if any, designated in Section 1.1 hereof, Landlord shall defend the claim against Tenant with counsel of Landlord’s selection first approved by Tenant (which approval will not be unreasonably withheld) and save harmless and indemnify Tenant on account of loss, cost or damage which may arise by reason of such claim. Landlord agrees that it shall be solely responsible for the payment of brokerage commissions to the Broker for the Original Term of this Lease, if any, designated in Section 1.1 hereof.

9.8 Invalidity of Particular Provisions

If any term or provision of this Lease, including but not limited to any waiver of contribution or claims, indemnity, obligation, or limitation of liability or of damages, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

9.9 Provisions Binding, Etc.

The obligations of this Lease shall run with the land, and except as herein otherwise provided, the terms hereof shall be binding upon and shall inure to the benefit of the successors and assigns, respectively, of Landlord and Tenant and, if Tenant shall be an individual, upon and to his heirs, executors, administrators, successors and assigns. Each term and each provision of this Lease to be performed by Tenant shall be construed to be both a covenant and a condition. The reference contained to successors and assigns of Tenant is not intended to constitute a consent to subletting or assignment by Tenant.

9.10 Recording; Confidentiality

Tenant agrees not to record the within Lease, but each party hereto agrees, on the request of the other, to execute a so-called Notice of Lease or short form lease in form recordable and complying with applicable law and reasonably satisfactory to both Landlord’s and Tenant’s attorneys. In no event shall such document set forth rent or other charges payable by Tenant under this Lease; and any such document shall expressly state that it is executed pursuant to the provisions contained in this Lease, and is not intended to vary the terms and conditions of this Lease.

Tenant agrees that this Lease and the terms contained herein will be treated as strictly confidential and except as required by law, including, without limitation, as required to satisfy requirements of a publicly listed company (or except with the written consent of Landlord) Tenant shall not disclose the same to any third party except for Tenant’s partners, lenders, accountants and attorneys who have been advised of the confidentiality provisions contained herein and agree to be bound by the same. In the event Tenant is required by law to provide this Lease or disclose any of its terms, Tenant shall give Landlord prompt notice of such requirement prior to making disclosure so that Landlord may seek an appropriate protective order; provided, however, that the requirements set forth in this sentence shall not apply in connection with any disclosure to the extent required by law to satisfy filing requirements of a publicly listed company (provided Tenant shall give reasonable prior written notice to Landlord thereof and shall redact from any disclosure of this Lease any sensitive or confidential information if and to the extent permitted under applicable SEC rules and regulations). If failing the entry of a protective order Tenant is compelled to make disclosure, Tenant shall only disclose portions of the Lease which Tenant is required to disclose and will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to the information so disclosed.

9.11 Notices

Whenever, by the terms of this Lease, notice shall or may be given either to Landlord or to Tenant, such notice shall be in writing and shall be sent by overnight commercial courier or by registered or certified mail postage or delivery charges prepaid, as the case may be:

If intended for Landlord, addressed to Landlord at the address set forth in Article I of this Lease (or to such other address or addresses as may from time to time hereafter be designated by Landlord by like notice) with a copy to Landlord, Attention: Regional General Counsel.

If intended for Tenant, addressed to Tenant at the address set forth in Article I of this Lease (or to such other address or addresses as may from time to time hereafter be designated by Tenant by like notice).

Except as otherwise provided herein, all such notices shall be effective when received; provided, that (i) if receipt is refused, notice shall be effective upon the first occasion that such receipt is refused, (ii) if the notice is unable to be delivered due to a change of address of which no notice was given, notice shall be effective upon the date such delivery was attempted, (iii) if the notice address is a post office box number, notice shall be effective the day after such notice is sent as provided hereinabove or (iv) if the notice is to a foreign address, notice shall be effective two (2) days after such notice is sent as provided hereinabove.

Where provision is made for the attention of an individual or department, the notice shall be effective only if the wrapper in which such notice is sent is addressed to the attention of such individual or department. Any notice given by an attorney on behalf of Landlord or by Landlord’s managing agent shall be considered as given by Landlord and shall be fully effective. Any notice given by an attorney on behalf of Tenant shall be considered as given by Tenant and shall be fully effective.

In the event Tenant’s mailing address for notices or any email address for Tenant contained in Article I should change during the Term, Tenant shall promptly notify Landlord of the same.

Time is of the essence with respect to any and all notices and periods for giving notice or taking any action thereto under this Lease.

9.12 When Lease Becomes Binding and Authority

Employees or agents of Landlord have no authority to make or agree to make a lease or any other agreement or undertaking in connection herewith. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises, and this document shall become effective and binding only upon the execution and delivery hereof by both Landlord and Tenant. All negotiations, considerations, representations and understandings between Landlord and Tenant are incorporated herein and may be modified or altered only by written agreement between Landlord and Tenant, and no act or omission of any employee or agent of Landlord or Tenant shall alter, change or modify any of the provisions hereof. Landlord and Tenant hereby represent and warrant to the other that all necessary action has been taken to enter this Lease and that the person signing this Lease on behalf of Landlord and Tenant has been duly authorized to do so.

9.13 Section Headings

The titles of the Articles throughout this Lease are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Lease.

9.14 Rights of Mortgagee

This Lease shall be subject and subordinate to any mortgage now or hereafter on the Site or the Building, or both, and to each advance made or hereafter to be made under any mortgage, and to all renewals, modifications, consolidations, replacements and extensions thereof and all substitutions therefor provided that the holder of such mortgage agrees to recognize the rights of Tenant under this Lease (including, without limitation, the right to use and occupy the Premises) upon the payment of rent and other charges payable by Tenant under this Lease and the performance by Tenant of Tenant’s obligations hereunder as provided in a commercially reasonable form. In confirmation of such subordination and recognition, Tenant shall execute and deliver promptly such instruments of subordination and recognition as such mortgagee may reasonably request subject to receipt of such instruments of recognition from such mortgagee as Tenant may reasonably request. In the event that any mortgagee or its respective successor in title shall succeed to the interest of Landlord, then, this Lease shall nevertheless continue in full force and effect and Tenant shall and does hereby agree to attorn to such mortgagee or successor and to recognize such mortgagee or successor as its landlord. If any holder of a mortgage which includes the Premises, executed and recorded prior to the date of this Lease, shall so elect, this Lease and the rights of Tenant hereunder, shall be superior in right to the rights of such holder, with the same force and effect as if this Lease had been executed, delivered and recorded, or a statutory notice hereof recorded, prior to the execution, delivery and recording of any such mortgage. The election of any such holder shall become effective upon either notice from such holder to Tenant in the same fashion as notices from Landlord to Tenant are to be given hereunder or by the recording in the appropriate registry or recorder’s office of an instrument in which such holder subordinates its rights under such mortgage to this Lease.

If in connection with obtaining financing a bank, insurance company, pension trust or other institutional lender shall request reasonable modifications in this Lease as a condition to such financing, Tenant will not unreasonably withhold, delay or condition its consent thereto, provided that such modifications do not increase the monetary obligations of Tenant hereunder or materially adversely affect the leasehold interest hereby created.

9.15 Status Reports and Financial Statements

Recognizing that Landlord may find it necessary to establish to third parties, such as accountants, banks, potential or existing mortgagees, potential purchasers or the like, the then current status of performance hereunder, Tenant, within ten (10) business days after the request of Landlord made from time to time, will furnish to Landlord, or any existing or potential holder of any mortgage encumbering the Premises, the Building, the Site and/or the Property or any potential purchaser of the Premises, the Building, the Site and/or the Property, (each an “Interested Party”), a statement of the status of any matter pertaining to this Lease, including, without limitation, acknowledgments that (or the extent to which) each party is in compliance with its obligations under the terms of this Lease. In addition, Tenant shall deliver to Landlord, or any Interested Party designated by Landlord, financial statements of Tenant and any guarantor of Tenant’s obligations under this Lease, as reasonably requested in writing by Landlord, including, but not limited to financial statements for the past three (3) years. Notwithstanding the foregoing: (i) in no event shall Landlord request such statements more often than one (1) time per calendar year, unless such statements are requested by Landlord in connection with a sale or financing of the Building or an Event of Default by Tenant. Any non-public financial statements shall be treated as confidential and may be disclosed only (a) as required by administrative, judicial or governmental order or decree, (b) to prospective purchasers and lenders (and their respective accounting, financial and legal advisors) subject to the aforesaid requirements of confidentiality, or (c) as may be required by Legal Requirements. Any such status statement or financial statement delivered by Tenant pursuant to this Section 9.15 (or any financial statement otherwise delivered by Tenant in connection with this Lease or any future amendment hereto) may be relied upon by any Interested Party.

9.16 Self-Help

If Tenant shall at any time default in the performance of any obligation under this Lease,

Landlord shall have the right, but shall not be obligated, to enter upon the Premises and to perform such obligation notwithstanding the fact that no specific provision for such substituted performance by Landlord is made in this Lease with respect to such default. In performing such obligation, Landlord may make any payment of money or perform any other act. All sums so paid by Landlord (together with interest at the rate of two and one-half percentage points over the then prevailing prime rate in Boston as set by Bank of America, N.A., or its successor (but in no event greater than the maximum rate permitted by applicable law) and all costs and expenses in connection with the performance of any such act by Landlord, shall be deemed to be Additional Rent under this Lease and shall be payable to Landlord immediately on demand. Landlord may exercise the foregoing rights without waiving any other of its rights or releasing Tenant from any of its obligations under this Lease.

9.17 Holding Over

Any holding over by Tenant after the expiration or earlier termination of the term of this Lease shall be treated as a tenancy at sufferance and shall be on the terms and conditions as set forth in this Lease, as far as applicable except that for the first sixty (60) days of any such holdover, Tenant shall pay as a use and occupancy charge an amount equal to 150% of the Annual Fixed Rent and 100% of the Additional Rent calculated (on a daily basis) at the highest rate payable under the terms of this Lease; and thereafter, Tenant shall pay as a use and occupancy charge an amount equal to 200% of the Annual Fixed Rent and 100% of the Additional Rent calculated (on a daily basis) at the highest rate payable under the terms of this Lease, in each case for the period measured from the day on which Tenant’s hold-over commences and terminating on the day on which Tenant vacates the Premises. In addition, Tenant shall save Landlord, its agents and employees harmless and will exonerate, defend and indemnify Landlord, its agents and employees from and against any and all damages which Landlord may suffer on account of Tenant’s hold-over in the Premises after the expiration or prior termination of the term of this Lease; provided, however, that Tenant shall not be liable for indirect or consequential damages suffered or incurred by Landlord as a result of such hold over for the first 60 days of such hold over. Nothing in the foregoing nor any other term or provision of this Lease shall be deemed to permit Tenant to retain possession of the Premises or hold over in the Premises after the expiration or earlier termination of the Lease Term. All property which remains in the Building or the Premises after the expiration or termination of this Lease shall be conclusively deemed to be abandoned and may either be retained by Landlord as its property or sold or otherwise disposed of in such manner as Landlord may see fit. If any part thereof shall be sold, then Landlord may receive the proceeds of such sale and apply the same, at its option against the expenses of the sale, the cost of moving and storage, any arrears of rent or other charges payable hereunder by Tenant to Landlord and any damages to which Landlord may be entitled under this Lease and at law and in equity.

9.18 Extension Option

(A) On the conditions (which conditions Landlord may waive by written notice to Tenant) that both at the time of exercise of the option to extend and as of the commencement of the Extended Term in question (i) there exists no ongoing Event of Default, (ii) this Lease is still in full force and effect, and (iii) Tenant has neither assigned this Lease nor sublet more than thirty percent (30%) of the Premises (except for an assignment or subletting permitted without Landlord’s consent under Section 5.7.4 hereof), Tenant shall have the right to extend the Term hereof upon all the same terms, conditions, covenants and agreements herein contained (except for the Annual Fixed Rent which shall be adjusted during the option periods as hereinbelow set forth) for two (2) periods of five (5) years each as hereinafter set forth. Each option period is sometimes herein referred to as an “Extended Term.” Notwithstanding any implication to the contrary Landlord has no obligation to make any additional payment to Tenant in respect of any construction allowance or the like or to perform any work to the Premises as a result of the exercise by Tenant of any such option.

(B) If Tenant desires to exercise an option to extend the Term, then Tenant shall give notice (“Exercise Notice”) to Landlord, not later than twelve (12) months prior to the expiration of the then Term of this Lease (as it may have been previously extended) exercising such option to extend. If Tenant shall not have timely given Tenant’s Exercise Notice on or before the date twelve (12) months prior to the expiration of the then Term of this Lease (as it may have been previously extended), then such option shall be void and of no further force and effect. Within thirty (30) days after Landlord’s receipt of the Exercise Notice, Landlord shall provide Landlord’s quotation to Tenant of a proposed Annual Fixed Rent for the applicable Extended Term (“Landlord’s Rent Quotation”); provided, however, in no event shall Landlord be obligated to provide Landlord’s Rent Quotation more than eleven (11) months prior to the expiration of the Term of this Lease. If at the expiration of thirty (30) days after the date when Landlord provides such quotation to Tenant (the “Negotiation Period”), Landlord and Tenant have not reached agreement on a determination of an Annual Fixed Rent for such Extended Term and executed a written instrument extending the Term of this Lease pursuant to such agreement, then Tenant shall have the right, for thirty (30) days following the expiration of the Negotiation Period, to make a request to Landlord for a broker determination (the “Broker Determination”) of the Prevailing Market Rent (as defined in Exhibit K) for such Extended Term, which Broker Determination shall be made in the manner set forth in Exhibit K. If Tenant timely shall have requested the Broker Determination, then the Annual Fixed Rent for such Extended Term shall be the Prevailing Market Rent as determined by the Broker Determination. If Tenant does not timely request the Broker Determination, then the Annual Fixed Rent during the applicable Extended Term shall be equal to Landlord’s Rent Quotation.

(C) Upon the giving of the Exercise Notice by Tenant to Landlord exercising Tenant’s applicable option to extend the Lease Term in accordance with the provisions of Section 3.2 (B) above, then this Lease and the Lease Term hereof shall automatically be deemed extended, for the applicable Extended Term, without the necessity for the execution of any additional documents, except that Landlord and Tenant agree to enter into an instrument in writing setting forth the Annual Fixed Rent for the applicable Extended Term as determined in the relevant manner set forth in this Section 3.2; and in such event all references herein to the Lease Term or the Term of this Lease shall be construed as referring to the Lease Term, as so extended, unless the context clearly otherwise requires, and except that there shall be no further option to extend the Lease Term. Notwithstanding anything contained herein to the contrary, in no event shall Tenant have the right to exercise more than one extension option at a time and, further, Tenant shall not have the right to exercise its second extension option unless it has duly exercised its first extension option.

9.19 Security Deposit

(A) Concurrently with the execution of this Lease, Tenant shall pay to Landlord a security deposit in the amount of Four Million Four Hundred Thirty-Five Thousand Four Hundred Fifty and 00/100 Dollars ($4,435,450.00) and Landlord shall hold the same, throughout the Term of this Lease (including the Extended Term, if applicable), unless sooner returned to Tenant as provided in this Section 9.19, as security for the performance by Tenant of all obligations on the part of Tenant to be performed under this Lease. Such deposit shall be in the form of an irrevocable, unconditional, negotiable letter of credit (the “Letter of Credit”). The Letter of Credit shall (i) be issued by and drawn on a bank reasonably approved by Landlord and at a minimum having a long term issuer credit rating from Standard and Poor’s Professional Rating Service of A or a comparable rating from Moody’s Professional Rating Service, (ii) be substantially in the form attached hereto as Exhibit F or such other form as may be reasonably approved by Landlord, (iii) permit one or more draws thereunder to be made accompanied only by certification by Landlord or Landlord’s managing agent that pursuant to the terms of this Lease, Landlord is entitled to draw upon such Letter of Credit, (iv) permit transfers at any time without charge, (v) permit presentment in Boston, Massachusetts and (vi) provide that any notices to Landlord be sent to the notice address provided for Landlord in this Lease. If the credit rating for the issuer of such Letter of Credit falls below the standard set forth in (i) above or if any trustee, receiver or liquidator shall be appointed for the issuer, Landlord shall have the right to require that Tenant provide a substitute letter of credit that complies in all respects with the requirements of this Section, and Tenant’s failure to provide the same within thirty (30) days following Landlord’s written demand therefor shall entitle Landlord to immediately draw upon the Letter of Credit. Any such Letter of Credit shall be for a term of two (2) years (or for one (1) year if the issuer thereof regularly and customarily only issues letters of credit for a maximum term of one (1) year) and shall in either case provide for automatic renewals through the date which is ninety (90) days subsequent to the scheduled expiration of this Lease (as the same may be extended) or if the issuer will not grant automatic renewals, the Letter of Credit shall be renewed by Tenant each year and each such renewal shall be delivered to and received by Landlord not later than thirty (30) days before the expiration of the then current Letter of Credit (herein called a “Renewal Presentation Date”). In the event of a failure to so deliver any such renewal Letter of Credit on or before the applicable Renewal Presentation Date (including, without limitation, in the event of a notice of non-renewal from the issuer), Landlord shall be entitled to present the then existing Letter of Credit for payment and to receive the proceeds thereof, which proceeds shall be held as Tenant’s security deposit, subject to the terms of this Section 9.19. Any failure or refusal to honor the Letter of Credit shall be at Tenant’s sole risk and shall not relieve Tenant of its obligation hereunder with regard to the security deposit. Upon the occurrence of any Event of Default of Tenant, Landlord shall have the right from time to time without prejudice to any other remedy Landlord may have on account thereof, to draw on all or any portion of such deposit held as a Letter of Credit and to apply the proceeds of such Letter of Credit or any cash held as such deposit, or any part thereof, to Landlord’s damages arising from such Event of Default on the part of Tenant under the terms of this Lease. If Landlord so applies all or any portion of such deposit, Tenant shall within seven (7) business days after notice from Landlord (i) deposit cash with Landlord in an amount sufficient to restore such deposit to the full amount stated in this Section 9.19, (ii) provide Landlord with an amendment to the Letter of Credit which Landlord is then holding complying with the requirements of this Section 9.19, restoring it to the applicable amount stated in this Section 9.19, (iii) provide Landlord with an additional letter of credit complying with the requirements of this Section 9.19 and being in the applicable amount stated in this Section 9.19, or (iv) provide Landlord with a substitute Letter of Credit complying with the requirements of this Section 9.19 and being in the applicable amount stated in this Section 9.19. If Tenant is delivering a substitute Letter of Credit, as aforesaid, Landlord agrees to reasonably cooperate with Tenant at Tenant’s sole cost and expense to provide for a simultaneous exchange of the substitute Letter of Credit and the existing Letter of Credit through escrow or similar means. While Landlord holds any cash deposit Landlord shall have no obligation to pay interest on the same and shall have the right to commingle the same with Landlord’s other funds. Neither the holder of a mortgage nor the lessor in a ground lease on property which includes the Premises shall ever be responsible to Tenant for the return or application of any such deposit, whether or not it succeeds to the position of Landlord hereunder, unless such deposit shall have been received in hand by such holder or ground lessor.

(B) Landlord shall return a Six Hundred Thirty-Three Thousand Six Hundred Thirty-Six and 00/100 Dollars ($633,636.00) portion of such deposit to Tenant so that the remainder of such deposit shall be Three Million Eight Hundred One Thousand Eight Hundred Fourteen and 00/100 Dollars ($3,801,814.00) (or if such deposit is in the form of a Letter of Credit, Landlord shall exchange the Letter of Credit for a Letter of Credit delivered by Tenant which reduces the amount secured by the Letter of Credit by the amount stated hereinabove and otherwise in strict conformity with the requirements herein) on the first day of the sixth (6th) Rent Year of the Lease Term if (i) Tenant is not then in default under the terms of this Lease without the benefit of notice or grace, (ii) Landlord has not applied such deposit or any portion thereof to Landlord's damages arising from any default on the part of Tenant, whether or not Tenant has restored the amount so applied by Landlord and (iii) there have been no more than two (2) Event of Default occurrences during the Term.

If Tenant believes that it has satisfied all the conditions precedent to a reduction in the amount of the security deposit, then it shall request such reduction in writing to Landlord, which request shall certify to Landlord that all such conditions have been satisfied. If Landlord determines that all of the aforesaid conditions are met, the security deposit shall be so reduced in accordance with this Section. No Letter of Credit shall automatically reduce, but any reduction in the amount thereof shall require Landlord’s prior written notice to the issuer of the Letter of Credit of the reduced amount. Promptly after Landlord’s receipt of Tenant’s request for a reduction as described above, Landlord shall determine whether such a reduction is permitted in accordance with this Section, and if it is, Landlord shall notify the issuer of the Letter of Credit of the amount to which the Letter of Credit shall be reduced.

(C) Tenant not then being in default and having performed all of its obligations under this Lease, including the payment of all outstanding Annual Fixed Rent and Additional, Landlord shall return the deposit, or so much thereof as shall not have theretofore been applied in accordance with the terms of this Section 9.19, to Tenant on the expiration or earlier termination of the term of this Lease (as the same may have been extended) and surrender possession of the Premises by Tenant to Landlord in the condition required in the Lease at such time.

9.20 Late Payment

If Landlord shall not have received any payment or installment of Annual Fixed Rent or Additional Rent (the “Outstanding Amount”) on or before the date on which the same first becomes payable under this Lease (the “Due Date”), the amount of such payment or installment shall incur a late charge equal to the sum of: (a) five percent (5%) of the Outstanding Amount for administration and bookkeeping costs associated with the late payment and (b) interest on the Outstanding Amount from the Due Date through and including the date such payment or installment is received by Landlord, at a rate equal to the lesser of (i) the rate announced by Bank of America, N.A. (or its successor) from time to time as its prime or base rate (or if such rate is no longer available, a comparable rate reasonably selected by Landlord), plus two percent (2%), or (ii) the maximum applicable legal rate, if any. Such interest shall be deemed Additional Rent and shall be paid by Tenant to Landlord upon demand.

Landlord agrees to waive the late charges due hereunder for the first late payment by Tenant under this Lease per calendar year, provided that Landlord receives such payment from Tenant within five (5) business days after written notice from Landlord (provided further that if such payment is not received within the aforesaid five (5) business day period, interest on the Outstanding Amount will accrue as of the original Due Date). Any other late payments during that same calendar year shall be subject to the imposition of the late charge immediately following the Due Date as set forth above.

9.21 Tenant’s Payments

Each and every payment and expenditure, other than Annual Fixed Rent, shall be deemed to be Additional Rent or additional rent hereunder, whether or not the provisions requiring payment of such amounts specifically so state, and shall be payable, unless otherwise provided in this Lease, within thirty (30) days after written demand by Landlord, and in the case of the non-payment of any such amount, Landlord shall have, in addition to all of its other rights and remedies, all the rights and remedies available to Landlord hereunder or by law in the case of non-payment of Annual Fixed Rent. Unless expressly otherwise provided in this Lease, the performance and observance by Tenant of all the terms, covenants and conditions of this Lease to be performed and observed by Tenant shall be at Tenant’s sole cost and expense. Except as otherwise provided in Section 2.6 in connection with Tenant’s exercise of its audit rights, if Tenant has not objected to any statement of Additional Rent which is rendered by Landlord to Tenant within ninety (90) days after Landlord has rendered the same to Tenant, then the same shall be deemed to be a final account between Landlord and Tenant not subject to any further dispute. In the event that Tenant shall seek Landlord’s consent or approval under this Lease, then Tenant shall reimburse Landlord, upon demand, as Additional Rent, for all reasonable out of pocket costs and expenses, including legal and architectural costs and expenses, incurred by Landlord in processing such request, whether or not such consent or approval shall be given. Notwithstanding anything in this Lease to the contrary, if Landlord or any affiliate of Landlord has elected to qualify as a real estate investment trust (“REIT”), any service required or permitted to be performed by Landlord pursuant to this Lease, the charge or cost of which may be treated as impermissible tenant service income under the laws governing a REIT, may be performed by a taxable REIT subsidiary that is affiliated with either Landlord or Landlord’s property manager, an independent contractor of Landlord or Landlord’s property manager (the “Service Provider”). If Tenant is subject to a charge under this Lease for any such service, then, at Landlord’s direction, Tenant will pay such charge either to Landlord for further payment to the Service Provider or directly to the Service Provider, and, in either case, (i) Landlord will credit such payment against Additional Rent due from Tenant under this Lease for such service, and (ii) such payment to the Service Provider will not relieve Landlord from any obligation under the Lease concerning the provisions of such service.

9.22 Waiver of Trial By Jury

To induce Landlord to enter into this Lease, Tenant hereby waives any right to trial by jury in any action, proceeding or counterclaim brought by either Landlord or Tenant on any matters whatsoever arising out of or any way connected with this Lease, the relationship of the Landlord and the Tenant, the Tenant’s use or occupancy of the Premises and/or any claim of injury or damage, including but not limited to, any summary process eviction action.

To induce Tenant to enter into this Lease, Landlord hereby waives any right to trial by jury in any action, proceeding or counterclaim brought by either Landlord or Tenant on any matters whatsoever arising out of or any way connected with this Lease, the relationship of the Landlord and the Tenant, the Tenant’s use or occupancy of the Premises and/or any claim of injury or damage, including but not limited to, any summary process eviction action.

9.23 Electronic Signatures

The parties acknowledge and agree that this Lease may be executed by electronic signature, which shall be considered as an original signature for all purposes and shall have the same force and effect as an original signature. Without limitation, “electronic signature” shall include faxed versions of an original signature or electronically scanned and transmitted versions (e.g., via pdf or similar electronic counterpart including DocuSign) of an original signature.

9.24 Governing Law

This Lease shall be governed exclusively by the provisions hereof and by the law of the Commonwealth of Massachusetts, as the same may from time to time exist.

9.25 Light and Air

Tenant agrees that no diminution of light, air or view by any structure (inside or outside the Building) which may hereafter be erected or modified (whether or not by Landlord) shall entitle

Tenant to any reduction of rent hereunder, result in any liability of Landlord to Tenant, or in any other way affect this Lease.

9.26 Name of Building

Tenant shall not use the name of the Building or Office Park for any purpose other than as the address of the business conducted by Tenant in the Premises without the written consent of Landlord. Landlord reserves the right to change the name of the Building and/or the Office Park at any time in its sole discretion by written notice to Tenant and Landlord shall not be liable to Tenant for any loss, cost or expense on account of any such change of name.

9.27 Force Majeure

In the event Landlord or Tenant is in any way delayed, impeded, interrupted, stopped or prevented from performing any of its obligations under this Lease (except, with respect to Tenant, its obligations to give notice with respect to any option explicitly set forth in this Lease, to surrender the Premises as and when required by this Lease and with respect to both Landlord and Tenant to maintain insurance as required by this Lease) due to fire, casualty, act of God, epidemic, pandemic, breach of cyber security, strike, lockout, labor dispute or disruption, disruption in the supply chain or other inability by the exercise of reasonable diligence to obtain materials or parts, act of war, terrorism, breakdown, accident, civil commotion, laws, regulations, restrictions, orders, quarantines, construction moratoria or other action or inaction by any local, state or federal governmental or health authority (including, without limitation, any shelter-in-place orders, stay at home orders, occupancy restrictions or limitations or any restriction on travel related to the forgoing that preclude or restrict Landlord or Tenant or their agents, contractors or employees from accessing or using the Premises), or any other cause or event to the extent beyond such party’s reasonable control regardless of whether such cause or event is (i) related to the specifically enumerated causes or events in this paragraph or (ii) foreseeable or unforeseeable (each, an event of “Force Majeure”), such cause or event of Force Majeure shall excuse the performance of the obligation of such party under this Lease for a period equal to such delay, impediment, interruption, stoppage or prevention, including the time necessary to repair any damage caused by the Force Majeure event, if any. Notwithstanding anything to the contrary contained in this Lease and for avoidance of doubt, in no event will (i) any party be entitled to claim Force Majeure due to any act or inaction within its reasonable control, (ii) financial hardship constitute an event of Force Majeure nor (iii) any event of Force Majeure in any way affect, excuse, suspend, reduce or abate the obligation of Tenant to timely pay all rent and other charges payable by Tenant pursuant to the terms of this Lease, except as expressly provided in Article VI, or the obligation of Landlord to timely pay any amounts to Tenant pursuant to Exhibit B-1 or as otherwise required hereunder, or entitle either party to terminate this Lease, except as explicitly provided in Article VI.

9.28 Right of First Offer

(A) Subject to the Prior Leases (as hereinafter defined), and subject to the rights of and the tenants under the Prior Leases (the “Prior Tenants”), which rights are prior to the offer right of Tenant under this Section 9.28 notwithstanding that certain of the Prior Leases or amendments to Prior Leases may be executed by the Prior Tenants subsequent to the date of this Lease, and provided that the ROFO Exercise Conditions are satisfied at the time any portion of the First Offer Space becomes available for reletting, Landlord agrees not to enter into a lease or leases to relet any portion of the balance of the Building (the “First Offer Space”) without first giving to Tenant an opportunity to lease such space on the terms and conditions hereinafter provided. As used herein, “Prior Leases” means (i) those leases in the Building that are existing as of the date hereof and the terms thereof; and (ii) any lease entered into by Landlord for space in the Building that is vacant as of the date hereof; and (iii) any lease entered into by Landlord for all or any portion of the First Offer Space with respect to which Tenant does not timely exercise Tenant’s right of offer set forth in this Section 9.28, and in each of the foregoing cases (i), (ii) and (iii), the terms thereof, including, but not limited to, the original terms, any extension of said terms, and any expansion rights or options (but only to the extent expressly provided for under any such Prior Lease). If all or any portion of the First Offer Space becomes so available for reletting (the “Available First Offer Space”), Landlord shall notify Tenant of the availability of such Available First Offer Space and shall advise Tenant of the annual fair market rent for such Available First Offer Space as of the date when the same becomes so available for reletting based upon the use of such Available First Offer Space as first class lab/research and development space and the location of such space in the Building utilizing properties of similar character within the Boston West Suburban market (the “Annual Market Rent”) and other business terms upon which Landlord is willing to lease such space. As used herein, “ROFO Exercise Conditions” mean (i) there exists no ongoing “Event of Default” (as defined in Section 7.1) and there have not previously been more than four (4) monetary Events of Default during the Term, (ii) Tenant has not assigned this Lease or sublet more than thirty percent (30%) of the Premises (except for an assignment or subletting permitted under Section 5.7.4 hereof) and (iii) this Lease is still in full force and effect.

(B) If Tenant wishes to exercise Tenant's right of offer, Tenant shall do so, if at all, by giving Landlord notice within thirty (30) days after receipt of Landlord's notice to Tenant of the availability of the Available First Offer Space and of such terms, time being of the essence, (i) of Tenant's desire to lease the Available First Offer Space on the terms set forth in Landlord's notice or (ii) requesting a broker determination of the “Prevailing Market Rent” for the Available First Offer Space (the “First Offer Space Broker Determination”), to be made in the manner set forth in Exhibit K.

(C) If Tenant timely shall give the notice specified in subsection (B)(i) hereinabove, the same shall constitute an agreement to enter into an amendment to this Lease to incorporate the Available First Offer Space into the Premises, for a term that is coterminous with the Lease Term and upon all of the same terms and conditions contained in this Lease, except for the provisions of this Section 9.28, the Annual Fixed Rent for the Available First Offer Space which shall be equal to the Annual Market Rent in accordance with Exhibit K and those provisions which are inconsistent with the terms of Landlord’s notice. If Tenant timely shall have given the notice specified in subsection (B) (ii) above requesting the First Offer Space Broker Determination, then in order to exercise its right of first offer, Tenant, within thirty (30) days after receipt of the First Offer Space Broker Determination, shall give written notice to Landlord of Tenant's exercise of its right of offer pursuant to this Section, in which case the Annual Fixed Rent for the Available First Offer Space shall be the Prevailing Market Rent as determined by the First Offer Space Broker Determination. Upon the giving of notice by Tenant within said thirty (30) day period as provided in this subsection then the same shall constitute an agreement to enter into an amendment to this Lease to incorporate the Available First Offer Space into the Premises thereafter upon all the same terms, conditions, covenants and agreements contained in this Lease, except for the provisions of this Section 9.28, the Annual Fixed Rent for such space which shall be determined as described in this subsection and those provisions which are consistent with the terms of Landlord’s notice.

(D) If Tenant shall not so exercise such right to lease the Available First Offer Space within the periods specified in subsections (B) or (C) above, as applicable, time being of the essence in respect of such exercise, Landlord shall be free to enter into a lease or leases of such Available First Offer Space with another prospective tenant or tenants upon such terms and conditions as Landlord shall determine, which terms may include rights for options to extend the term or to expand the size of the premises under such lease or leases without again offering such Available First Offer Space to Tenant for lease, until such Available First Offer Space has been leased to a third party and thereafter again becomes “available for reletting” as determined by Landlord as provided above.

(E) Notwithstanding anything to the contrary provided in Section 9.28(A) above, if the Available First Offer Space shall be available for delivery to Tenant at any time during the last eighteen (18) months of the Original Term, then: (a) if there is not an available extension option which can be exercised pursuant to Section 9.18, Tenant shall not be entitled to lease the Available First Offer Space under this Section 9.28, and (b) if there is an available extension option which can be exercised pursuant to Section 9.18, then the term for such Available First Offer Space shall not be coterminous with the Original Term, but shall be for a term that expires at the expiration of the Extended Term, and in order to lease the Available First Offer Space in accordance with Section 9.28(B) above, Tenant must elect to extend the Original Term of the Lease for the entire Premises in accordance with the provisions of Section 9.18, at the same time that Tenant elects to lease the Available First Offer Space hereunder

(F) If Tenant shall exercise any such right of first offer and if, thereafter, the then occupant of the premises with respect to which Tenant shall have so exercised such right wrongfully fails to deliver possession of such premises at the time when its tenancy is scheduled to expire, commencement of the term of Tenant's occupancy and lease of such additional space shall, in the event of such holding over by such occupant, be deferred until possession of the additional space is delivered to Tenant. The failure of the then occupant of such premises to so vacate, shall not give Tenant any right to terminate this Lease (as herein amended) or to deduct from, offset against or withhold Annual Fixed Rent or additional rent or other charges payable under this Lease or any portions thereof.

[SIGNATURES ON FOLLOWING PAGE]

EXECUTED in two or more counterparts each of which shall be deemed to be an original.

LANDLORD:

BXP Waltham Woods LLC,

a Delaware limited liability company

By: Boston Properties Limited Partnership, a Delaware limited partnership, its non-member manager

                    By: Boston Properties, Inc.,

                                a Delaware corporation,

                                its general partner

                                By: /s/ Patrick Mulvihill

                                Name: Patrick Mulvihill

                                Title: SVP, Leasing

TENANT: TScan Therapeutics, Inc., a Delaware corporationrtifiSStamp_1]]

By:	/s/ David Southwell
Name:	David Southwell
Title:	Chief Executive Officer
Hereunto duly authorized